Exhibit 10.24

LOAN AND SECURITY AGREEMENT

Dated as of August 18, 2003

between

GLOBAL MARSH PROPERTY OWNER, LP

as Borrower

and

GERMAN AMERICAN CAPITAL CORPORATION,

as Lender

i

EXHIBITS AND SCHEDULES

EXHIBIT A	TITLE INSURANCE REQUIREMENTS, ENDORSEMENTS AND AFFIRMATIVE COVERAGES
EXHIBIT B	SURVEY REQUIREMENTS
EXHIBIT C	SINGLE PURPOSE ENTITY PROVISIONS
EXHIBIT D	ENFORCEABILITY OPINION REQUIREMENTS
EXHIBIT E	NON-CONSOLIDATION OPINION REQUIREMENTS
EXHIBIT F	COUNTERPARTY OPINION REQUIREMENTS
EXHIBIT G	FORM OF TENANT ESTOPPEL LETTER
EXHIBIT H	[INTENTIONALLY DELETED]
EXHIBIT I	FORM OF REA ESTOPPEL
EXHIBIT J	[INTENTIONALLY DELETED]
EXHIBIT K	BORROWER ORGANIZATIONAL STRUCTURE
EXHIBIT L	INTEREST RATE CAP AGREEMENT
EXHIBIT M	FORM OF ASSIGNMENT AND ACCEPTANCE AGREEMENT
EXHIBIT N	FORM OF SUBORDINATION, NON-DISTURBANCE AND ATTORNMENT AGREEMENT
EXHIBIT O	INTENTIONALLY OMITTED
EXHIBIT P	FORM OF TENANT NOTIFICATION LETTER
EXHIBIT Q	COUNTERPARTY ACKNOWLEDGMENT
EXHIBIT R	[INTENTIONALLY OMITTED]
EXHIBIT S	STANDARD FORM OF LEASE
EXHIBIT T	FORM OF INDEPENDENT MANAGER CERTIFICATE
EXHIBIT U	ARTICLE 8 “OPT IN” LANGUAGE

SCHEDULE I	REQUIRED TENANT ESTOPPELS
SCHEDULE II	LIST OF SECURITY DEPOSITS
SCHEDULE III	LITIGATION SCHEDULE
SCHEDULE IV	REA SCHEDULE
SCHEDULE V	ALLOCATED LOAN AMOUNTS

v

LOAN AND SECURITY AGREEMENT

THIS LOAN AND SECURITY AGREEMENT dated as of August 18, 2003 (as amended, restated, replaced, supplemented or otherwise modified from time to time, this Agreement), between GLOBAL MARSH PROPERTY OWNER, L.P., a Texas limited partnership (Borrower) having an office at c/o GI Partners, 2730 Sand Hill Road, Suite 280, Menlo Park, California 94025 and GERMAN AMERICAN CAPITAL CORPORATION, a Maryland corporation, having an address at 60 Wall Street, 10th Floor, New York, New York 10005 (together with its successors and assigns, Lender).

W I T N E S S E T H:

WHEREAS, Borrower desires to obtain the Loan (as hereinafter defined) from Lender;

WHEREAS, Lender is willing to make the Loan to Borrower, subject to and in accordance with the terms of this Agreement and the other Loan Documents (as hereinafter defined).

NOW, THEREFORE, in consideration of the making of the Loan by Lender and the covenants, agreements, representations and warranties set forth in this Agreement, the parties hereto hereby covenant, agree, represent and warrant as follows:

I.	DEFINITIONS; PRINCIPLES OF CONSTRUCTION

Section	1.1 Definitions.

For all purposes of this Agreement, except as otherwise expressly required or unless the context clearly indicates a contrary intent:

Account Agreement shall mean the Account and Control Agreement, dated the date hereof, among Lender, Borrower and Cash Management Bank.

Account Collateral shall have the meaning set forth in Section 3.1.2.

Acknowledgment shall mean the Acknowledgment, dated on or about the date hereof, made by Counterparty or, as applicable, Approved Counterparty in the form of Exhibit Q.

Additional Non-Consolidation Opinion shall have the meaning set forth in Section 4.1.29(b).

Affiliate shall mean, with respect to any specified Person, any other Person directly or indirectly controlling or controlled by or under direct or indirect common control with, or any general partner or managing member in, such specified Person. An Affiliate of a Person includes, without limitation, (i) any officer or director of such Person and (ii) any record or beneficial owner of more than 10% of any class of ownership interests of such Person. For the purposes of this definition,

“control” when used with respect to any specified Person means the power to direct the management and policies of such Person, directly or indirectly, whether through the ownership of voting securities or other beneficial interest, by contract or otherwise; and the terms “controlling” and “controlled” have the meanings correlative to the foregoing.

Agreement shall mean this Agreement, as the same may be amended, restated, replaced, supplemented or otherwise modified from time to time.

Allocated Loan Amount means with respect to each Individual Property, the amount specified with respect to such Individual Property on Schedule V.

ALTA shall mean American Land Title Association, or any successor thereto.

Alteration shall have the meaning set forth in Article X.

Annual Budget shall mean the operating budget for the Property prepared by Borrower or Manager, on Borrower’s behalf, pursuant to the Management Agreement, for the applicable Fiscal Year or other period setting forth, in reasonable detail, either Manager’s or Borrower’s, as the case may be, good faith estimates of the anticipated results of operations of the Property, including revenues from all sources, all Operating Expenses, management fees and Capital Expenditures.

Approved Bank shall have the meaning set forth in the Account Agreement.

Approved Counterparty shall mean a bank or other financial institution which has (a) either (i) a long-term unsecured debt rating of “AA” or higher by S&P; (b) a long-term unsecured debt rating of not less than “Aa2” by Moody’s; and (c) if the counterparty is rated by Fitch, either a long-term unsecured debt rating of not less than “AA” from Fitch or a short-term unsecured debt rating of not less than “F-2” from Fitch.

Assignment and Acceptance shall mean an assignment and acceptance entered into by Lender and an assignee, and accepted by Lender in accordance with Article XV and in substantially the form of Exhibit M or such other form customarily used by Lender in connection with the participation or syndication of mortgage loans at the time of such assignment.

Assignment of Leases shall mean that certain first priority Assignment of Leases, Rents and Security Deposits, dated as of the date hereof, from Borrower, as assignor, to Lender, as assignee, assigning to Lender all of Borrower’s interest in and to the Leases, Rents and Security Deposits as security for the Loan, as the same may be amended, restated, replaced, supplemented or otherwise modified from time to time.

Assignment of Management Agreement shall mean, collectively, that certain: (a) Manager’s Consent and Subordination of Management Agreement, dated as of the date hereof, among Lender, Borrower and CBRE, with respect to the Individual Properties located in the State of California, as the same may be amended, restated, replaced, supplemented or otherwise modified from time to time; and (b) Manager’s Consent and Subordination of Management Agreement, dated as of the date hereof, among Lender, Borrower and Trammell Crow, with respect to the Individual Property located in the State of Texas, as the same may be amended, restated, replaced, supplemented or otherwise modified from time to time.

Assignment of Management Agreement (Mortgage) shall mean, collectively, that certain: (a) Manager’s Consent and Subordination of Management Agreement, dated as of the date hereof, among Mortgage Lender, Mortgage Borrower and CBRE, with respect to the Individual Properties located in the State of California, as the same may be amended, restated, replaced, supplemented or otherwise modified from time to time; and (b) Manager’s Consent and Subordination of Management Agreement, dated as of the date hereof, among Mortgage Lender, Mortgage Borrower and Trammell Crow, with respect to the Individual Property located in the State of Texas, as the same may be amended, restated, replaced, supplemented or otherwise modified from time to time.

Bankruptcy Code shall mean Title 11, U.S.C.A., as amended from time to time and any successor statute thereto.

Borrower has the meaning set forth in the first paragraph of this Agreement.

Borrower’s Account shall mean account number 641624788 in the name of Borrower at Bank One, N.A. or a different account at such location as may be identified by Borrower by written notice to Lender from time to time.

Broker shall mean L.J. Melody & Company.

Building Equipment shall have the meaning set forth in the Security Instrument.

Business Day shall mean any day other than a Saturday, Sunday or any other day on which national banks in New York, California or in the state in which Servicer is located are not open for business. When used with respect to an Interest Determination Date, Business Day shall mean any day on which dealings in deposits in U.S. Dollars are transacted in the London interbank market.

CalPERS shall have the meaning set forth in Section 8.5.

Capital Expenditures shall mean any amount incurred in respect of capital items which in accordance with GAAP would not be included in Borrower’s annual financial statements for an applicable period as an operating expense of the Property and is not reasonably expected by Borrower to be a regularly recurring operating expense of the Property.

Cash shall mean the legal tender of the United States of America.

Cash and Cash Equivalents shall mean anyone or a combination of the following: (i) Cash, and (ii) U.S. Government Obligations.

Cash Management Bank shall mean Banc One or any successor Approved Bank acting as Cash Management Bank under the Account Agreement or other financial institution approved by the Lender and, if a Securitization has occurred, the Rating Agencies.

Casualty Amount shall mean $1,000,000.

CBRE shall mean CB Richard Ellis, Inc., a Delaware corporation.

Closing Date shall mean the date of this Agreement set forth in the first paragraph hereof.

Code shall mean the Internal Revenue Code of 1986, as amended, as it may be further amended from time to time, and any successor statutes thereto, and applicable U.S. Department of Treasury regulations issued pursuant thereto in temporary or final form.

Collateral Accounts shall have the meaning set forth in Section 3.1.1.

Collection Accounts shall mean the account specified herein for deposit of Rents and other receipts from the Property as provided herein.

Control shall mean (i) the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of a Person, whether through ownership of voting securities, by contract or otherwise and (ii) the ownership, direct or indirect, of no less than 51% of the voting securities of such Person, and the terms Controlled, Controlling and Common Control shall have correlative meanings.

Counterparty shall mean, with respect to the Interest Rate Cap Agreement, SMBC Derivative Products Limited and with respect to any Replacement Interest Rate Cap Agreement, any substitute Approved Counterparty.

Counterparty Opinion shall have the meaning set forth in Section 9.3(g).

Cut-Off Date shall have the meaning set forth in Section 6.2.3.

DBS shall have the meaning set forth in Section 14.4.2(b).

DBS Group shall have the meaning set forth in Section 14.4.2(b).

Debt shall mean, with respect to any Person at any time, (a) indebtedness or liability of such Person for borrowed money whether or not evidenced by bonds, debentures, notes or other instruments, or for the deferred purchase price of property or services; (b) obligations of such Person as lessee under leases which should have been or should be, in accordance with GAAP, recorded as capital leases; (c) current liabilities of such Person in respect of unfunded vested benefits under plans covered by Title IV of ERISA; (d) obligations issued for, or liabilities incurred on the account of, such Person; (e) obligations or liabilities of such Person arising under letters of credit, credit facilities or other acceptance facilities; (f) obligations of such Person under any guarantees or other agreement to become secondarily liable for any obligation of any other Person, endorsements (other than for collection or deposit in the ordinary course of business) and other contingent obligations to purchase, to provide funds for payment, to supply funds to invest in any Person or otherwise to assure a creditor against loss; (g) obligations of such Person secured by any Lien on any property of such Person, whether or not the obligations have been assumed by such Person; or (h) obligations of such Person under any interest rate or currency exchange agreement.

Debt Service shall mean, with respect to any particular period of time, scheduled interest payments under the Note.

Debt Service Reserve Account shall have the meaning set forth in Section 3.1.1.

Default shall mean the occurrence of any event hereunder or under any other Loan Document which, but for the giving of notice or passage of time, or both, would be an Event of Default.

Default Rate shall have the meaning set forth in the Note.

Deficiency shall have the meaning set forth in Section 6.2.4(b).

Disclosure Documents shall have the meaning set forth in Section 14.4.1

Eligible Account has the meaning set forth in the Account Agreement.

Environmental Certificate shall have the meaning set forth in Section 12.2.1.

Environmental Claim shall mean any claim, action, cause of action, investigation or written notice by any Person alleging potential liability (including potential liability for investigatory costs, cleanup costs, natural resource damages, property damages, personal injuries or penalties) arising out of, based upon or resulting from (a) the presence, threatened presence, release or threatened release into the environment of any Hazardous Materials from or at the Property, or (b) the violation, or alleged violation, of any Environmental Law relating to the Property.

Environmental Event shall have the meaning set forth in Section 12.2.1.

Environmental Indemnity shall mean the Environmental Indemnity, dated the date hereof, made by Guarantor in favor of Lender.

Environmental Laws shall have the meaning provided in the Environmental Indemnity.

Environmental Reports shall have the meaning set forth in Section 12.1.

ERISA shall mean the United States Employee Retirement Income Security Act of 1974, as amended from time to time, and the regulations promulgated and the rulings issued thereunder.

Event of Default shall have the meaning set forth in Section 17.1(a).

Excess Cash Flow shall have the meaning set forth in Section 3.1.5.

Exchange Act shall have the meaning set forth in Section 14.4.1.

Exculpated Parties shall have the meaning set forth in Section 18.1.1.

Excusable Delay shall mean a delay solely due to acts of god, governmental restrictions, stays, judgments, orders, decrees, enemy actions, civil commotion, fire, casualty, strikes, work stoppages, shortages of labor or materials or other causes beyond the reasonable control of Borrower, but Borrower’s lack of funds in and of itself shall not be deemed a cause beyond the control of Borrower.

Fiscal Year shall mean each twelve (12) month period commencing on January 1 and ending on December 31 during each year of the term of the Loan or the portion of any such 12-month period falling within the term of the Loan in the event that such a 12-month period occurs partially before or after, or partially during, the term of the Loan.

Fitch shall mean Fitch Rating, Inc.

TI and Leasing Reserve Account shall have the meaning set forth in Section 3.1.1.

GAAP shall mean the generally accepted accounting principles set forth in the opinions and pronouncements of the Accounting Principles Board and the American Institute of Certified Public Accountants and statements and pronouncements of the Financial Accounting Standards Board (or agencies with similar functions of comparable stature and authority within the accounting profession), or in such other statements by such entity as may be in general use by significant segments of the U.S. accounting profession, to the extent such principles are applicable to the facts and circumstances on the date of determination.

General Partner shall mean Global Marsh General Partner, LLC, a Delaware limited liability company.

Governmental Authority shall mean any court, board, agency, commission, office or other authority of any nature whatsoever for any governmental unit (federal, state, county, district, municipal, city or otherwise) whether now or hereafter in existence.

Guarantor shall mean Global Innovation Partners, LLC, a Delaware limited liability company.

Hazardous Materials shall have the meaning provided in the Environmental Indemnity.

Holding Account shall have the meaning set forth in Section 3.1.1.

Impositions shall mean all taxes (including all ad valorem, sales (including those imposed on lease rentals), use, single business, gross receipts, value added, intangible transaction, privilege or license or similar taxes), governmental assessments (including all assessments for public improvements or benefits, whether or not commenced or completed prior to the date hereof and whether or not commenced or completed within the term of this Agreement), water, sewer or other rents and charges, excises, levies, fees (including license, permit, inspection, authorization and similar fees), and all other governmental charges, in each case whether general or special, ordinary or extraordinary, or foreseen or unforeseen, of every character in respect of the Property and/or any Rents (including all interest and penalties thereon), which at any time prior to, during or in respect of the term hereof may be assessed or imposed on or in respect of or be a Lien upon (a) Borrower (including all income, franchise, single business or other taxes imposed on Borrower for the privilege of doing business in the jurisdiction in which the Property is located), (b) the Property, or any other collateral delivered or pledged to Lender in connection with the Loan, or any part thereof, or any Rents therefrom or any estate, right, title or interest therein, or (c) any occupancy, operation, use or possession of, or sales from, or activity conducted on, or in connection with the Property or the leasing or use of all or any part thereof. Nothing contained in this Agreement shall be construed to require Borrower to pay any tax, assessment, levy or charge imposed on (i) any tenant occupying any portion of the Property, (ii) any third party manager of the Property, including any Manager, or (iii) Lender in the nature of a capital levy, estate, inheritance, succession, income or net revenue tax.

Improvements shall have the meaning set forth in the Security Instrument.

Increased Costs shall have the meaning set forth in Section 2.4.1.

Indebtedness shall mean, at any given time, the Principal Amount, together with all accrued and unpaid interest thereon and all other obligations and liabilities due to Lender pursuant hereto, under the Note or in accordance with the other Loan Documents and all other amounts, sums and expenses paid by (and not previously reimbursed) or payable to Lender hereunder or pursuant to the Note or the other Loan Documents.

Indemnified Parties shall have the meaning set forth in Section 19.12(b).

Independent shall mean, when used with respect to any Person, a Person who: (i) does not have any direct financial interest or any material indirect financial interest in any Borrower or in any Affiliate of any Borrower, (ii) is not connected with any Borrower or any Affiliate of any Borrower that owns a direct or indirect ownership interest in Borrower, as an officer, employee, promoter, underwriter, trustee, partner, member, manager, creditor, director, supplier, customer or person performing similar functions and (iii) is not a member of the immediate family of a Person defined in (i) or (ii) above.

Independent Accountant shall mean a firm of nationally recognized, certified public accountants which is Independent and which is selected by Borrower and reasonably acceptable to Lender.

Independent Architect shall mean an architect, engineer or construction consultant selected by Borrower which is Independent, licensed to practice in the State, if required by applicable law, and has at least five (5) years of architectural experience and which is reasonably acceptable to Lender.

Independent Director, Independent Manager, or Independent Member shall mean a Person who is not and will not be while serving and has never been (i) a member (other than an Independent Member), manager (other than an Independent Manager), director, (other than an Independent Director), employee, attorney, or counsel of Borrower or its Affiliates, (ii) a customer, supplier or other Person who derives more than 1% of its purchases or revenues from its activities with Borrower or its Affiliates, (iii) a direct or indirect legal or beneficial owner in such entity or any of its Affiliates, (iv) a member of the immediate family of any member, manager, employee, attorney, customer, supplier or other Person referred to above, or (v) a person Controlling or under the common Control of anyone listed in (i) through (iv) above. A Person that otherwise satisfies the foregoing shall not be disqualified from serving as an Independent Director or Independent Manager or Independent Member if such individual is at the time of initial appointment, or at any time while serving as such, is an Independent Director or Independent Manager or Independent Member, as applicable, of a Single Purpose Entity affiliated with Borrower.

Individual Property shall have the meaning set forth in the Security Instrument.

Insurance Requirements shall mean, collectively, (i) all material terms of any insurance policy required pursuant to this Agreement and (ii) all material regulations and then current standards applicable to or affecting the Property or any part thereof or any use or condition thereof, which may, at any time, be recommended by the Board of Fire Underwriters, if any, having jurisdiction over the Property, or such other body exercising similar functions.

Insurance Reserve Account shall have the meaning set forth in Section 3.1.1(b).

Insurance Reserve Amount shall have the meaning set forth in Section 16.2.

Intangible shall have the meaning set forth in the Security Instrument.

Intercreditor Agreement shall mean an intercreditor, recognition and standstill agreement between Lender and Mezzanine Lender.

Interest Determination Date shall have the meaning set forth in the Note.

Interest Period shall have the meaning set forth in the Note.

Interest Rate Cap Agreement shall mean the Confirmation and Agreement (together with the confirmation and schedules relating thereto), dated on or about the date hereof, between the Counterparty and Borrower, obtained by Borrower and collaterally assigned to Lender pursuant to this Agreement. After delivery of a Replacement Interest Rate Cap Agreement to Lender, the term Interest Rate Cap Agreement shall be deemed to mean such Replacement Interest Rate Cap Agreement. The Interest Rate Cap Agreement shall be governed by the laws of the State of New York and shall contain each of the following:

(a) Notional Amount. The notional amount of the Interest Rate Cap Agreement shall be equal to the Principal Amount;

(b) Remaining Term. The remaining term of the Interest Rate Cap Agreement shall at all times extend through the end of the Interest Period in which the Maturity Date occurs as extended from time to time pursuant to this Agreement and the Loan Documents;

(c) Parties. The Interest Rate Cap Agreement shall be issued by the Counterparty to Borrower and shall be pledged to Lender by Borrower in accordance with this Agreement;

(d) Payment Stream. The Counterparty under the Interest Rate Cap Agreement shall be obligated to make a stream of payments, directly to the Collection Account (whether or not an Event of Default has occurred) from time to time equal to the product of (i) the notional amount of such Interest Rate Cap Agreement multiplied by (ii) the excess, if any, of LIBOR (including any upward rounding under the definition of LIBOR) over the Strike Price;

(e) Acknowledgment. The Counterparty under the Interest Rate Cap Agreement shall execute and deliver the Acknowledgment; and

(f) Other. The Interest Rate Cap Agreement shall impose no material obligation on the beneficiary thereof (after payment of the acquisition cost) and shall be in all material respects satisfactory in form and substance to Lender.

Land shall have the meaning set forth in the Security Instrument.

Late Payment Charge shall have the meaning set forth in Section 2.2.3.

Lease shall mean any lease, sublease or subsublease, letting, license, concession or other agreement (whether written or oral and whether now or hereafter in effect) pursuant to which any Person is granted by the Borrower a possessory interest in, or right to use or occupy all or any portion of any space in the Property, and every modification, amendment or other agreement relating to such lease, sublease, subsublease, or other agreement entered into in connection with such lease, sublease, subsublease, or other agreement and every guarantee of the performance and observance of the covenants, conditions and agreements to be performed and observed by the other party thereto.

Lease Modification shall have the meaning set forth in Section 8.8.1.

Legal Requirements shall mean all present and future laws, statutes, codes, ordinances, orders, judgments, decrees, injunctions, rules, regulations and requirements, and irrespective of the nature of the work to be done, of every Governmental Authority including, without limitation, Environmental Laws and all covenants, restrictions and conditions now or hereafter of record which may be applicable to Borrower or to the Property and the Improvements and the Building Equipment thereon, or to the use, manner of use, occupancy, possession, operation, maintenance, alteration, repair or reconstruction of the Property and the Improvements and the Building Equipment thereon including, without limitation, building and zoning codes and ordinances and laws relating to handicapped accessibility.

Lender shall have the meaning set forth in the first paragraph of this Agreement.

Letter of Credit shall mean an irrevocable, unconditional, transferable, clean sight draft letter of credit (either an evergreen letter of credit or one which does not expire until at least sixty (60) days after the Maturity Date (the LC Expiration Date)), in favor of Lender and entitling Lender to draw thereon in New York, New York, based solely on a statement executed by an officer or authorized signatory of Lender and issued by an Approved Bank. If at any time (a) the institution issuing any such Letter of Credit shall cease to be an Approved Bank or (b) the Letter of Credit is due to expire prior to the LC Expiration Date, Lender shall have the right immediately to draw down the same in full and hold the proceeds thereof in accordance with the provisions of this Agreement, unless Borrower shall deliver a replacement Letter of Credit from an Approved Bank within (i) as to (a) above, twenty (20) days after Lender delivers written notice to Borrower that the institution issuing the Letter of Credit has ceased to be an Approved Bank or (ii) as to (b) above, at least twenty (20) days prior to the expiration date of said Letter of Credit.

Liability shall have the meaning set forth in Section 14.4.2(b).

LIBOR shall have the meaning set forth in the Note.

LIBOR Margin shall have the meaning set forth in the Note.

LIBOR Rate shall have the meaning set forth in the Note.

License shall have the meaning set forth in Section 4.1.23.

Lien shall mean any mortgage, deed of trust, lien, pledge, hypothecation, assignment, security interest, or any other encumbrance or charge on or affecting Borrower, the Property, any portion thereof or any interest therein, including, without limitation, any conditional sale or other title retention agreement, any financing lease having substantially the same economic effect as any of the foregoing, the filing of any financing statement, and the filing of mechanic’s, materialmen’s and other similar liens and encumbrances.

Liquidated Damages Amount shall have the meaning set forth in the Note.

Loan shall mean the loan in the amount of $43,000,000.00 made by Lender to Borrower pursuant to this Agreement.

Loan Documents shall mean, collectively, this Agreement, the Note, the Security Instrument, the Assignment of Leases, the Environmental Indemnity, the Assignment of Management Agreement, the Account Agreement, the Recourse Guaranty and all other documents executed and/or delivered by Borrower in connection with the Loan including any written certifications or representations delivered by or on behalf of Borrower, any Affiliate of Borrower.

Lockout Release Date shall have the meaning set forth in the Note.

Management Agreement shall mean, collectively, the management agreements, dated as of December 24, 2002 (with respect to the Individual Property located in San Jose, California), January 15, 2003 (with respect to the Individual Property located in Fremont, California)

and January, 2003 (with respect to the Individual Property located in Carrollton, Texas), respectively, pursuant to which the Manager is to provide management and other services with respect to the Property, as the same may be amended, restated, replaced, supplemented or otherwise modified from time to time in accordance with the terms hereof.

Manager shall mean, collectively, CBRE, with respect to the Individual Properties located in the State of California, and Trammell Crow, with respect to the Individual Property located in the State of Texas.

Material Adverse Effect shall mean any event or condition that has a material adverse effect on (i) the Property taken as a whole, (ii) the use, operation, or value of the Property, (iii) the business, profits, operations or financial condition of Borrower, or (iv) the ability of Borrower to repay the principal and interest of the Loan as it becomes due or to satisfy any of Borrower’s obligations under the Loan Documents.

Maturity Date shall have the meaning set forth in the Note.

Maturity Date Payment shall have the meaning set forth in the Note.

Maximum Legal Rate shall mean the maximum non-usurious interest rate, if any, that at any time or from time to time may be contracted for, taken, reserved, charged or received on the indebtedness evidenced by the Note and as provided for herein or the other Loan Documents, under the laws of such state or states whose laws are held by any court of competent jurisdiction to govern the interest rate provisions of the Loan.

Mezzanine Account shall mean account number 644074908 at Bank One, N.A.

Mezzanine Borrower shall mean, collectively, Global Marsh Member, LLC and Global Marsh Limited Partner, LLC.

Mezzanine Lender shall mean German American Capital Corporation in its capacity as the holder of the Mezzanine Loan, and its successors and assigns.

Mezzanine Loan shall mean the $22,000,000 mezzanine loan from Mezzanine Lender to the Mezzanine Borrower that is evidenced and secured by the Mezzanine Loan Documents.

Mezzanine Loan Agreement shall mean that certain Mezzanine Loan and Security Agreement, dated as of the date hereof, between Mezzanine Borrower, as borrower, and Mezzanine Lender, as lender, as the same may be amended, restated, replaced, supplemented or otherwise modified from time to time.

Mezzanine Loan Documents shall mean, collectively, the Mezzanine Loan Agreement, the Mezzanine Note, the Account Agreement (Mezzanine), the Recourse Guaranty (Mezzanine), the Environmental Indemnity (Mezzanine) and the Pledge and any and all other agreements, instruments or documents executed by Mezzanine Borrower evidencing, securing or delivered in connection with the Mezzanine Loan and the transactions contemplated thereby, including, without limitation, officer’s certificates.

Mezzanine Note shall mean that certain Mezzanine Note, dated the date hereof, made by Mezzanine Borrower, as maker, in favor of Mezzanine Lender, as payee, in the principal amount of $22,000,000.

Monetary Default shall mean a Default (i) that can be cured with the payment of money.

Monthly Insurance Reserve Amount shall have the meaning set forth in Section 16.2.

Monthly Tax Reserve Amount shall have the meaning set forth in Section 16.1.

Monthly TI and Leasing Reserve Amount shall have the meaning set forth in Section 16.4.

Moody’s shall mean Moody’s Investors Service, Inc.

Net Operating Income shall mean the amount obtained by subtracting Operating Expenses from Operating Income.

New Lease shall have the meaning provided in Section 8.8.1.

Non-Consolidation Opinion shall have the meaning provided in Section 2.5.5.

Non-Disturbance Agreement shall have the meaning set forth in Section 8.8.9.

Note shall mean that certain Note in the principal amount of Forty-Three Million Dollars ($43,000,000), made by Borrower in favor of Lender as of the date hereof, as the same may be amended, restated, replaced, supplemented or otherwise modified from time to time.

Obligations shall have meaning set forth in the recitals of the Security Instrument.

Officer’s Certificate shall mean a certificate executed by an authorized signatory of Borrower that is familiar with the financial condition of Borrower and the operation of the Property. Any such certificate shall be delivered by such signatory in his or her capacity as such signatory on behalf of Borrower and without personal liability to the individual signing the certificate.

Operating Asset shall have the meaning set forth in the Security Instrument.

Operating Expenses shall mean, for any period, without duplication, all expenses actually paid or payable by Borrower during such period in connection with the operation, management, maintenance, repair and use of the Property, determined on an accrual basis, and, except to the extent otherwise provided in this definition, in accordance with GAAP. Operating Expenses specifically shall include (i) all expenses incurred in the immediately preceding twelve (12) month period based on quarterly financial statements delivered to Lender in accordance with Article XI, (ii) all payments required to be made pursuant to any REAs, (iii) property management fees in an amount equal to the greater of (A) (1) with respect to the Ardenwood property, to the greater of 1.6% of Operating Income related to the Ardenwood property and $7,000 per month, (2) with respect to the Lundy property, $2,000 per month and (3) with respect to the Marsh property, 3% of Operating Income related to the Marsh property and (B) the management fees actually paid under the Management Agreement, (iv) administrative, payroll, security and general expenses for the Property, (v) the cost of utilities, inventories and fixed asset supplies consumed in the operation of the Property, (vi) a reasonable reserve for uncollectible accounts, (vii) costs and fees of independent professionals (including, without limitation, legal, accounting, consultants and other professional expenses), technical consultants, operational experts (including quality assurance inspectors) or other third parties retained to perform services required or permitted hereunder, (viii) association dues, (ix) computer processing charges, (x) operational equipment and other lease payments as reasonably approved by Lender, (xi) taxes and other Impositions, other than income taxes or other Impositions in the nature of income taxes and insurance premiums and (xii) underwritten reserves required by Lender hereunder (without duplication). Notwithstanding the foregoing, Operating Expenses shall not include (1) depreciation or amortization, (2) income taxes or other Impositions in the nature of income taxes, (3) any expenses (including legal, accounting and other professional fees, expenses and disbursements) incurred in connection with the making of the Loan or the sale, exchange, transfer, financing or refinancing of all or any portion of the Property or in connection with the recovery of Proceeds which are applied to prepay the Note, (4) any expenses which in accordance with GAAP should be capitalized, (5) Debt Service, and (6) any item of expense which would otherwise be considered within Operating Expenses pursuant to the provisions above but is paid directly by any Tenant or other third party.

Operating Income shall mean, for any period, all income of Borrower during such period from the use, ownership or operation of the Property as follows:

(a) all amounts payable to Borrower by any Person as Rent and other amounts under Leases, license agreements, occupancy agreements, concession agreements or other agreements relating to the Property;

(b) business interruption or rent insurance proceeds allocable to the applicable reporting period; and

(c) all other amounts which in accordance with GAAP are included in Borrower’s annual financial statements as operating income attributable to the Property including, but not limited to, utility charges; escalations; forfeited security and other similar deposits; interest on credit accounts; service fees or charges; license fees; parking fees; and other required pass-throughs.

Notwithstanding the foregoing, Operating Income shall not include (a) any Proceeds (other than business interruption insurance or rent insurance proceeds and only to the extent allocable to the applicable reporting period), (b) any proceeds resulting from the Transfer of all or any portion of the Property except Rents, (c) any Rent attributable to a Lease prior to the date in which the Tenant thereunder has taken occupancy or in which the actual payment of rent is required to commence thereunder except to the extent actually received by Borrower, (d) any item of income otherwise included in Operating Income but paid directly by any Tenant to a Person other than Borrower as an offset or deduction against Rent payable by such Tenant, provided such item of income is for payment of an item of expense (such as payments for utilities paid directly to a utility company) and such expense is otherwise excluded from the definition of Operating Expenses pursuant to clause “(6)” of the definition thereof, (e) security deposits received from Tenants until forfeited or applied, and (f) payments made to the Borrower under the Interest Rate Cap Agreement or any Replacement Interest Rate Cap Agreement. Operating Income shall be calculated on the accrual basis of accounting and, except to the extent otherwise provided in this definition, in accordance with GAAP.

Opinion of Counsel shall mean an opinion of counsel of a law firm selected by Borrower and reasonably acceptable to Lender.

Other Charges shall mean maintenance charges, impositions other than Impositions, and any other charges, including, without limitation, vault charges and license fees for the use of vaults, chutes and similar areas adjoining the Property, now or hereafter levied or assessed or imposed against the Property or any part thereof by any Governmental Authority, other than those required to be paid by a tenant pursuant to its respective Lease or another third party.

Other Taxes shall have the meaning set forth in Section 2.4.3.

Payment Date shall have the meaning set forth in the Note.

Payment Debt shall mean collectively, (a) the Note and the other obligations, indebtedness and liabilities specifically provided for in any Loan Document and secured by this Agreement, the Security Instrument and the other Loan Documents and (b) trade payables incurred in the ordinary course of Borrower’s business, not secured by Liens on the Property (other than liens being properly contested in accordance with the provisions of this Agreement or the Security Instrument), not to exceed $500,000 at any one time outstanding, payable by or on behalf of Borrower for or in respect of the operation of the Property in the ordinary course of operating Borrower’s business, provided that (but subject to the remaining terms of this definition) each such amount shall be paid within sixty (60) days following the date on which each such amount is incurred. Nothing contained herein shall be deemed to require Borrower to pay any amount, so long as Borrower is in good faith, and by proper legal proceedings, diligently contesting the validity, amount or application thereof, provided that in each case, at the time of the commencement of any such action or proceeding, and during the pendency of such action or proceeding (i) no Event of Default shall exist and be continuing hereunder, (ii) adequate reserves with respect thereto are maintained on the books of Borrower in accordance with GAAP (as determined by the Independent Accountant), and (iii) such contest operates to suspend collection or enforcement, as the case may be, of the contested amount and such contest is maintained and prosecuted continuously and with diligence. Notwithstanding anything set forth herein, in no event shall Borrower be permitted under this provision to enter into a note (other than the Note and the other Loan Documents) or other instrument for borrowed money.

Permitted Encumbrances shall mean collectively, (a) the Liens and security interests created or permitted by the Loan Documents, (b) all Liens, encumbrances and other matters disclosed in the Title Policy and (c) Liens, if any, for Impositions imposed by any Governmental Authority not yet due or delinquent.

Person shall mean any individual, corporation, partnership, joint venture, limited liability company, estate, trust, unincorporated association, any federal, state, county or municipal government or any bureau, department or agency thereof and any fiduciary acting in such capacity on behalf of any of the foregoing.

Personal Property shall have the meaning set forth in the granting clause of the Security Instrument.

Physical Conditions Report shall mean the structural engineering report with respect to the Property (i) prepared by an Independent Architect, (ii) addressed to Lender, (iii) prepared based on a scope of work determined by Lender in Lender’s reasonable discretion, and (iv) in form and content acceptable to Lender in Lender’s reasonable discretion, together with any amendments or supplements thereto.

Plan shall have the meaning set forth in Section 4.1.10.

Pledge shall mean that certain Pledge and Security Agreement, dated as of the date hereof, from Mezzanine Borrower to Mezzanine Lender.

Principal Amount shall have the meaning set forth in the Note.

Proceeds shall have the meaning set forth in Section 6.2.2.

Proceeds Reserve Account shall have the meaning set forth in Section 3.1.1.

Property shall have the meaning set forth in the Security Instrument.

Property Release shall have the meaning set forth in Section 8.7.

Property Release Notice shall have the meaning set forth in Section 8.7.

Provided Information shall have the meaning set forth in Section 14.1.1.

Qualified Manager shall mean (i) a reputable and experienced management organization which together with its Affiliates manages multiple properties similar to the Property having an aggregate minimum of 5,000,000 net rentable square feet of office and research and development space, provided that (a) prior to a Securitization, Borrower shall have obtained the prior written consent of Lender for such Person, which consent shall not be unreasonably withheld or delayed and (b) after a Securitization, if a previously approved Qualified Manager is to be replaced by Borrower, in addition to Lender’s consent, which consent shall not be unreasonably withheld or delayed, Borrower shall have obtained a Rating Agency Confirmation or (ii) any other manager as Lender shall approve in its sole and absolute discretion.

Rate Cap Collateral shall have the meaning set forth in Section 9.2.

Rating Agencies shall mean (a) prior to a Securitization, each of S&P, Moody’s and Fitch and any other nationally-recognized statistical rating agency which has been approved by Lender and (b) after a Securitization has occurred, each such Rating Agency which has rated the Securities in the Securitization.

Rating Agency Confirmation shall mean, collectively, a written affirmation from each of the Rating Agencies that the credit rating of the Securities given by such Rating Agency immediately prior to the occurrence of the event with respect to which such Rating Agency Confirmation is sought will not be qualified, downgraded or withdrawn as a result of the occurrence of such event, which affirmation may be granted or withheld in such Rating Agency’s sole and absolute discretion. In the event that, at any given time, no such Securities shall have been issued and are then outstanding, then the term Rating Agency Confirmation shall be deemed instead to require the written approval of Lender based on its good faith and reasonable (considering the attributes of the loan pool in which the Loan might reasonably be expected to be securitized) determination of whether the Rating Agencies would issue a Rating Agency Confirmation if any such Securities were outstanding.

REAs shall mean, collectively, as the same may be amended, restated, supplemented or otherwise modified from time to time, those certain agreements more specifically described on Schedule IV.

Real Property shall mean, collectively, the Land, the Improvements and the Appurtenances (as defined in the Security Instrument).

Recourse Guaranty shall mean that certain Guaranty of Recourse Obligations of Borrower, dated as of the date hereof, by Guarantor in favor of Lender, as the same may be amended, supplemented, restated or otherwise modified from time to time.

Recourse Guaranty (Mezzanine) shall mean that certain Guaranty of Recourse Obligations of Mezzanine Borrower, dated as of the date hereof, by Guarantor in favor of Mezzanine Lender, as the same may be amended, supplemented, restated or otherwise modified from time to time.

Register shall have the meaning set forth in Section 15.4.

Regulatory Change shall mean any change after the date of this Agreement in federal, state or foreign laws or regulations or the adoption or the making, after such date, of any interpretations, directives or requests applying to Lender, or any Person Controlling Lender or to a class of banks or companies Controlling banks of or under any federal, state or foreign laws or regulations (whether or not having the force of law) by any court or Governmental Authority or monetary authority charged with the interpretation or administration thereof.

Release Payment shall have the meaning set forth in Section 8.7.

Release Property shall have the meaning set forth in Section 8.7.

Rents shall mean all rents, rent equivalents, moneys payable as damages or in lieu of rent or rent equivalents, royalties (including, without limitation, all oil and gas or other mineral royalties and bonuses), lease cancellation or termination fees, income, receivables, receipts, revenues, deposits (including, without limitation, security, utility and other deposits), accounts, cash, issues, profits, charges for services rendered, and other consideration of whatever form or nature received by or paid to or for the account of or benefit of Borrower from any and all sources arising from or attributable to the Property and Proceeds, if any, from business interruption or other loss of income insurance.

Replacement Interest Rate Cap Agreement shall mean an interest rate cap agreement from an Approved Counterparty with terms that are the same in all material respects as the terms of the Interest Rate Cap Agreement except that the same shall be effective as of (i) in connection with a replacement following a downgrade, withdrawal or qualification of the long-term unsecured debt rating of the Counterparty below “AA” by S&P, “Aa2” by Moody’s or “AA” by Fitch, if rated by Fitch, the date required in Section 9.3(c) or (ii) in connection with a replacement related to an extension of the Maturity Date, the date required in Section 5(a)(ii) of the Note; provided that to the extent any such interest rate cap agreement does not meet the foregoing requirements, a Replacement Interest Rate Cap Agreement shall be such interest rate cap agreement approved in writing by Lender, and if the Loan or any portion thereof is included in a Securitization, each of the Rating Agencies with respect thereto.

S&P shall mean Standard & Poor’s Ratings Services, a division of The McGraw-Hill Companies, Inc.

Scheduled Lease shall have the meaning set forth in Section 16.4.

Securities shall have the meaning set forth in Section 14.1.

Securities Act shall have the meaning set forth in Section 14.4.1.

Securitization shall have the meaning set forth in Section 14.1.

Security Instrument shall mean that certain Deed of Trust, Security Agreement, Financing Statement, Fixture Filing and Assignment of Leases, Rents and Security Deposits, dated as of the date hereof, executed and delivered by Borrower to the Trustees identified therein for the benefit of Lender, as the same may be amended, restated, replaced, supplemented or otherwise modified from time to time.

Servicer shall mean such Person or Persons designated in writing with an address for such Person or Persons by Lender, in its sole discretion, to act as Lender’s agent hereunder with such powers as are specifically delegated to the Servicer by Lender, whether pursuant to the terms of this Agreement, the Account Agreement or otherwise, together with such other powers as are reasonably incidental thereto.

Single Purpose Entity shall mean a Person, other than an individual, which (i) is formed or organized solely for the purpose of owning, holding, developing, using, operating and financing, directly, or, in the case of General Partner, indirectly, an ownership interest in the Property, (ii) does not engage in any business unrelated to the Property and the ownership, development, use, operation and financing thereof, (iii) has not and will not have any assets other than those related to its interest in the Property or the operation, management and financing thereof or any indebtedness other than the Permitted Debt, (iv) maintains its own separate books and records and its own accounts, in each case which are separate and apart from the books and records and accounts of any other Person, (v) holds itself out as being a Person, separate and apart from any other Person, (vi) does not and will not commingle its funds or assets with those of any other Person, (vii) conducts its own business in its own name; (viii) maintains separate financial statements, (ix) pays its own liabilities out of its own funds, (x) observes all partnership, corporate or limited liability company formalities, as applicable, (xi) pays the salaries of its own employees, if any, and maintains a sufficient number of employees, if any, in light of its contemplated business operations, (xii) does not guarantee or otherwise obligate itself with respect to the debts of any other Person or hold out its credit as being available to satisfy the obligations of any other Person, (xiii) does not acquire obligations or securities of its partners, members or shareholders except, as to General Partner, its interest in Borrower, (xiv) allocates fairly and reasonably shared expenses, including, without limitation, any overhead for shared office space, if any, (xv) uses separate stationary, invoices, and checks, (xvi) maintains an arms-length relationship with its Affiliates, (xvii) does not and will not pledge its assets for the benefit of any other Person (other than pursuant to the Loan Documents) or make any loans or advances to any other Person, (xviii) does and will continue to use commercially reasonable efforts to correct any known misunderstanding regarding its separate identity, (xix) maintains adequate capital in light of its contemplated business operations, (xx) has and will continue to have a partnership or operating agreement, certificate of incorporation, articles of organization or other organizational document which has been approved by Lender (Lender having approved such as of the date hereof), and (xxi) has not and will not engage in, seek, or consent to the dissolution, winding up, liquidation, consolidation or merger and except as otherwise permitted in this Agreement, has not and will not engage in, seek or consent to any asset sale, transfer or partnership, membership or shareholder interests, or amendments of its partnership or operating agreement, certificate of incorporation, articles of organization or other organizational document. In addition, if such Person is a partnership, (1) all general partners of such Person shall be Single Purpose Entities; and (2) if such Person has more than one general partner, then the organizational documents shall provide that such Person shall continue (and not dissolve) for so long as a solvent general partner exists. In addition, if such Person is a corporation, then, at all times: (a) such Person shall have at least two (2) Independent Directors and (b) the board of directors of such Person may not take any action requiring the unanimous affirmative vote of 100% of the members of the board of directors unless all of the directors, including the Independent Directors, shall have participated in such vote. In addition, if such Person is a limited liability company, (a) such Person shall have at least two (2) Independent Managers or Independent Members, (b) if such Person is managed by a board of managers, the board of managers of such Person may not take any action requiring the unanimous affirmative vote of 100% of the members of the board of managers unless all of the managers, including the Independent Managers, shall have participated in such vote, (c) if such Person is not managed by a board of managers, the members of such Person may not take any action requiring the affirmative vote of 100% of the members of such Person unless all of the members, including the Independent Members, shall have participated in such vote, (d) each managing member shall be a Single Purpose Entity and (e) its articles of organization, certificate of formation and/or operating agreement, as applicable, shall provide that until all of the Indebtedness and Obligations are paid in full such entity will not dissolve. In addition, the organizational documents of such Person shall provide that such Person (1) without the unanimous consent of all of the partners, directors or members, as applicable, shall not with respect to itself or to any other Person in which it has a direct or indirect legal or beneficial interest (a) seek or consent to the appointment of a receiver, liquidator, assignee, trustee, sequestrator, custodian or other similar official for the benefit of the creditors of such Person or all or any portion of such Person’s properties, or (b) take any action that might cause such Person to become insolvent, petition or otherwise institute insolvency proceedings or otherwise seek any relief under any laws relating to the relief from debts or the protection of debtors generally, (2) has and will maintain its books, records, resolutions and agreements as official records, (3) has held and will hold its assets in its own name, (4) has and will maintain its financial statements, accounting records and other organizational documents, books and records separate and apart from any other Person, (5) has not and will not identify its partners, members or shareholders, or any affiliates of any of them as a division or part of it, (6) has and will maintain an arms-length relationship with its Affiliates, and (7) has not and will not enter into or be a party to any transaction with its partners, members, shareholders, or its Affiliates except in the ordinary course of business and on terms which are intrinsically fair and are no less favorable to it than would be obtained in a comparable arms-length transaction with a third party.

SPE Entity shall mean the Borrower, General Partner and any other Person which is required by this Agreement to be, as long as the Loan is outstanding, a Single Purpose Entity.

Special Taxes shall mean any and all present or future taxes, levies, imposts, deductions, charges or withholdings, or any liabilities with respect thereto, including those arising after the date hereof as result of the adoption of or any change in law, treaty, rule, regulation, guideline or determination of a Governmental Authority or any change in the interpretation or application thereof by a Governmental Authority but excluding, in the case of Lender, such taxes (including income taxes, franchise taxes and branch profit taxes) as are imposed on or measured by Lender’s net income by the United States of America or any other Governmental Authority.

Standard Form of Lease shall have the meaning set forth in Section 8.8.2(a).

State shall mean the State in which the Property or any part thereof is located.

Strike Price shall mean 7.50% per annum.

Structural Reserve Account shall have the meaning set forth in Section 3.1.1.

Structural Reserve Amount shall have the meaning set forth in Section 16.3(a).

Sub-Account(s) shall have the meaning set forth in Section 3.1.1.

Survey shall mean a survey of the Property prepared by a surveyor licensed in the State and satisfactory to Lender and the company or companies issuing the Title Policy, and containing a certification of such surveyor reasonably satisfactory to Lender.

Taking shall mean a temporary or permanent taking by any Governmental Authority as the result or in lieu or in anticipation of the exercise of the right of condemnation or eminent domain, of all or any part of the Property, or any interest therein or right accruing thereto, including any right of access thereto or any change of grade affecting the Property or any part thereof.

Tax Reserve Account shall have the meaning set forth in Section 3.1.1.

Tax Reserve Amount shall have the meaning set forth in Section 16.1.

Tenant shall mean any Person leasing, subleasing or otherwise occupying any portion of the Property, other than the Manager and its employees, agents and assigns.

Threshold Amount shall mean an amount equal to five percent (5%) of the Allocated Loan Amount of the affected Individual Property.

TI and Leasing Reserve Account shall have the meaning set forth in Section 3.1.1.

Title Company shall mean, collectively, Chicago Title Insurance Company, Commonwealth Land Title Insurance Company and Lawyers Title Insurance Corporation.

Title Policy shall mean an ALTA mortgagee title insurance policy in a form reasonably acceptable to Lender (or, if the Property is in a State which does not permit the issuance of such ALTA policy, such form as shall be permitted in such State and reasonably acceptable to Lender) issued by the Title Company with respect to the Property and insuring the lien of the Security Instrument.

Total Loss shall mean (i) a casualty, damage or destruction of the Property which, in the reasonable judgment of Lender, (A) involves an actual or constructive loss of more than thirty percent (30%) of the fair market value of the Property, or (B) results in the cancellation of leases comprising more than thirty-five percent (35%) of the rentable area of the Property, and in either case with respect to which Borrower is not required under the Leases to apply Proceeds to the restoration of the Property or (ii) a permanent Taking which, in the reasonable judgment of Lender, (A) involves an actual or constructive loss of more than fifteen percent (15%) of the fair market value of the Property, or (B) renders untenantable either more than fifteen percent (15%) of the rentable area of the Property, or (iii) a casualty, damage, destruction or Taking that affects so much of the Property such that it would be impracticable, in Lender’s reasonable discretion, even after restoration, to operate the Property as an economically viable whole.

Trammell Crow shall mean Trammell Crow Dallas/Fort Worth, Ltd., a Texas limited partnership.

Transfer shall mean to, directly or indirectly, sell, assign, convey, mortgage, transfer, pledge, hypothecate, encumber, grant a security interest in, exchange or otherwise dispose of any beneficial interest or grant any option or warrant with respect to, or where used as a noun, a direct or indirect sale, assignment, conveyance, transfer, pledge or other disposition of any beneficial interest by any means whatsoever whether voluntary, involuntary, by operation of law or otherwise.

TRIA shall have the meaning set forth in Section 6.1.8.

UCC or Uniform Commercial Code shall mean the Uniform Commercial Code as in effect in the State.

Underwriter Group shall have the meaning set forth in Section 14.4.2(b).

U.S. Government Obligations shall mean any direct obligations of, or obligations guaranteed as to principal and interest by, the United States Government or any agency or instrumentality thereof, provided that such obligations are backed by the full faith and credit of the United States. Any such obligation must be limited to instruments that have a predetermined fixed dollar amount of principal due at maturity that cannot vary or change. If any such obligation is rated by S&P, it shall not have an “r” highlighter affixed to its rating. Interest must be fixed or tied to a single interest rate index plus a single fixed spread (if any), and move proportionately with said index. U.S. Government Obligations include, but are not limited to: U.S. Treasury direct or fully guaranteed obligations, Farmers Home Administration certificates of beneficial ownership, General Services Administration participation certificates, U.S. Maritime Administration guaranteed Title XI financing, Small Business Administration guaranteed participation certificates or guaranteed pool certificates, U.S. Department of Housing and Urban Development local authority bonds, and Washington Metropolitan Area Transit Authority guaranteed transit bonds. In no event shall any such obligation have a maturity in excess of 365 days.

Work shall have the meaning provided in Section 6.2.4(a).

Section 1.2 Principles of Construction.

All references to sections and schedules are to sections and schedules in or to this Agreement unless otherwise specified. All accounting terms not specifically defined herein shall be construed in accordance with GAAP. When used herein, the term “financial statements” shall include the notes and schedules thereto. Unless otherwise specified herein or therein, all terms defined in this Agreement shall have the definitions given them in this Agreement when used in any other Loan Document or in any certificate or other document made or delivered pursuant thereto. All uses of the word “including” shall mean including, without limitation unless the context shall indicate otherwise. Unless otherwise specified, the words hereof, herein and hereunder and words of similar import when used in this Agreement shall refer to this Agreement as a whole and not to any particular provision of this Agreement. Unless otherwise specified, all meanings attributed to defined terms herein shall be equally applicable to both the singular and plural forms of the terms so defined

II.	GENERAL TERMS

Section 2.1 Loan; Disbursement to Borrower.

2.1.1 The Loan. Subject to and upon the terms and conditions set forth herein, Lender hereby agrees to make and Borrower hereby agrees to accept the Loan on the Closing Date.

2.1.2 Disbursement to Borrower. Borrower may request and receive only one borrowing hereunder in respect of the Loan and any amount borrowed and repaid hereunder in respect of the Loan may not be reborrowed. Borrower acknowledges and agrees that the full proceeds of the Loan have been disbursed by Lender to Borrower on the Closing Date.

2.1.3 The Note, Security Instrument and Loan Documents. The Loan shall be evidenced by the Note and secured by the Security Instrument, the Assignment of Leases, this Agreement and the other Loan Documents.

2.1.4 Use of Proceeds. Borrower shall use the proceeds of the Loan to (a) repay and discharge any existing mortgage loans secured by the Property, other than those being assigned to Lender, (b) pay all past-due Operating Expenses, if any, in respect of the Property, (c) pay costs and expenses incurred in connection with the closing of the Loan, (d) make deposits into the Sub-Accounts as required hereunder and (e) distribute the balance, if any, to Borrower and its equity holders.

Section 2.2 Interest; Loan Payments; Late Payment Charge.

2.2.1 Payment of Principal and Interest.

(i) Except as set forth in Section 2.2.1(ii), interest shall accrue on the Principal Amount as set forth in the Note.

(ii) Upon the occurrence and during the continuance of an Event of Default and from and after the Maturity Date if the entire Principal Amount is not repaid on the Maturity Date, interest on the outstanding principal balance of the Loan and, to the extent permitted by law, overdue interest and other amounts due in respect of the Loan shall accrue at the Default Rate calculated from the date such payment was due without regard to any grace or cure periods contained herein. Interest at the Default Rate shall be computed from the occurrence of the Event of Default until the actual receipt and collection of the Indebtedness (or that portion thereof that is then due). This paragraph shall not be construed as an agreement or privilege to extend the date of the payment of the Indebtedness, nor as a waiver of any other right or remedy accruing to Lender by reason of the occurrence of any Event of Default, and Lender retains its rights under the Note, upon the occurrence and during the continuance of an Event of Default, to accelerate the Indebtedness and, following acceleration, to continue to demand payment of the Indebtedness.

2.2.2 Method and Place of Payment.

(a) On each Payment Date, Borrower shall pay to Lender interest accruing pursuant to the Note for the entire Interest Period during which said Payment Date shall occur.

(b) All amounts advanced by Lender pursuant to the applicable provisions of the Loan Documents, other than the Principal Amount, together with any interest at the Default Rate or other charges as provided therein, shall be due and payable hereunder as provided in the Loan Documents. In the event any such advance or charge is not so repaid by Borrower, Lender may, at its option, first apply any payments received under the Note to repay such advances, together with any interest thereon, or other charges as provided in the Loan Documents, and the balance, if any, shall be applied in payment of any installment of interest or principal then due and payable.

(c) The Maturity Date Payment shall be due and payable in full on the Maturity Date.

2.2.3 Late Payment Charge. If any principal, interest or any other sums due under the Loan Documents (other than the outstanding Principal Amount due and payable on the Maturity Date) is not paid by Borrower on or prior to the date on which it is due, Borrower shall pay to Lender upon demand an amount equal to the lesser of five percent (5%) of such unpaid sum or the Maximum Legal Rate (the Late Payment Charge) in order to defray the expense incurred by Lender in handling and processing such delinquent payment and to compensate Lender for the loss of the use of such delinquent payment. Any such amount shall be secured by this Agreement, the Security Instrument and the other Loan Documents to the extent permitted by applicable law.

2.2.4 Usury Savings. This Agreement and the Note are subject to the express condition that at no time shall Borrower be obligated or required to pay interest on the principal balance of the Loan at a rate which could subject Lender to either civil or criminal liability as a result of being in excess of the Maximum Legal Rate. If, by the terms of this Agreement or the other Loan Documents, Borrower is at any time required or obligated to pay interest on the principal balance due under the Note at a rate in excess of the Maximum Legal Rate, then the LIBOR Rate or the Default Rate, as the case may be, shall be deemed to be immediately reduced to the Maximum Legal Rate and all previous payments in excess of the Maximum Legal Rate shall be deemed to have been payments in reduction of principal and not on account of the interest due under the Note. All sums paid or agreed to be paid to Lender for the use, forbearance, or detention of the sums due under the Loan, shall, to the extent permitted by applicable law, be amortized, prorated, allocated, and spread throughout the full stated term of the Loan until payment in full so that the rate or amount of interest on account of the Loan does not exceed the Maximum Legal Rate of interest from time to time in effect and applicable to the Loan for so long as the Loan is outstanding.

Section 2.3 Prepayments.

2.3.1 Prepayments. No prepayments of the Indebtedness shall be permitted except as set forth in Section 4 of the Note.

2.3.2 Prepayments After Event of Default. If, following an Event of Default, Lender shall accelerate the Indebtedness and Borrower thereafter tenders payment of all or any part of the Indebtedness, or if all or any portion of the Indebtedness is recovered by Lender after such Event of Default, (a) such payment may be made only together with all unpaid interest thereon as calculated through the end of the Interest Period during which such Payment Date occurs (even if such period extends beyond such Payment Date and calculated as if such payment had not been made on such Payment Date), and all other fees and sums payable hereunder or under the Loan Documents, including without limitation, interest that has accrued at the Default Rate and any Late Payment Charges), (b) such payment shall be deemed a voluntary prepayment by Borrower, and (c) Borrower shall pay, in addition to the Indebtedness, in the event the payment occurs prior to the Lockout Release Date, the Liquidated Damages Amount.

2.3.3 Release of Property. Lender shall, upon the written request and at the expense of Borrower, upon payment in full of the Principal Amount and interest on the Loan and all other amounts due and payable under the Loan Documents in accordance with the terms and provisions of the Note and this Agreement, release the Lien of (i) this Agreement upon the Account Collateral and the Rate Cap Collateral and (ii) the Security Instrument and any UCC financing statements on the Property or assign it, in whole or in part, to a new lender. In such event, Borrower shall submit to Lender, not less than ten (10) Business Days prior to the date of such release or assignment, a release of lien or assignment of lien, as applicable, for such property for execution by Lender. Such release or assignment, as applicable, shall be in a form appropriate in each jurisdiction in which the Property is located and satisfactory to Lender in its reasonable discretion. In addition, Borrower shall provide all other documentation Lender reasonably requires to be delivered by Borrower in connection with such release or assignment, as applicable.

Section 2.4 Regulatory Change; Taxes.

2.4.1 Increased Costs. If as a result of any Regulatory Change or compliance of Lender therewith, the basis of taxation of payments to Lender or any company Controlling Lender of the principal of or interest on the Loan is changed or Lender or the company Controlling Lender shall be subject to (i) any tax, duty, charge or withholding of any kind with respect to this Agreement (excluding taxation of the overall net income of Lender or the company Controlling Lender); or (ii) any reserve, special deposit or similar requirements relating to any extensions of credit or other assets of, or any deposits with or other liabilities, of Lender or any company Controlling Lender is imposed, modified or deemed applicable; or (iii) any other condition affecting loans to borrowers subject to LIBOR-based interest rates is imposed on Lender or any company Controlling Lender and Lender determines that, by reason thereof, the cost to Lender or any company Controlling Lender of making, maintaining or extending the Loan to Borrower is increased, or any amount receivable by Lender or any company Controlling Lender hereunder in respect of any portion of the Loan to Borrower is reduced, in each case by an amount deemed by Lender in good faith to be material (such increases in cost and reductions in amounts receivable being herein called Increased Costs), then Lender shall provide notice thereof to Borrower and Borrower agrees that it will either (i) pay to Lender upon Lender’s written request such additional amount or amounts as will compensate Lender or any company Controlling Lender for such Increased Costs to the extent such Increased Costs are allocable to the Loan, or (ii) prepay the Loan, without regard to the Lockout Period but subject to the payment of the Liquidated Damages Amount, if applicable. If Lender requests compensation under this Section 2.4.1, Borrower may, by notice to Lender, require that Lender furnish to Borrower a statement setting forth the basis for requesting such compensation and the method for determining the amount thereof.

2.4.2 Special Taxes. Borrower shall make all payments hereunder free and clear of and without deduction for Special Taxes. If Borrower shall be required by law to deduct any Special Taxes from or in respect of any sum payable hereunder or under any other Loan Document to Lender, (i) the sum payable shall be increased as may be necessary so that after making all required deductions (including deductions applicable to additional sums payable under this Section 2.4.2) Lender receives an amount equal to the sum it would have received had no such deductions been made, (ii) Borrower shall make such deductions, and (iii) Borrower shall pay the full amount deducted to the relevant Governmental Authority in accordance with applicable law. Notwithstanding any provision hereof to the contrary, in the event that Special Taxes are imposed, Borrower may prepay the Loan without regard to the Lockout Period but subject to the payment of the Liquidated Damages Amount, if applicable.

2.4.3 Other Taxes. In addition, Borrower agrees to pay any present or future stamp or documentary taxes or other excise or property taxes, charges, or similar levies which arise from any payment made hereunder, or from the execution, delivery or registration of, or otherwise with respect to, this Agreement, the other Loan Documents, or the Loan (hereinafter referred to as Other Taxes).

2.4.4 Indemnity. Borrower shall indemnify Lender for the full amount of Special Taxes and Other Taxes (including any Special Taxes or Other Taxes imposed by any Governmental Authority on amounts payable under this Section 2.4.4) paid by Lender and any liability (including penalties, interest, and expenses) arising therefrom or with respect thereto, whether or not such Special Taxes or Other Taxes were correctly or legally asserted. This indemnification shall be made within thirty (30) days after the date Lender makes written demand therefor.

2.4.5 Change of Office. To the extent that changing the jurisdiction of Lender’s applicable office would have the effect of minimizing Special Taxes, Other Taxes or Increased Costs, Lender shall use reasonable efforts to make such a change, provided that same would not otherwise be disadvantageous to Lender.

2.4.6 Survival. Without prejudice to the survival of any other agreement of Borrower hereunder, the agreements and obligations of Borrower contained in this Section 2.4 shall survive the payment in full of principal and interest hereunder, and the termination of this Agreement.

Section 2.5 Conditions Precedent to Closing.

The obligation of Lender to make the Loan hereunder is subject to the fulfillment by, or on behalf of, Borrower or waiver by Lender of the following conditions precedent no later than the Closing Date; provided, however, that unless a condition precedent shall expressly survive the Closing Date pursuant to a separate agreement, by funding the Loan, Lender shall be deemed to have waived any such conditions not theretofore fulfilled or satisfied:

2.5.1 Representations and Warranties; Compliance with Conditions. The representations and warranties of Borrower contained in this Agreement and the other Loan Documents shall be true and correct in all material respects on and as of the Closing Date with the same effect as if made on and as of such date, and no Default or Event of Default shall have occurred and be continuing; and Borrower shall be in compliance in all material respects with all terms and conditions set forth in this Agreement and in each other Loan Document on its part to be observed or performed.

2.5.2 Delivery of Loan Documents; Title Policy; Reports; Leases.

(a) Loan Documents. Lender shall have received an original copy of this Agreement, the Note and all of the other Loan Documents, in each case, duly executed (and to the extent required, acknowledged) and delivered on behalf of Borrower and any other parties thereto.

(b) Security Instrument, Assignment of Leases. Lender shall have received evidence that original counterparts of the Security Instrument and Assignment of Leases, in proper form for recordation, have been delivered to the Title Company for recording, so as effectively to create, in the reasonable judgment of Lender, upon such recording valid and enforceable first priority Liens upon the Property, in favor of Lender (or such other trustee as may be required or desired under local law), subject only to the Permitted Encumbrances and such other Liens as are permitted pursuant to the Loan Documents.

(c) UCC Financing Statements. Lender shall have received evidence that the UCC financing statements relating to the Security Instrument and this Agreement have been delivered to the Title Company for filing in the applicable jurisdictions.

(d) Title Insurance. Lender shall have received a Title Policy issued by the Title Company and dated as of the Closing Date, with reinsurance or co-insurance and direct access agreements acceptable to Lender. Such Title Policy shall (i) provide coverage in the amount of the Loan, (ii) insure Lender that the Security Instrument creates a valid, first priority Lien on the Property, free and clear of all exceptions from coverage other than Permitted Encumbrances and standard exceptions and exclusions from coverage (as modified by the terms of any endorsements), (iii) contain the endorsements and affirmative coverages set forth on Exhibit A and such additional endorsements and affirmative coverages as Lender may reasonably request, and (iv) name Lender as the insured. The Title Policy shall be assignable. Lender also shall have received evidence that all premiums in respect of such Title Policy have been paid.

(e) Survey. Lender shall have received a current Survey for the Property, containing the survey certification substantially in the form attached hereto as Exhibit B. Such Survey shall reflect the same legal description contained in the Title Policy referred to in clause (d) above and shall include, among other things, a metes and bounds description of the real property comprising part of the Property reasonably satisfactory to Lender. The surveyor’s seal shall be affixed to the Survey and the surveyor shall provide a certification for such Survey in form and substance acceptable to Lender.

(f) Insurance. Lender shall have received valid certificates of insurance for the policies of insurance required hereunder, satisfactory to Lender in its sole discretion, and evidence of the payment of all insurance premiums currently due and payable for the existing policy period.

(g) Environmental Reports. Lender shall have received an Environmental Report in respect of the Property satisfactory to Lender.

(h) Zoning. Lender shall have received (i) letters or other evidence with respect to the Property from the appropriate municipal authorities (or other Persons) concerning applicable zoning and building laws acceptable to Lender or (ii) an ALTA 3.1 zoning endorsement, if available, for the Title Policy.

(i) Certificate of Occupancy. Lender shall have received a copy of the valid permanent certificate of occupancy for the Property acceptable to Lender.

(j) Encumbrances. Borrower shall have taken or caused to be taken such actions in such a manner so that Lender has a valid and perfected first Lien as of the Closing Date on the Property, subject only to Permitted Encumbrances and such other Liens as are permitted pursuant to the Loan Documents, and Lender shall have received satisfactory evidence thereof.

2.5.3 Related Documents. Each additional document not specifically referenced herein, but relating to the transactions contemplated herein, shall have been duly authorized, executed and delivered by all parties thereto and Lender shall have received and approved certified copies thereof.

2.5.4 Delivery of Organizational Documents. On or before the Closing Date, Borrower shall deliver, or cause to be delivered, to Lender copies certified by an Officer’s Certificate, of all organizational documentation related to Borrower, Guarantor, each SPE Entity and certain of its Affiliates as have been requested by Lender and/or the formation, structure, existence, good standing and/or qualification to do business of Borrower, Guarantor, each SPE Entity and such Affiliates, as Lender may request in its sole discretion, including, without limitation, good standing certificates, qualifications to do business in the appropriate jurisdictions, resolutions authorizing the entering into of the Loan and incumbency certificates as may be requested by Lender. Each of the organizational documents of any SPE Entity shall contain provisions having a substantive effect materially similar to that of the language set forth in Exhibit C.

2.5.5 Opinions of Borrower’s Counsel.

(a) Lender shall have received a Non-Consolidation Opinion substantially in compliance with the requirements set forth in Exhibit E or in such other form approved by the Lender (the Non-Consolidation Opinion).

(b) Lender shall have received the Opinion of Counsel substantially in compliance with the requirements set forth in Exhibit D or in such other form approved by the Lender.

(c) Lender shall have received from Counterparty the Counterparty Opinion substantially in compliance with the requirements set forth in Exhibit F or in such other form approved by the Lender.

2.5.6 Budgets. Borrower shall have delivered the Annual Budget for the current Fiscal Year which Annual Budget shall be reasonably acceptable to Lender and shall be certified by an Officer’s Certificate.

2.5.7 Completion of Proceedings. All corporate and other proceedings taken or to be taken in connection with the transactions contemplated by this Agreement and other Loan Documents and all documents incidental thereto shall be reasonably satisfactory in form and substance to Lender, and Lender shall have received all such counterpart originals or certified copies of such documents as Lender may reasonably request.

2.5.8 Payments. All payments, deposits or escrows, if any, required to be made or established by Borrower under this Agreement, the Note and the other Loan Documents on or before the Closing Date shall have been paid.

2.5.9 Interest Rate Cap Agreement. Lender shall have received the original Interest Rate Cap Agreement which shall be in form and substance satisfactory to Lender and an original counterpart of the Acknowledgment executed and delivered by the Counterparty.

2.5.10 Account Agreement. Lender shall have received the original of the Account Agreement executed by each of Cash Management Bank and Borrower.

2.5.11 Assignment of Management Agreement. Lender shall have received the original of the Assignment of Management Agreement executed by each of Borrower and Manager.

2.5.12 Tenant Estoppels. Lender shall have received an executed tenant estoppel letter, substantially in form of Exhibit G from (i) the Tenants listed on Schedule I.

2.5.13 [Reserved]

2.5.14 Reciprocal Easement Agreement Estoppels. Lender shall have received an executed reciprocal easement agreement estoppel letter from all parties under the REAs, other than the Ground Lessor substantially in the form attached as Exhibit I.

2.5.15 [Reserved]

2.5.16 Independent Mangier Certificate. Lender shall have received an executed Independent Manager certificate substantially in the form attached as Exhibit T.

2.5.17 Transaction Costs. Borrower shall have paid or reimbursed Lender for all title insurance premiums, recording and filing fees, costs of Environmental Reports, Physical Conditions Reports, appraisals and other reports, the reasonable fees and costs of Lender’s counsel and all other reasonable third party out-of-pocket expenses incurred in connection with the origination of the Loan.

2.5.18 Material Adverse Effect. No event or condition shall have occurred since the date of Borrower’s most recent financial statements previously delivered to Lender which has or could reasonably be expected to have a Material Adverse Effect. The Operating Income and Operating Expenses of the Property, the Leases, and all other features of the transaction shall be as represented to Lender without material adverse change. Neither Borrower nor any of its constituent Persons shall be the subject of any bankruptcy, reorganization, or insolvency proceeding. No circumstances or conditions shall exist with respect to (i) the Property, (ii) Borrower, (iii) any other SPE Entity, (iv) Guarantor or (v) Manager that can reasonably be expected to cause the Loan to become delinquent or be in default, adversely affect the value or marketability of the Loan or the Property, or cause institutional investors to regard the Loan or any mortgage security derived in whole or in part from the Loan as an unacceptable investment. Further, Lender shall not be obligated to fund any portion of the Loan in the event of a war (other than the current hostilities within the territory of Iraq), escalation of hostilities, unscheduled closing of the New York Stock Exchange, or any material adverse change in the liquidity in the fixed income market and/or condition of the commercial mortgage-backed securities or whole loan market, all as determined by Lender in its sole discretion.

2.5.19 Leases and Rent Roll. Lender shall have received copies of all Leases, certified as reasonably requested by Lender. Lender shall have received a certified rent roll of the Property dated within thirty (30) days prior to the Closing Date.

2.5.20 Reserved.

2.5.21 Tax Lot. Lender shall have received evidence that the Property constitutes one (1) or more separate tax lots, which evidence shall be reasonably satisfactory in form and substance to Lender.

2.5.22 Physical Conditions Report. Lender shall have received a Physical Conditions Report with respect to the Property, which report shall be satisfactory in form and substance to Lender.

2.5.23 Management Agreement. Lender shall have received a certified copy of the Management Agreement which shall be reasonably satisfactory in form and substance to Lender.

2.5.24 Appraisal. Lender shall have received an appraisal of the Property, which shall be satisfactory in form and substance to Lender.

2.5.25 Financial Statements. Lender shall have received certified copies of financial statements with respect to the Property for the three most recent Fiscal Years, each in form and substance satisfactory to Lender.

2.5.26 [Reserved]

2.5.27 Further Documents. Lender or its counsel shall have received such other and further approvals, opinions, documents and information as Lender or its counsel may have reasonably requested including the Loan Documents in form and substance satisfactory to Lender and its counsel.

III.	CASH MANAGEMENT

Section 3.1 Cash Management.

3.1.1 Establishment of Accounts. Borrower hereby confirms that, simultaneously with the execution of this Agreement, pursuant to the Account Agreement, it has established with Cash Management Bank, in the name of Borrower for the benefit of Lender, as secured party, three collection accounts (collectively, the Collection Account), which has been established as an interest-bearing deposit account, and the holding account (the Holding Account), which has been established as an interest-bearing deposit account. Both the Collection Account and the Holding Account and each sub-account of either such account and the funds deposited therein and securities and other assets credited thereto shall serve as additional security for the Loan. Pursuant to the Account Agreement, Borrower shall irrevocably instruct and authorize Cash Management Bank to disregard any and all orders for withdrawal from the Collection Account or the Holding Account made by, or at the direction of, Borrower other than to transfer all amounts on deposit in the Collection Account on a daily basis to the Holding Account. Pursuant to the Account Agreement, Cash Management Bank on a daily basis shall transfer all collected and available funds as determined by Cash Management Bank’s then current funds availability schedule received in the Collection Account to the Holding Account. Borrower agrees that, prior to the payment in full of the Indebtedness, the terms and conditions of the Account Agreement shall not be amended or modified without the prior written consent of Lender (which consent Lender may grant or withhold in its sole discretion), and if a Securitization has occurred, the delivery by Borrower of a Rating Agency Confirmation. In recognition of Lender’s security interest in the funds deposited into the Collection Account and the Holding Account, Borrower shall identify both the Collection Account and the Holding Account with the name of Lender, as secured party. The three Collection Accounts shall be named as follows: “Global Marsh Property Owner, L.P. - Ardenwood f/b/o German American Capital Corporation, as secured party Collection Account” (Account Number 644074809), “Global Marsh Property Owner, L.P. - Lundy f/b/o German American Capital Corporation, as secured party Collection Account” (Account Number 644074817), and “Global Marsh Property Owner, L.P. - Marsh f/b/o German American Capital Corporation, as secured party Collection Account” (Account Number 644074825). The Holding Account shall be named as follows: “Global Marsh Property Owner, German American Capital Corporation, as secured party Holding Account” (Account Number 644074833). Borrower confirms that it has established with Cash Management Bank the following sub-accounts of the Holding Account (each, a Sub-Account and, collectively, the Sub-Accounts and together with the Holding Account and the Collection Account, the Collateral Accounts), which (i) may be ledger or book entry sub-accounts and need not be actual sub-accounts, (ii) shall each be linked to the Holding Account, (iii) shall each be a “Deposit Account” pursuant to Article 9 of the UCC and (iv) shall each be an Eligible Account to which certain funds shall be allocated and from which disbursements shall be made pursuant to the terms of this Agreement:

(a) a sub-account for the retention of Account Collateral in respect of Impositions and Other Charges for the Property with the account number 644074841 (the Tax Reserve Account);

(b) a subaccount for the retention of Account Collateral in respect of insurance premiums for the Property with the account number 644074858 (the Insurance Reserve Account);

(c) a sub-account for the retention of Account Collateral in respect of Debt Service on the Loan with the account number 644074866 (the Debt Service Reserve Account);

(d) a sub-account for the retention of Account Collateral in respect of reserves for tenant improvements and leasing commissions with the account number 644074874 (the TI and Leasing Reserve Account);

(e) a sub-account for the retention of Account Collateral in respect of reserves for Approved Base Building Work with the account number 644074882 (the Structural Reserve Account); and

(f) a sub-account for the retention of Account Collateral in respect of certain Proceeds as more fully set forth in Section 6.2 with the account number 644074890 (the Proceeds Reserve Account).

All interest earned on the funds in the Collateral Accounts shall accrue for the benefit of Borrower, subject to the pledge thereof under Section 3.1.2 below.

3.1.2 Pledge of Account Collateral. To secure the full and punctual payment and performance of the Obligations, Borrower hereby collaterally assigns, grants a security interest in and pledges to Lender, to the extent not prohibited by applicable law, a first priority continuing security interest in and to the following property of Borrower, whether now owned or existing or hereafter acquired or arising and regardless of where located (all of the same, collectively, the Account Collateral):

(a) the Collateral Accounts and all cash, checks, drafts, certificates, instruments and other property, including, without limitation, all deposits and/or wire transfers from time to time deposited or held in, credited to or made to Collateral Accounts;

(b) all interest, dividends, cash, instruments, and other property from time to time received, receivable or otherwise payable in respect of, or in exchange for, any or all of the foregoing or purchased with funds from the Collateral Accounts; and

(c) to the extent not covered by clauses (a) or (b) above, all proceeds (as defined under the UCC) of any or all of the foregoing.

In addition to the rights and remedies herein set forth, Lender shall have all of the rights and remedies with respect to the Account Collateral available to a secured party at law or in equity, including, without limitation, the rights of a secured party under the UCC, as if such rights and remedies were fully set forth herein.

This Agreement shall constitute a security agreement for purposes of the Uniform Commercial Code and other applicable law.

3.1.3 Maintenance of Collateral Accounts.

(a) Borrower agrees that each Collateral Account is and shall be maintained (i) as a “deposit account” (as such term is defined in Section 9-102(a)(29) of the UCC), (ii) in such a manner that Lender shall have control (within the meaning of Section 9-104(a)(2) of the UCC) over the Collateral Accounts and (iii) such that neither the Borrower nor Manager shall have any right of withdrawal from the Collateral Accounts and, except as provided herein, no Account Collateral shall be released to the Borrower or Manager from the Collateral Accounts. Without limiting the Borrower’s obligations under the immediately preceding sentence, Borrower shall only establish and maintain the Collateral Accounts with a financial institution that has executed an agreement substantially in the form of the Account Agreement or in such other form acceptable to Lender in its sole discretion.

3.1.4 Eligible Accounts. The Collateral Accounts shall be Eligible Accounts. The Collateral Accounts shall be subject to such applicable laws, and such applicable regulations of the Board of Governors of the Federal Reserve System and of any other banking or governmental authority, as may now or hereafter be in effect. Income and interest accruing on the Collateral Accounts or any investments held in such accounts shall be periodically added to the principal amount of such account and shall be held, disbursed and applied in accordance with the provisions of this Agreement and the Account Agreement. Borrower shall be the beneficial owner of the Collateral Accounts for federal income tax purposes and shall report all income on the Collateral Accounts.

3.1.5 Deposits into Sub-Accounts. On the date hereof, Borrower has deposited the following amounts into the Sub-Accounts:

(i) $314,172.15 into the Tax Reserve Account;

(ii) $43,804.50 into the Insurance Reserve Account;

(iii) $0.00 into the Debt Service Reserve Account;

(iv) $0.00 into the TI and Leasing Reserve Account;

(v) $23,250 into the Structural Reserve Account; and

(vi) $0.00 into the Proceeds Reserve Account.

3.1.6 Monthly Funding of Sub-Accounts.

(a) Borrower hereby irrevocably authorizes Lender to transfer (and, pursuant to the Account Agreement shall irrevocably authorize Cash Management Bank to execute any corresponding instructions of Lender), and Lender shall transfer, from the Holding Account by 11:00 a.m. New York time on first calendar day of each calendar month (and, if such day is not a Business Day, then on the immediately preceding Business Day), or as soon thereafter as sufficient funds are in the Holding Account to make the applicable transfers, commencing on the first day of the calendar month immediately following the Closing Date, funds in the following amounts and in the following order of priority:

(i) funds in an amount equal to the Monthly Tax Reserve Amount and any other amounts required pursuant to Section 16.1 for the month in which the transfer from the Holding Account is made and transfer the same to the Tax Reserve Account;

(ii) funds in an amount equal to the Monthly Insurance Reserve Amount and any other amounts required pursuant to Section 16.2 for the month in which the transfer from the Holding Account is made and transfer the same to the Insurance Reserve Account;

(iii) funds in an amount equal to the amount of Debt Service due on the Payment Date for the month in which the transfer from the Holding Account is made and transfer the same to the Debt Service Reserve Account;

(iv) provided no event of default has occurred and is continuing, funds in an amount equal to the monthly Operating Expenses provided in the Annual Budget for the month in which the transfer from the Holding Account is made and transfer the same to the Borrower’s Account;

(v) to the extent required pursuant to Section 16.4, funds in an amount equal to the Monthly TI and Leasing Reserve Amount for the month in which the transfer from the Holding Account is made and transfer the same to the TI and Leasing Reserve Account;

(vi) funds in an amount equal to the Monthly Structural Reserve Amount for the month in which the transfer from the Holding Account is made and transfer the same to the Structural Reserve Account;

(vii) funds in an amount equal to the balance (if any) remaining or deposited in the Holding Account after the foregoing deposits (such remainder being hereinafter referred to as Excess Cash Flow) and provided no Event of Default shall have occurred and is then continuing, transfer any Excess Cash Flow to (i) the Mezzanine Account, or (ii) following the repayment of the Mezzanine Loan, the Borrower’s Account.

(b) If Lender shall reasonably determine that there will be insufficient amounts in the Holding Account to make any of the transfers pursuant to this Section 3.1.5 inclusive on the date required hereunder, Lender shall provide notice to Borrower of such insufficiency (except that in no event shall Lender be required to notify Borrower of any deficiency in the Debt Service Reserve Account, such deficiency on any Payment Date being an Event of Default) and, within five (5) Business Days after receipt of said notice and prior to the expiration of any grace period applicable to such payment, Borrower shall deposit into the Holding Account an amount equal to the shortfall of available funds in the Holding Account taking into account any funds which accumulate in the Holding Account during such five (5) day Business Day period. Notwithstanding anything to the contrary contained in this Agreement or in the other Loan Documents, Borrower shall not be deemed to be in default hereunder or thereunder in the event funds sufficient for a required transfer are held in an appropriate Sub-Account and Lender or Cash Management Bank fails to timely make any transfer from such Sub-Account as contemplated by this Agreement unless due to the negligence or willful misconduct of Borrower.

(c) Notwithstanding anything to the contrary contained herein or in the Security Instrument, to the extent that Borrower shall fail to pay any mortgage recording tax, costs, expenses or other amounts pursuant to Section 19.12 of this Agreement within the time period set forth therein, Lender shall have the right, at any time, upon five (5) days notice to Borrower, to withdraw from the

Holding Account, an amount equal to such unpaid taxes, costs, expenses and/or other amounts and pay such amounts to the Person(s) entitled thereto.

3.1.7 Payments from Sub-Accounts. Borrower irrevocably authorizes Lender to make and, provided no Event of Default shall have occurred and be continuing, Lender hereby agrees to make, the following payments from the Sub-Accounts to the extent of the monies on deposit therefor:

(i) funds from the Tax Reserve Account to Lender sufficient to permit Lender to pay (A) Impositions and (B) Other Charges, on the respective due dates therefor, and Lender shall so pay such funds to the Governmental Authority having the right to receive such funds;

(ii) funds from the Insurance Reserve Account to Lender sufficient to permit Lender to pay insurance premiums for the insurance required to be maintained pursuant to the terms of this Agreement and the Security Instrument, on the respective due dates therefor, and Lender shall so pay such funds to the insurance company having the right to receive such funds;

(iii) funds from the Debt Service Reserve Account to Lender sufficient to pay Debt Service on each Payment Date, and Lender, on each Payment Date, shall apply such funds to the payment of the Debt Service payable on such Payment Date;

(iv) no more frequently than once in any calendar month, funds from the TI and Leasing Reserve Account to the Borrower’s Account to pay for Scheduled TI and Leasing Costs; and

(v) no more frequently than once in any calendar month, funds from the Structural Reserve Account to Borrower funds to reimburse Borrower or to pay for the cost of Approved Base Building Work.

3.1.8 Cash Management Bank.

(a) Lender shall have the right at Borrower’s sole cost and expense to replace the Cash Management Bank with a financial institution reasonably satisfactory to Borrower in the event that (i) the Cash Management Bank fails, in any material respect, to comply with the Account Agreement, (ii) the Cash Management Bank named herein is no longer the Cash Management Bank or (iii) the Cash Management Bank is no longer an Approved Bank. Upon the occurrence and during the continuance of an Event of Default, Lender shall have the right at Borrower’s sole cost and expense to replace Cash Management Bank at any time, without notice to Borrower. Borrower shall cooperate with Lender in connection with the appointment of any replacement Cash Management Bank and the execution by the Cash Management Bank and the Borrower of an Account Agreement and delivery of same to Lender (with a copy to the Mezzanine Lender).

(b) So long as no Event of Default shall have occurred and be continuing, Borrower shall have the right at its sole cost and expense to replace the Cash Management Bank with a financial institution that is an Approved Bank provided that such financial institution and Borrower shall execute and deliver to Lender (with a copy to Mezzanine Lender) an Account Agreement substantially similar to the Account Agreement executed as of the Closing Date.

3.1.9 Borrower’s Account Representations, Warranties and Covenants.

(a) Borrower represents, warrants and covenants that (i) as of the date hereof, Borrower has directed all Tenants under the Leases to mail all checks and wire all funds with respect to any payments due under such Leases directly to the Collection Account pursuant to a letter substantially in the form of Exhibit P, and (ii) Borrower shall deliver a letter substantially in the form attached hereto as Exhibit P to Tenants under all Leases entered into after the date hereof.

(b) Borrower further represents, warrants and covenants that (i) Borrower shall cause Manager to deposit all amounts payable to Borrower pursuant to the Management Agreement directly into the Collection Account, (ii) Borrower shall pay or cause to be paid all Rents, Cash and Cash Equivalents or other items of Operating Income not covered by the preceding subsection (a) within two (2) Business Days after receipt thereof by Borrower or its Affiliates directly into the Collection Account and, until so deposited, any such amounts held by Borrower or Manager shall be deemed to be Account Collateral and shall be held in trust by it for the benefit, and as the property, of Lender and shall not be commingled with any other funds or property of Borrower or Manager, (iii) there are no accounts other than the Collateral Accounts maintained by Borrower or any other Person with respect to Property or the collection of Rents and (vii) so long as the Loan shall be outstanding, neither Borrower nor any other Person shall open any other operating accounts with respect to the Property or the collection of Rents, except for the Collateral Accounts; provided that, Borrower and Manager shall not be prohibited from utilizing one or more separate accounts for the disbursement or retention of funds that have been transferred to the Borrower’s Account pursuant to Section 3.1.5(i).

3.1.10 Account Collateral and Remedies.

(a) Upon the occurrence and during the continuance of an Event of Default, without additional notice from Lender to Borrower, (i) Lender may, in addition to and not in limitation of Lender’s other rights, make any and all withdrawals from, and transfers between and among, the Collateral Accounts as Lender shall determine in its sole and absolute discretion to pay any Obligations, Operating Expenses and/or Capital Expenditures for the Property; (ii) all Excess Cash Flow shall be retained in the Holding Account or applicable Sub-Accounts, and (iii) all payments to the Mezzanine Lender pursuant to Section 3.1.5 shall immediately cease.

(b) Upon the occurrence and during the continuance of an Event of Default, Borrower hereby irrevocably constitutes and appoints Lender as Borrower’s true and lawful attorney-in-fact, with full power of substitution, to execute, acknowledge and deliver any instruments and to exercise and enforce every right, power, remedy, option and privilege of Borrower with respect to the Account Collateral, and do in the name, place and stead of Borrower, all such acts, things and deeds for and on behalf of and in the name of Borrower, which Borrower could or might do or which Lender may deem necessary or desirable to more fully vest in Lender the rights and remedies provided for herein and to accomplish the purposes of this Agreement. The foregoing powers of attorney are irrevocable and coupled with an interest. Upon the occurrence and during the continuance of an Event of Default, Lender may perform or cause performance of any such agreement, and any reasonable expenses of Lender incurred in connection therewith shall be paid by Borrower as provided in Section 5.1.16.

(c) Borrower hereby expressly waives, to the fullest extent permitted by law, presentment, demand, protest or any notice of any kind in connection with this Agreement or the Account Collateral. Borrower acknowledges and agrees that ten (10) days’ prior written notice of the time and place of any public sale of the Account Collateral or any other intended disposition thereof shall be reasonable and sufficient notice to Borrower within the meaning of the UCC.

3.1.11 Transfers and Other Liens. Borrower agrees that it will not (i) sell or otherwise dispose of any of the Account Collateral or (ii) create or permit to exist any Lien upon or with respect to all or any of the Account Collateral, except for the Lien granted to Lender under this Agreement.

3.1.12 Reasonable Care. Beyond the exercise of reasonable care in the custody thereof, Lender shall have no duty as to any Account Collateral in its possession or control as agent therefor or bailee thereof or any income thereon or the preservation of rights against any person or otherwise with respect thereto. Lender shall be deemed to have exercised reasonable care in the custody and preservation of the Account Collateral in its possession if the Account Collateral is accorded treatment substantially equal to that which Lender accords its own property, it being understood that Lender shall not be liable or responsible for any loss or damage to any of the Account Collateral, or for any diminution in value thereof, by reason of the act or omission of Lender, its Affiliates, agents, employees or bailees, except to the extent that such loss or damage results from Lender’s gross negligence or willful misconduct. In no event shall Lender be liable either directly or indirectly for losses or delays resulting from any event which may be the basis of an Excusable Delay, computer malfunctions, interruption of communication facilities, labor difficulties or other causes beyond Lender’s reasonable control or for indirect, special or consequential damages except to the extent of Lender’s gross negligence or willful misconduct. Notwithstanding the foregoing, Borrower acknowledges and agrees that (i) Lender does not have custody of the Account Collateral, (ii) Cash Management Bank has custody of the Account Collateral, (iii) the initial Cash Management Bank was chosen by Borrower and (iv) Lender has no obligation or duty to supervise Cash Management Bank or to see to the safe custody of the Account Collateral.

3.1.13 Lender’s Liability.

(a) Lender shall be responsible for the performance only of such duties with respect to the Account Collateral as are specifically set forth in this Section 3.1 or elsewhere in the Loan Documents, and no other duty shall be implied from any provision hereof. Lender shall not be under any obligation or duty to perform any act with respect to the Account Collateral which would cause it to incur any expense or liability or to institute or defend any suit in respect hereof, or to advance any of its own monies. Borrower shall indemnify and hold Lender, its employees and officers harmless from and against any loss, cost or damage (including, without limitation, reasonable attorneys’ fees and disbursements) incurred by Lender in connection with the transactions contemplated hereby with respect to the Account Collateral except as such may be caused by the gross negligence or willful misconduct of Lender, its employees, officers or agents.

(b) Lender shall be protected in acting upon any notice, resolution, request, consent, order, certificate, report, opinion, bond or other paper, document or signature believed by it in good faith to be genuine, and, in so acting, it may be assumed that any person purporting to give any of the foregoing in connection with the provisions hereof has been duly authorized to do so. Lender may consult with counsel, and the opinion of such counsel shall be full and complete authorization and protection in respect of any action taken or suffered by it hereunder and in good faith in accordance therewith.

3.1.14 Continuing Security Interest. This Agreement shall create a continuing security interest in the Account Collateral and shall remain in full force and effect until payment in full of the Indebtedness. Upon payment in full of the Indebtedness, this security interest shall automatically terminate without further notice from any party and Borrower shall be entitled to the return, upon its request, of such of the Account Collateral as shall not have been sold or otherwise applied pursuant to the terms hereof and Lender shall execute such instruments and documents as may be reasonably requested by Borrower to evidence such termination and the release of the Account Collateral.

IV.	REPRESENTATIONS AND WARRANTIES

Section 4.1 Borrower Representations.

Borrower represents and warrants as of the Closing Date that:

4.1.1 Organization. Each of Global Marsh General Partner, LLC and Global Innovation Partners, LLC is a limited liability company and has been duly organized and is validly existing and in good standing pursuant to the laws of the State of Delaware with requisite power and authority to own its properties and to transact the businesses in which it is now engaged. Global Marsh Property Owner, L.P. is a limited partnership and has been duly organized and is validly existing and in good standing pursuant to the laws of the State of Texas. Each of Borrower, Guarantor and General Partner has been duly qualified to do business and is in good standing in each jurisdiction where it is required to be so qualified in connection with its properties, businesses and operations. Each of Borrower, Guarantor and General Partner possesses all rights, licenses, permits and authorizations, governmental or otherwise, necessary to entitle it to own its properties and to transact the businesses in which it is now engaged, and the sole business of Borrower is the management and operation of the Property. The organizational structure of Borrower is accurately depicted by the schematic diagram attached hereto as Exhibit K. Borrower shall not itself, and shall not permit any other SPE Entity to, change its name, identity, corporate structure or jurisdiction of organization unless it shall have given Lender thirty (30) days prior written notice of any such change and shall have taken all steps reasonably requested by Lender to grant, perfect, protect and/or preserve the security interest granted hereunder to Lender.

4.1.2 Proceedings. Each of Borrower, Guarantor and General Partner has full power to and has taken all necessary action to authorize the execution, delivery and performance of this Agreement and the other Loan Documents. This Agreement and the other Loan Documents have been duly executed and delivered by, or on behalf of, Borrower, Guarantor and General Partner, as applicable, and constitute legal, valid and binding obligations of Borrower and Guarantor, as applicable, enforceable against Borrower and Guarantor, as applicable, in accordance with their respective terms, subject only to applicable bankruptcy, insolvency and similar laws affecting rights of creditors generally, and subject, as to enforceability, to general principles of equity (regardless of whether enforcement is sought in a proceeding in equity or at law).

4.1.3 No Conflicts. The execution, delivery and performance of this Agreement and the other Loan Documents by Borrower, Guarantor and General Partner, as applicable, will not conflict with or result in a breach of any of the terms or provisions of, or constitute a default under, or result in the creation or imposition of any lien, charge or encumbrance (other than pursuant to the Loan Documents) upon any of the property or assets of Borrower, Guarantor or General Partner pursuant to the terms of any indenture, mortgage, deed of trust, loan agreement, partnership agreement or other agreement or instrument to which Borrower, Guarantor or General Partner is a party or by which any of Borrower’s, Guarantor’s or General Partner’s property or assets is subject (unless consents from all applicable parties thereto have been obtained), nor will such action result in any violation of the provisions of any statute or any order, rule or regulation of any Governmental Authority, and any consent, approval, authorization, order, registration or qualification of or with any Governmental Authority required for the execution, delivery and performance by Borrower, Guarantor or General Partner of this Agreement or any other Loan Documents has been obtained and is in full force and effect.

4.1.4 Litigation. Except as set forth on Schedule III attached hereto, there are no arbitration proceedings, governmental investigations, actions, suits or proceedings at law or in equity by or before any Governmental Authority now pending or, to the best of Borrower’s knowledge, threatened against or affecting Borrower, General Partner or Guarantor or the Property. The actions, suits or proceedings identified on Schedule III, if determined against Borrower, General Partner or Guarantor or the Property, should not materially and adversely affect the condition (financial or otherwise) or business of Borrower, General Partner or Guarantor or the condition or operation of the Property.

4.1.5 Agreements. Borrower is not a party to any agreement or instrument or subject to any restriction which is reasonably likely to materially and adversely affect Borrower or Borrower’s business, properties or assets, operations or condition, financial or otherwise. Borrower is not in default in any material respect in the performance, observance or fulfillment of any of the obligations, covenants or conditions contained in any agreement or instrument to which it is a party or by which Borrower or the Property is bound. Borrower has no material financial obligation (contingent or otherwise) under any indenture, mortgage, deed of trust, loan agreement or other agreement or instrument to which Borrower is a party or by which Borrower or the Property is otherwise bound, other than (a) obligations incurred in the ordinary course of the operation of the Property and (b) obligations under the Loan Documents.

4.1.6 Title. Borrower has good, marketable and insurable fee simple title to the Land and the Improvements, free and clear of all Liens whatsoever except the Permitted Encumbrances, such other Liens as are permitted pursuant to the Loan Documents and the Liens created by the Loan Documents. Borrower has good and marketable title to the remainder of the Property, free and clear of all Liens whatsoever except the Permitted Encumbrances. The Security Instrument, when properly recorded in the appropriate records, together with any Uniform Commercial

Code financing statements required to be filed in connection therewith, will create (a) a valid, perfected first mortgage lien on the Land and the Improvements, subject only to Permitted Encumbrances and (b) perfected security interests in and to, and perfected collateral assignments of, all personalty (including the Leases), all in accordance with the terms thereof, in each case subject only to any applicable Permitted Encumbrances. Borrower has not received written notice of any claims for payment for work, labor or materials affecting the Property which are or may become a lien prior to, or of equal priority with, the Liens created by the Loan Documents. Borrower represents and warrants that none of the Permitted Encumbrances will materially and adversely affect (i) the ability of Borrower to pay any of its obligations to any Person as and when due, (ii) the fair market value of the Property, (iii) the marketability of title to the Property, or (iv) the use or operation of the Property as of the Closing Date and thereafter. Borrower shall preserve its right, title and interest in and to the Property for so long as the Note remains outstanding and will warrant and defend same and the validity and priority of the Lien hereof from and against any and all claims whatsoever other than the Permitted Encumbrances.

4.1.7 No Bankruptcy Filing. None of Borrower General Partner, any SPE Entity, Manager or Guarantor is contemplating either the filing of a petition by it under any state or federal bankruptcy or insolvency laws or the liquidation of all or a major portion of such entity’s assets or property, and Borrower has no knowledge of any Person contemplating the filing of any such petition against it or against General Partner, any SPE Entity, Manager or Guarantor.

4.1.8 Full and Accurate Disclosure. No statement of fact made by Borrower in this Agreement or in any of the other Loan Documents contains any untrue statement of a material fact or omits to state any material fact necessary to make statements contained herein or therein not misleading. There is no fact presently known to Borrower which has not been disclosed which could reasonably be expected to have a Material Adverse Effect.

4.1.9 All Property. The Property constitutes all of the real property, personal property, equipment and fixtures currently (i) owned or leased by Borrower or (ii) used in the operation of the business located on the Property, other than items owned by Manager or any Tenants.

4.1.10 No Plan Assets.

(a) Borrower does not maintain an employee benefit plan as defined by Section 3(3) of ERISA, which is subject to Title IV of ERISA, and Borrower (i) has no knowledge of any material liability which has been incurred or is expected to be incurred by Borrower which is or remains unsatisfied for any taxes or penalties with respect to any “employee benefit plan,” within the meaning of Section 3(3) of ERISA, or any “plan,” within the meaning of Section 4975(e)(1) of the Internal Revenue Code or any other benefit plan (other than a multiemployer plan) maintained, contributed to, or required to be contributed to by Borrower or by any entity that is under common control with Borrower within the meaning of ERISA Section 4001(a)(14) (a Plan) or any plan that would be a Plan but for the fact that it is a multiemployer plan within the meaning of ERISA Section 3(37); and (ii) has made and shall continue to make when due all required contributions to all such Plans, if any. Each such Plan has been and will be administered in compliance with its terms and the applicable provisions of ERISA, the Internal Revenue Code, and any other applicable federal or state law; and no action shall be taken or fail to be taken that would result in the disqualification or loss of tax-exempt status of any such Plan intended to be qualified and/or tax exempt; and

(b) Borrower is not an employee benefit plan, as defined in Section 3(3) of ERISA, subject to Title I of ERISA, none of the assets of Borrower constitutes or will constitute plan assets of one or more such plans within the meaning of 29 C.F.R. Section 2510.3-101 and Borrower is not a governmental plan within the meaning of Section 3(32) of ERISA and transactions by or with Borrower are not subject to state statutes regulating investment of, and fiduciary obligations with respect to, governmental plans similar to the provisions of Section 406 of ERISA or Section 4975 of the Code currently in effect, which prohibit or otherwise restrict the transactions contemplated by this Agreement.

4.1.11 Compliance. Borrower and the Property and the use thereof comply in all material respects with all applicable Legal Requirements, including, without limitation, building and zoning ordinances and codes. To the best of Borrower’s knowledge, Borrower is not in default or in violation of any order, writ, injunction, decree or demand of any Governmental Authority. To the best of Borrower’s knowledge, there has not been committed by Borrower any act or omission affording the federal government or any other Governmental Authority the right of forfeiture as against the Property or any part thereof or any monies paid in performance of Borrower’s obligations under any of the Loan Documents.

4.1.12 Financial Information. All financial data of Mezzanine Borrower, Guarantor, Borrower or General Partner, including, without limitation, the statements of cash flow and income and operating expense, that have been delivered by any such Persons to Lender in respect of the Property (i) are true, complete and correct in all material respects, (ii) fairly represent the financial condition of the Property, Mezzanine Borrower, Guarantor, Borrower and General Partner as of the date of such reports, and (iii) to the extent prepared or audited by an independent certified public accounting firm, have been prepared in accordance with GAAP throughout the periods covered, except as disclosed therein. None of Mezzanine Borrower, Guarantor, Borrower or General Partner has any contingent liabilities, liabilities for taxes, unusual forward or long-term commitments or unrealized or anticipated losses from any unfavorable commitments that are known to Borrower and could reasonably be expected to have a Material Adverse Effect. Since the date of such financial statements, there has been no material adverse change in the financial condition, operations or business of Mezzanine Borrower, Guarantor, Borrower or General Partner from that set forth in said financial statements.

4.1.13 Condemnation. No Condemnation has been commenced or, to Borrower’s knowledge, is contemplated with respect to all or any portion of the Property or for the relocation of roadways providing access to the Property.

4.1.14 Federal Reserve Regulations. None of the proceeds of the Loan will be used for the purpose of purchasing or carrying any “margin stock” as defined in Regulation U, Regulation X or Regulation T or for the purpose of reducing or retiring any Indebtedness which was originally incurred to purchase or carry “margin stock” or for any other purpose which might constitute this transaction a “purpose credit” within the meaning of Regulation U or Regulation X. As of the Closing Date, Borrower does not own any “margin stock.”

4.1.15 Utilities and Public Access. The Property has rights of access to public ways and is served by water, sewer, sanitary sewer and storm drain facilities adequate to service the Property for its intended uses. All utilities necessary to the existing use of the Property are located either in the public right-of-way abutting the Property (which are connected so as to serve the Property without passing over other property) or in recorded easements serving the Property and such easements are set forth in and insured by the Title Policy. All roads necessary for the use of the Property for its current purposes have been completed and, if necessary, dedicated to public use.

4.1.16 Not a Foreign Person. Borrower is not a foreign person within the meaning of § 1445(f)(3) of the Code.

4.1.17 Separate Lots. The Property is comprised of one (1) or more contiguous parcels which constitute a separate tax lot or lots and does not constitute or include a portion of any other tax lot not a part of the Property.

4.1.18 Assessments. To the best of Borrower’s knowledge, there are no pending or proposed special or other assessments for public improvements or otherwise affecting the Property, nor are there any contemplated improvements to the Property that may result in such special or other assessments.

4.1.19 Enforceability. The Loan Documents are not subject to any existing right of rescission, set-off, counterclaim or defense by Borrower, including the defense of usury, nor would the operation of any of the terms of the Loan Documents, or the exercise of any right thereunder, render the Loan Documents unenforceable (subject to applicable bankruptcy, insolvency and similar laws affecting rights of creditors generally, and subject as to enforceability, to general principles of equity (regardless of whether enforcement is sought in a proceeding in equity or at law)), and Borrower has not asserted any right of rescission, set-off, counterclaim or defense with respect thereto.

4.1.20 No Prior Assignment. There are no prior sales, transfers or assignments of the Leases or any portion of the Rents due and payable or to become due and payable which are presently outstanding following the funding of the Loan, other than those being terminated or assigned to Lender concurrently herewith.

4.1.21 Insurance. Borrower has obtained and has delivered to Lender certified copies or originals of all insurance policies required under this Agreement, reflecting the insurance coverages, amounts and other requirements set forth in this Agreement. Borrower has not, and to the best of Borrower’s knowledge no Person has, done by act or omission anything which would impair the coverage of any such policy.

4.1.22 Use of Property. The Property is used exclusively for office and research and development purposes and other appurtenant and related uses including data center applications.

4.1.23 Certificate of Occupancy; Licenses. All certifications, permits, licenses and approvals, including without limitation, certificates of completion and occupancy permits required of Borrower for the legal use, occupancy and operation of the Property as office and research and development facilities including data center applications (collectively, the Licenses), have been obtained and are in full force and effect. Borrower shall keep and maintain all Licenses necessary for the operation of the Property as office and research and development facilities including data center applications. The use being made of the Property is in conformity with the certificate of occupancy issued for the Property.

4.1.24 Flood Zone. Except as may be reflected on the Surveys, of the Improvements on the Property are located in an area as identified by the Federal Emergency Management Agency as an area having special flood hazards.

4.1.25 Physical Condition. To the best of Borrower’s knowledge and except as expressly disclosed in the Physical Conditions Report, the Property, including, without limitation, all buildings, Improvements, parking facilities, sidewalks, storm drainage systems, roofs, plumbing systems, HVAC systems, fire protection systems, electrical systems, equipment, elevators, exterior sidings and doors, landscaping, irrigation systems and all structural components, are in good condition, order and repair in all material respects; to the best of Borrower’s knowledge and except as disclosed in the Physical Conditions Report, there exists no structural or other material defects or damages in or to the Property, whether latent or otherwise, and Borrower has not received any written notice from any insurance company or bonding company of any defects or inadequacies in the Property, or any part thereof, which would adversely affect the insurability of the same or cause the imposition of extraordinary premiums or charges thereon or of any termination or threatened termination of any policy of insurance or bond.

4.1.26 Boundaries. To the best of Borrower’s knowledge and in reliance on the Survey, all of the Improvements lie wholly within the boundaries and building restriction lines of the Real Property, and no improvements on adjoining properties encroach upon the Real Property, and no easements or other encumbrances upon the Real Property encroach upon any of the Improvements, so as to have a material adverse affect on the value or marketability of the Real Property except those which are insured against by the Title Policy.

4.1.27 Leases. The Property is not subject to any Leases other than the Leases described in the certified rent roll delivered in connection with the origination of the Loan. Such certified rent roll is true, complete and correct in all material respects as of the date set forth therein. No Person has any possessory interest in the Property or right to occupy the same except under and pursuant to the provisions of the Leases. The current Leases are in full force and effect and to Borrower’s knowledge, there are no material defaults thereunder by either party (other than as expressly disclosed on the certified rent roll delivered to Lender or the Tenant estoppel certificates delivered to Lender in connection with the closing of the Loan) and there are no conditions that, with the passage of time or the giving of notice, or both, would constitute material defaults thereunder. No Rent has been paid more than one (1) month in advance of its due date, except as disclosed in the Tenant estoppel certificates delivered to Lender in connection with the closing of the Loan. There has been no prior sale, transfer or assignment, hypothecation or pledge by Borrower of any Lease or of the Rents received therein, which will be outstanding following the funding of the Loan, other than those being assigned to Lender concurrently herewith. No Tenant under any Lease has a right or option pursuant to such Lease or otherwise to purchase all or any part of the property of which the leased premises are a part.

4.1.28 Filing and Recording Taxes. All transfer taxes, deed stamps, intangible taxes or other amounts in the nature of transfer taxes required to be paid by any Person under applicable Legal Requirements currently in effect in connection with the transfer of the Property to Borrower have been paid or have been delivered to the Title Company for payment concurrently with the execution and delivery of this Agreement, and the granting and recording of the Security Instrument and the UCC financing statements required to be filed in connection with the Loan. All mortgage, mortgage recording, stamp, intangible or other similar tax required to be paid by any Person under applicable Legal Requirements currently in effect in connection with the execution, delivery, recordation, filing, registration, perfection or enforcement of any of the Loan Documents, including, without limitation, the Security Instrument, have been paid, or have been delivered to the title Company for payment concurrently with the execution and delivery of this Agreement, and, under current Legal Requirements, the Security Instrument is enforceable against Borrower in accordance with its terms by Lender (or any subsequent holder thereof) subject only to applicable bankruptcy, insolvency and similar laws affecting rights of creditors generally, and subject as to enforceability, to general principles of equity (regardless of whether enforcement is sought in a proceeding in equity or at law).

4.1.29 Single Purpose Entity/Separateness.

(a) Until the Indebtedness has been paid in full, Borrower hereby represents, warrants and covenants that Borrower and each SPE Entity is, shall be, and shall continue to be, a Single Purpose Entity.

(b) All of the assumptions made in the Non-Consolidation Opinion, including, but not limited to, any exhibits attached thereto, are true and correct in all respects and any assumptions made in any subsequent non-consolidation opinion delivered in connection with the Loan Documents (an Additional Non-Consolidation Opinion), including, but not limited to, any exhibits attached thereto, will have been and shall be true and correct in all respects. Borrower and each SPE Entity have complied and will comply with all of the assumptions made with respect to it in the Non-Consolidation Opinion. Borrower and each SPE Entity will have complied and will comply with all of the assumptions made with respect to it in any Additional Non-Consolidation Opinion. Each entity other than Borrower with respect to which an assumption shall be made in any Additional Non-Consolidation Opinion will have complied and will comply with all of the assumptions made with respect to it in any Additional Non-Consolidation Opinion.

4.1.30 Management Agreement. The Management Agreement is in full force and effect and there is no default thereunder by any party thereto and no event has occurred that, with the passage of time and/or the giving of notice would constitute a default thereunder. CBRE is an affiliate of Borrower.

4.1.31 Illegal Activity. No portion of the Property has been or will be purchased with proceeds of any illegal activity.

4.1.32 No Change in Facts or Circumstances; Disclosure. All financial statements and rent rolls submitted by Borrower in connection with the Loan are accurate, complete and correct in all material respects. All other written information, reports, certificates and other documents submitted by Borrower to Lender in connection with the Loan are, to the best of Borrower’s knowledge, accurate, complete and correct in all material respects. Except with respect to such representations and warranties contained in this Agreement or in any other Loan Document which are qualified as being made to the best of Borrower’s knowledge, all representations and warranties made by Borrower in this Agreement or in any other Loan Document, are accurate, complete and correct in all material respects. There has been no material adverse change known to Borrower in any material condition, fact, circumstance or event that would make any such information inaccurate, incomplete or otherwise misleading in any material respect or that otherwise materially and adversely affects the Property or the business operations or the financial condition of Borrower. Borrower has disclosed to Lender all material facts known to Borrower and has not failed to disclose any material fact known to Borrower that is likely to cause any representation or warranty made herein to be materially misleading.

4.1.33 Tax Filings. Borrower has filed (or has obtained effective extensions for filing) all federal, state and local tax returns required to be filed and has paid or made adequate provision for the payment of all federal, state and local taxes, charges and assessments payable by Borrower.

4.1.34 Solvency/Fraudulent Conveyance. Borrower (a) has not entered into the transaction contemplated by this Agreement or any Loan Document with the actual intent to hinder, delay, or defraud any creditor and (b) has received reasonably equivalent value in exchange for its obligations under the Loan Documents. After giving effect to the Loan, the fair saleable value of Borrower’s assets exceeds and will, immediately following the making of the Loan, exceed Borrower’s total liabilities, including, without limitation, subordinated, unliquidated, disputed and contingent liabilities. The fair saleable value of Borrower’s assets is and will, immediately following the making of the Loan, be greater than Borrower’s probable liabilities, including the maximum amount of its contingent liabilities on its Debts as such Debts become absolute and matured. Borrower’s assets do not and, immediately following the making of the Loan will not, constitute unreasonably small capital to carry out its business as conducted or as proposed to be conducted. Borrower does not intend to, and does not believe that it will, incur Debt and liabilities (including contingent liabilities and other commitments) beyond its ability to pay such Debt and liabilities as they mature (taking into account the timing and amounts of cash to be received by Borrower and the amounts to be payable on or in respect of obligations of Borrower).

4.1.35 Investment Company Act. Borrower is not (a) an investment company or a company Controlled by an investment company, within the meaning of the Investment Company Act of 1940, as amended, (b) a holding company or a subsidiary company of a holding company or an affiliate of either a holding company or a subsidiary company within the meaning of the Public Utility Holding Company Act of 1935, as amended or (c) subject to any other federal or state law or regulation which purports to restrict or regulate its ability to borrow money.

4.1.36 Interest Rate Cap Agreement. A complete and correct copy of the Interest Rate Cap Agreement is attached hereto as Exhibit L. The Interest Rate Cap Agreement is in full force and effect and enforceable against Borrower in accordance with its terms, subject to applicable bankruptcy, insolvency or similar laws generally affecting the enforcement of creditors’ rights and subject as to enforceability to general principles of equity (regardless of whether enforcement is sought in a proceeding in equity or at law).

4.1.37 Labor. No organized work stoppage or labor strike is pending or threatened by employees and other laborers at the Property. Neither Borrower nor Manager (i) is involved in or, to the best of Borrower’s knowledge, threatened with any labor dispute, grievance or litigation relating to labor matters involving any employees and other laborers at the Property, including, without limitation, violation of any federal, state or local labor, safety or employment laws (domestic or foreign) and/or charges of unfair labor practices or discrimination complaints, (ii) has engaged in any unfair labor practices within the meaning of the National Labor Relations Act or the Railway Labor Act or (iii) is a party to, or bound by, any collective bargaining agreement or union contract with respect to employees and other laborers at the Property and no such agreement or contract is currently being negotiated by the Borrower, Manager or any of its Affiliates.

4.1.38 Brokers. Borrower and Lender each represents, warrants and covenants as to itself that, except for Broker, neither Borrower nor Lender has dealt with any broker or finder with respect to the transactions contemplated by the Loan Documents and neither party has done any acts, had any negotiations or conversations, or made any agreements or promises which will in any way create or give rise to any obligation or liability for the payment by either party of any brokerage fee, charge, commission or other compensation to any Person with respect to the transactions contemplated by the Loan Documents. Borrower covenants and agrees that it shall pay as and when due any and all brokerage fees, charges, commissions or other compensation or reimbursement due to Broker with respect to the transactions contemplated by the Loan Documents. Borrower and Lender shall each indemnify and hold harmless the other from and against any loss, liability, cost or expense, including any judgments, attorneys’ fees, or costs of appeal, incurred by the other party and arising out of or relating to any breach or default by the indemnifying party of its representations, warranties and/or agreements set forth in this Section 4.1.38. The provisions of this Section 4.1.38 shall survive the expiration and termination of this Agreement and the payment of the Indebtedness.

4.1.39 No Other Debt. Borrower has not borrowed or received debt financing that has not been heretofore repaid in full, other than the Permitted Debt.

4.1.40 Taxpayer Identification Number. Borrower’s Federal taxpayer identification number is 16-1677953.

4.1.41 Reserved.

4.1.42 Leases and REAs. Borrower represents that it has heretofore delivered to Lender true and complete copies of all Leases and REAs and any and all amendments or modifications thereof. Except as may be reflected in the Estoppels, events or circumstances exist which with or without the giving of notice, the passage of time or both, may constitute a default on the part of Borrower under any Leases or REAs. Borrower or, to the best of Borrower’s knowledge, its predecessors have complied with and performed all of its or their material construction, improvement and alteration obligations with respect to the Property required as of the date hereof and any other obligations under the other REAs or the Leases that are required as of the date hereof have either been complied with or the failure to comply with the same does not and could not reasonably be expected to have a Material Adverse Effect.

4.1.43 REA. The REAs are in full force and effect and neither Borrower nor, to Borrower’s knowledge, any other party to the REAs, is in default thereunder, and to the best of Borrower’s knowledge, there are no conditions which, with the passage of time or the giving of notice, or both, would constitute a default thereunder. The REAs have not been modified, amended or supplemented except as set forth on Schedule IV.

Section 4.2 Survival of Representations. Borrower agrees that all of the representations and warranties of Borrower set forth in Section 4.1 and elsewhere in this Agreement and in the other Loan Documents shall be deemed given and made as of the date of the funding of the Loan and survive for so long as any amount remains owing to Lender under this Agreement or any of the other Loan Documents by Borrower or Guarantor unless a longer survival period is expressly stated in a Loan Document with respect to a specific representation or warranty, in which case, for such longer period. All representations, warranties, covenants and agreements made in this Agreement or in the other Loan Documents by Borrower shall be deemed to have been relied upon by Lender notwithstanding any investigation heretofore or hereafter made by Lender or on its behalf.

V.	BORROWER COVENANTS

Section 5.1 Affirmative Covenants.

From the Closing Date and until payment and performance in full of all obligations of Borrower under the Loan Documents, Borrower hereby covenants and agrees with Lender that:

5.1.1 Performance by Borrower. Borrower shall in a timely manner observe, perform and fulfill each and every covenant, term and provision of each Loan Document executed and delivered by, or applicable to, Borrower, and shall not enter into or otherwise suffer or permit any amendment, waiver, supplement, termination or other modification of any Loan Document executed and delivered by, or applicable to, Borrower, as applicable, without the prior written consent of Lender.

5.1.2 Existence; Compliance with Legal Requirements; Insurance. Subject to Borrower’s right of contest pursuant to Section 7.3, Borrower shall at all times comply and cause the Property to be in compliance in all material respects with all Legal Requirements applicable to the Borrower, any SPE Entity and the Property and the uses permitted upon the Property. Borrower shall do or cause to be done all things necessary to preserve, renew and keep in full force and effect its existence, rights, licenses, permits and franchises necessary to comply with all Legal Requirements applicable to it and the Property. There shall never be committed by Borrower, and Borrower shall not knowingly permit any other Person in occupancy of or involved with the operation or use of the Property to commit, any act or omission affording the federal government or any state or local government the right of forfeiture as against the Property or any part thereof or any monies paid in performance of Borrower’s obligations under any of the Loan Documents. Borrower hereby covenants and agrees not to commit, knowingly permit or suffer to exist any act or omission affording such right of forfeiture. Borrower shall at all times maintain, preserve and protect all franchises and trade names and preserve all the remainder of its property used in the conduct of its business and shall keep the Property in good working order and repair, and from time to time make, or cause to be made, all reasonably necessary repairs, renewals, replacements, betterments and improvements thereto, all as more fully set forth in the Security Instrument. Borrower shall keep the Property insured at all times to such extent and against such risks, and maintain liability and such other insurance, as is more fully set forth in this Agreement.

5.1.3 Litigation. Borrower shall give prompt written notice to Lender of any litigation or governmental proceedings pending or threatened in writing against Borrower which, if determined adversely to Borrower would have a Material Adverse Effect.

5.1.4 Single Purpose Entity.

(a) Each of Borrower and each SPE Entity has been since the date of its formation and shall remain a Single Purpose Entity.

(b) Each of Borrower and each SPE Entity shall continue to maintain its own deposit account or accounts, separate from those of any Affiliate, with commercial banking institutions. None of the funds of Borrower or any SPE Entity will be diverted to any other Person or for other than business uses of Borrower or any SPE Entity, as applicable, nor will such funds be commingled with the funds of any other Affiliate.

(c) To the extent that Borrower or any SPE Entity shares the same officers or other employees as any of Borrower, any SPE Entity or their Affiliates, the salaries of and the expenses related to providing benefits to such officers and other employees shall be fairly allocated among such entities, and each such entity shall bear its fair share of the salary and benefit costs associated with all such common officers and employees.

(d) To the extent that Borrower or any SPE Entity jointly contracts with any of Borrower, any SPE Entity or either of their Affiliates, as applicable, to do business with vendors or service providers or to share overhead expenses, the costs incurred in so doing shall be allocated fairly among such entities, and each such entity shall bear its fair share of such costs. To the extent that either Borrower or any SPE Entity contracts or does business with vendors or service providers where the goods and services provided are partially for the benefit of any other Person, the costs incurred in so doing shall be fairly allocated to or among such entities for whose benefit the goods and services are provided, and each such entity shall bear its fair share of such costs. All material transactions between (or among) Borrower or each SPE Entity and any of their respective Affiliates shall be conducted on substantially the same terms (or on more favorable terms for Borrower or any SPE Entity, as applicable) as would be conducted with third parties.

(e) To the extent that Borrower, any SPE Entity or any of their Affiliates have offices in the same location, there shall be a fair and appropriate allocation of overhead costs among them, and each such entity shall bear its fair share of such expenses.

(f) Borrower and each SPE Entity shall conduct its affairs strictly in accordance with its organizational documents, and observe all necessary, appropriate and customary corporate, limited liability company or partnership formalities, as applicable, including, but not limited to, obtaining any and all members’ consents necessary to authorize actions taken or to be taken, and maintaining accurate and separate books, records and accounts, including, without limitation, payroll and intercompany transaction accounts.

(g) In addition, Borrower and each SPE Entity shall each: (i) maintain books and records separate from those of any other Person; (ii) maintain its assets in such a manner that it is not more costly or difficult to segregate, identify or ascertain such assets; (iii) hold regular meetings of its board of directors, shareholders, partners or members, as the case may be, and observe all other corporate, partnership or limited liability company, as the case may be, formalities; (iv) hold itself out to creditors and the public as a legal entity separate and distinct from any other entity; (v) prepare separate tax returns and financial statements, or if part of a consolidated group, then it will be shown as a separate member of such group; (vi) transact all business with its Affiliates on an arm’s-length basis and pursuant to enforceable agreements; (vii) conduct business in its name and use separate stationery, invoices and checks; (viii) not commingle its assets or funds with those of any other Person; and (ix) not assume, guarantee or pay the debts or obligations of any other Person.

5.1.5 Consents. If Borrower or any SPE Entity is a corporation, the board of directors of such Person may not take any action requiring the unanimous affirmative vote of 100% of the members of the board of directors unless all of the directors, including the Independent Directors, shall have participated in such vote. If Borrower or any SPE Entity is a limited liability company, (a) if such Person is managed by a board of managers, the board of managers of such Person may not take any action requiring the unanimous affirmative vote of 100% of the members of the board of managers unless all of the managers, including the Independent Managers, shall have participated in such vote, (b) if such Person is not managed by a board of managers, the members of such Person may not take any action requiring the affirmative vote of 100% of the members of such Person unless all of the members, including the Independent Members, shall have participated in such vote. An affirmative vote of 100% of the directors, board of managers or members, as applicable, of Borrower and any SPE Entity shall be required to (i) file a bankruptcy or insolvency petition or otherwise institute insolvency proceedings or to authorize Borrower or any SPE Entity to do so or (ii) file an involuntary bankruptcy petition against any Affiliate, Manager, or any Affiliate of Manager. Furthermore, Borrower’s and each SPE Entity’s formation documents shall expressly state that for so long as the Loan is outstanding, neither Borrower nor any SPE Entity shall be permitted to (i) dissolve, liquidate, consolidate, merge or sell all or substantially all of Borrower’s or any SPE Entity’s assets other than in connection with the repayment of the Loan or (ii) engage in any other business activity and such restrictions shall not be modified or violated for so long as the Loan is outstanding.

5.1.6 Access to Property. Borrower shall permit agents, representatives and employees of Lender and the Rating Agencies to inspect the Property or any part thereof during normal business hours on Business Days upon reasonable advance notice.

5.1.7 Notice of Default. Borrower shall promptly advise Lender (a) of any event or condition that has or is likely to have a Material Adverse Effect and (b) of the occurrence of any Default or Event of Default of which Borrower has knowledge.

5.1.8 Cooperate in Legal Proceedings. Borrower shall cooperate fully with Lender with respect to any proceedings before any court, board or other Governmental Authority which would reasonably be expected to affect in any material adverse way the rights of Lender hereunder or under any of the other Loan Documents and, in connection therewith, permit Lender, at its election, to participate in any such proceedings which may have a Material Adverse Effect.

5.1.9 Perform Loan Documents. Borrower shall observe, perform and satisfy all the terms, provisions, covenants and conditions of, and shall pay when due all costs, fees and expenses to the extent required, under the Loan Documents executed and delivered by, or applicable to, Borrower.

5.1.10 Insurance.

(a) Borrower shall cooperate with Lender in obtaining for Lender the benefits of any Proceeds lawfully or equitably payable in connection with the Property, and Lender shall be reimbursed for any expenses incurred in connection therewith (including reasonable attorneys’ fees and disbursements) out of such Proceeds.

(b) Borrower shall comply in all material respects with all Insurance Requirements and shall not bring or keep or permit to be brought or kept any article upon any of the Property or cause or permit any condition to exist thereon which would be prohibited by any Insurance Requirement, or would invalidate insurance coverage required hereunder to be maintained by Borrower on or with respect to any part of the Property pursuant to Section 6.1.

5.1.11 Further Assurances; Separate Notes; Loan Resizing.

(a) Borrower shall execute and acknowledge (or cause to be executed and acknowledged) and deliver to Lender all documents, and take all actions, reasonably required by Lender from time to time to confirm the rights created or now or hereafter intended to be created under this Agreement and the other Loan Documents and any security interest created or purported to be created thereunder, to protect and further the validity, priority and enforceability of this Agreement and the other Loan Documents, to subject to the Loan Documents any property of Borrower intended by the terms of any one or more of the Loan Documents to be encumbered by the Loan Documents, or otherwise carry out the purposes of the Loan Documents and the transactions contemplated thereunder. Borrower agrees that it shall, upon request, reasonably cooperate with Lender in connection with any request by Lender to sever the Note into two (2) or more separate substitute notes in an aggregate principal amount equal to the Principal Amount and to reapportion the Loan among such separate substitute notes, including, without limitation, by executing and delivering to Lender new substitute notes to replace the Note, amendments to or replacements of existing Loan Documents to reflect such severance and/or Opinions of Counsel with respect to such substitute notes, amendments and/or replacements, provided that Borrower shall bear no costs or expenses in connection therewith (other than administrative costs and expenses of Borrower). Any such substitute notes may have varying principal amounts and economic terms, provided, however, that (i) the maturity date of any such substitute note shall be the same as the scheduled Maturity Date of the Note immediately prior to the issuance of such substitute notes, (ii) the substitute notes shall provide for amortization of the Principal Amount on a weighted average basis over a period not less than the amortization period provided under the Note, if any, immediately prior to the issuance of the substitute notes, (iii) the weighted average LIBOR Margin for the term of the substitute notes shall not exceed the LIBOR Margin under the Note immediately prior to the issuance of such substitute notes; and (iv) the economics of the Loan, taken as a whole, shall not change in a manner which is adverse to Borrower. Upon the occurrence and during the continuance of an Event of Default, Lender may apply payment of all sums due under such substitute notes in such order and priority as Lender shall elect in its sole and absolute discretion.

(b) Borrower further agrees that if, in connection with the Securitization, it is determined by the Rating Agencies that a portion of the Securitization would not receive an “investment grade” rating unless the principal amount of the Loan were to be decreased and, as a result, the principal amount of the Mezzanine Loan is increased, then (i) the Borrower shall take all actions as are necessary to effect the “resizing” of the Mezzanine Loan and the Loan, (ii) the Borrower shall cause the Mezzanine Borrower to comply with its agreements to effect a “resizing”, and (iii) Lender shall on the date of the “resizing” of the Loan lend to the Mezzanine Borrower (by way of a reallocation of the principal amount of the Loan and the Mezzanine Loan) such additional amount equal to the amount of the principal reduction of the Loan provided that Borrower and Mezzanine Borrower execute and deliver any and all necessary amendments or modifications to the Loan Documents and the Mezzanine Loan Documents. In addition, Borrower and Lender agree that if, in connection with the Securitization, it is determined by the Rating Agencies that, if the principal amount of the Mezzanine Loan were to be decreased and, as a result the principal amount of the Loan were increased, more “investment grade” rated securities could be issued, then (i) if “resizing” to decrease the size of the Mezzanine Loan and increase the size of the Loan is provided for in the Mezzanine Loan Documents, each of them shall take all actions provided for in the documentation for the Loan as are necessary to effect the “resizing” of the Loan and the Mezzanine Loan, (ii) Borrower shall cause the Mezzanine Borrower to comply with its agreements to effect a “resizing” and (iii) Lender shall on the date of the “resizing” of the Loan lend to the Borrower (by way of a reallocation of the principal amount of the Loan and the Mezzanine Loan) an additional amount equal to the amount of principal reduction of the Mezzanine Loan, provided that Borrower and Mezzanine Borrower execute and deliver any and all necessary modifications to the Loan Documents and Mezzanine Loan Documents. In connection with the foregoing, Borrower agrees, at Borrower’s sole cost and expense, to execute and deliver such documents and other agreements reasonably required by Mezzanine Lender and/or Lender to “re-size” the Loan and the Mezzanine Loan, including, without limitation, an amendment to this Agreement, the Note, the Security Instrument and the other Loan Documents and, if the principal amount of the Loan is increased, an endorsement to the Title Policy reflecting an increase in the insured amount thereunder. Notwithstanding the foregoing, Lender agrees that any “resizing” of the Loan and the Mezzanine Loan shall not change the economics of the Loan and the Mezzanine Loan taken as a whole in a manner which is adverse to Borrower.

(c) In addition, Borrower shall, at Borrower’s sole cost and expense:

(i) furnish to Lender, to the extent not otherwise already furnished to Lender and reasonably acceptable to Lender, all instruments, documents, boundary surveys, footing or foundation surveys, certificates, plans and specifications, appraisals, title and other insurance reports and agreements, and each and every other document, certificate, agreement and instrument required to be famished by Borrower pursuant to the terms of the Loan Documents;

(ii) execute and deliver, from time to time, such further instruments (including, without limitation, delivery of any financing statements under the UCC) as may be reasonably requested by Lender to confirm the Lien of the Security Instrument on any Building Equipment, Operating Asset or any Intangible;

(iii) execute and deliver to Lender such documents, instruments, certificates, assignments and other writings, and do such other acts necessary to evidence, preserve and/or protect the collateral at any time securing or intended to secure the obligations of Borrower under the Loan Documents, as Lender may reasonably require; and

(iv) do and execute all and such further lawful and reasonable acts, conveyances and assurances for the carrying out of the terms and conditions of this Agreement and the other Loan Documents, as Lender shall reasonably require from time to time.

5.1.12 Mortgage Taxes. Borrower shall pay all taxes, charges, filing, registration and recording fees, excises and levies payable with respect to the Note or the Liens created or secured by the Loan Documents, other than income, franchise and doing business taxes imposed on Lender or any Affiliate of Lender.

5.1.13 Operation.

(a) Borrower shall, and shall cause Manager to, (i) promptly perform and/or observe all of the covenants and agreements required to be performed and observed by it under the Management Agreement and do all things necessary to preserve and to keep unimpaired its material rights thereunder; (ii) promptly notify Lender of any “event of default” under the Management Agreement of which it is aware; (iii) promptly deliver to Lender a copy of each financial statement, capital expenditures plan, property improvement plan and any other material notice, report and estimate received by it under the Management Agreement; and (iv) enforce in a commercially reasonable manner the performance and observance of all of the covenants and agreements required to be performed and/or observed by the Manager under the Management Agreement.

5.1.14 Business and Operations. Borrower shall continue to engage in the businesses presently conducted by it as and to the extent the same are necessary for the ownership, maintenance, management and operation of the Property. Borrower shall qualify to do business and shall remain in good standing under the laws of the State in which the Property is located and as and to the extent required for the ownership, maintenance, management and operation of the Property.

5.1.15 Title to the Property. Borrower shall warrant and defend (a) its title to the Property and every part thereof, subject only to Liens permitted hereunder (including Permitted Encumbrances) and (b) the validity and priority of the Liens of the Security Instrument, the Assignment of Leases and this Agreement on the Property, subject only to Liens permitted hereunder (including Permitted Encumbrances), in each case against the claims of all Persons whomsoever. Borrower shall reimburse Lender for any losses, costs, damages or expenses (including reasonable attorneys’ fees and court costs) incurred by Lender if an interest in the Property, other than as permitted hereunder, is claimed by another Person.

5.1.16 Costs of Enforcement. In the event (a) that this Agreement or the Security Instrument is foreclosed upon in whole or in part or that this Agreement or the Security Instrument is put into the hands of an attorney for collection, suit, action or foreclosure, (b) of the foreclosure of any security agreement prior to or subsequent to this Agreement in which proceeding Lender is made a party, or a mortgage prior to or subsequent to the Security Instrument in which proceeding Lender is made a party, or (c) of the bankruptcy, insolvency, rehabilitation or other similar proceeding in respect of Borrower or any of its constituent Persons or an assignment by Borrower or any of its constituent Persons for the benefit of its creditors, Borrower, its successors or assigns, shall be chargeable with and agrees to pay all costs of collection and defense, including reasonable attorneys’ fees and costs, incurred by Lender as prevailing party or Borrower in connection therewith and in connection with any appellate proceeding or post judgment action involved therein, together with all required service or use taxes.

5.1.17 Estoppel Statement.

(a) Borrower shall, from time to time, upon thirty (30) days’ prior written request from Lender, but not more than two (2) times in any calendar year, execute, acknowledge and deliver to the Lender, an Officer’s Certificate, stating that this Agreement and the other Loan Documents are unmodified and in full force and effect (or, if there have been modifications, that this Agreement and the other Loan Documents are in full force and effect as modified and setting forth such modifications), stating the amount of accrued and unpaid interest and the outstanding principal amount of the Note and containing such other information with respect to the Borrower, the Property and the Loan as Lender shall reasonably request. The estoppel certificate shall also state, to the best of Borrower’s knowledge, either that no Default exists hereunder or, if any Default shall exist hereunder, specify such Default and the steps being taken to cure such Default.

(b) Borrower shall use commercially reasonable efforts to deliver to Lender, within fifteen (15) Business Days of Lender’s request, tenant estoppel certificates from each Tenant in substantially the form and substance of the estoppel certificate set forth in Exhibit G provided that Borrower shall not be required to deliver such certificates more frequently than two times in any calendar year.

5.1.18 Loan Proceeds. Borrower shall use the proceeds of the Loan received by it on the Closing Date only for the purposes set forth in Section 2.1.4.

5.1.19 No Joint Assessment. Borrower shall not suffer, permit or initiate the joint assessment of the Property (a) with any other real property constituting a tax lot separate from the Property and (b) which constitutes real property with any portion o f the Property which may be deemed to constitute personal property, or any other procedure whereby the lien of any taxes which may be levied against such personal property shall be assessed or levied or charged to such real property portion of the Property.

5.1.20 No Further Encumbrances. Borrower shall do, or cause to be done, all things necessary to keep and protect the Property and all portions thereof unencumbered from any Liens, easements or agreements granting rights in or restricting the use or development of the Property, except for (a) Permitted Encumbrances, (b) Liens permitted pursuant to the Loan Documents, (c) Liens for Impositions prior to the imposition of any interest, charges or expenses for the non-payment thereof and (d) any Liens permitted pursuant to Leases, and (e) such other Liens to which Lender shall consent in writing.

5.1.21 Article 8 “Opt In” Language. Each organizational document of Borrower, General Partner and Global Marsh Limited Partner, LLC shall be modified to include the language set forth on Exhibit U.

5.1.22 Leases and REAs. Borrower shall promptly after receipt thereof deliver to Lender a copy of any notice received with respect to the REAs and the Leases claiming that Borrower is in default in the performance or observance of any of the material terms, covenants or conditions of any of the REAs or the Leases.

Section 5.2 Negative Covenants.

From the Closing Date until payment and performance in full of all obligations of Borrower under the Loan Documents or the earlier release of the Lien of this Agreement or the Security Instrument in accordance with the terms of this Agreement and the other Loan Documents, Borrower covenants and agrees with Lender that it will not do, directly or indirectly, any of the following:

5.2.1 Incur Debt. Incur, create or assume any Debt other than Permitted Debt or Transfer or lease all or any part of the Property or any interest therein, except as permitted in the Loan Documents;

5.2.2 Encumbrances. Other than in connection with the Mezzanine Loan, incur, create or assume or permit the incurrence, creation or assumption of any Debt secured by an interest in Borrower, Mezzanine Borrower or any SPE Entity and shall not Transfer or permit the Transfer of any interest in Borrower, Mezzanine Borrower, or any SPE Entity except as permitted pursuant to Article VIII;

5.2.3 Engage in Different Business. Engage, directly or indirectly, in any, business other than that of entering into this Agreement and the other Loan Documents to which Borrower is a party and the use, ownership, management, leasing, renovation, financing, development, operation and maintenance of the Property and activities related thereto;

5.2.4 Make Advances. Make advances or make loans to any Person, or hold any investments, except as expressly permitted pursuant to the terms of this Agreement or any other Loan Document;

5.2.5 Partition. Partition the Property;

5.2.6 Commingle. Commingle its assets with the assets of any of its Affiliates;

5.2.7 Guarantee Obligations. Guarantee any obligations of any Person;

5.2.8 Transfer Assets. Transfer any asset other than in the ordinary course of business or Transfer any interest in the Property except as may be permitted hereby or in the other Loan Documents;

5.2.9 Amend Organizational Documents. Amend or modify any of its organizational documents without Lender’s consent, other than in connection with any Transfer permitted pursuant to Article VIII or to reflect any change in capital accounts, contributions, distributions, allocations or other provisions that do not and could not reasonably be expected to have a Material Adverse Effect and provided that Borrower and each SPE Entity each remain a Single Purpose Entity;

5.2.10 Dissolve. Dissolve, wind-up, terminate, liquidate, merge with or consolidate into another Person, except as expressly permitted pursuant to this Agreement;

5.2.11 Bankruptcy. (i) File a bankruptcy or insolvency petition or otherwise institute insolvency proceedings, (ii) dissolve, liquidate, consolidate, merge or sell all or substantially all of Borrower’s assets other than in connection with the repayment of the Loan, or (iii) file or solicit the filing of an involuntary bankruptcy petition against Borrower, or any SPE Entity, without obtaining the prior consent of all of the directors of the applicable SPE Entity including, without limitation, the Independent Manager;

5.2.12 ERISA. Engage in any activity that would subject it to regulation under ERISA or qualify it as an “employee benefit plan” (within the meaning of Section 3(3) of ERISA) to which ERISA applies and Borrower’s assets do not and will not constitute plan assets within the meaning of 29 C.F.R. Section 2510.3-101;

5.2.13 Distributions. From and after the occurrence and during the continuance of an Event of Default, make any distributions to or for the benefit of any of its partners or members or its or their Affiliates;

5.2.14 Manager.

(a) Borrower shall not, without the prior written consent of Lender, which consent shall not be unreasonably withheld or delayed: (i) materially modify, change, supplement, alter or amend the Management Agreement or waive or release any of its right and remedies under the Management Agreement that would have a Material Adverse Effect or (ii) replace the Manager with a Person other than a Qualified Manager (provided, if a Securitization shall have occurred, Borrower obtains a Rating Agency Confirmation with respect to such action);

(b) Borrower shall notify Lender in writing (and shall deliver a copy of the proposed management agreement) of any entity proposed to be designated as a Qualified Manager of the Property not less than thirty (30) days before such Qualified Manager, begins to manage the Property, and, if a Securitization shall have occurred, shall obtain prior to any appointment of a Qualified Manager a Rating Agency Confirmation, with respect to any proposed Qualified Manager;

(c) If (a) an Event of Default has occurred and is continuing or (b) the Manager shall become the subject of a bankruptcy proceeding, Borrower shall, at the request of Lender, terminate the Management Agreement and replace the Manager with a Qualified Manager in accordance with this Section 5.2.14 and shall deliver an acceptable Non-Consolidation Opinion covering such replacement Manager if such Person (i) is not covered by the Non-Consolidation Opinion or an Additional Non-Consolidation Opinion, and (ii) is an Affiliate of Borrower; and

(d) Upon the retention of a Qualified Manager, Lender, and if a Securitization shall have occurred, the Rating Agencies, shall have the right to approve any new management agreement with such Qualified Manager (which approval by Lender shall not be unreasonably withheld or delayed).

5.2.15 [Reserved]

5.2.16 Modify REAs. Without the prior consent of Lender, which shall not be unreasonably withheld, delayed or conditioned, Borrower shall not execute modifications to the REAs;

5.2.17 Modify Account Agreement. Without the prior consent of Lender, which shall not be unreasonably withheld, delayed or conditioned, Borrower shall not execute any modification to the Account Agreement;

5.2.18 Zoning Reclassification. Without the prior written consent of Lender, (a) initiate or consent to any zoning reclassification of any portion of the Property, (b) seek any variance under any existing zoning ordinance that could result in the use of the Property becoming a non-conforming use under any zoning ordinance or any other applicable land use law, rule or regulation, or (c) allow any portion of the Property to be used in any manner that could result in the use of the Property becoming a non-conforming use under any zoning ordinance or any other applicable land use law, rule or regulation;

5.2.19 [Reserved]

5.2.20 Debt Cancellation. Cancel or otherwise forgive or release any material claim or debt owed to it by any Person, except for adequate consideration or in the ordinary course of its business and except for termination, modification or enforcement of a Lease as permitted by Section 8.8;

5.2.21 Misapplication of Funds. Distribute any revenue from the Property or any Proceeds in violation of the provisions of this Agreement, fail to remit amounts to the Collection Account or Holding Account, as applicable, as required by Section 3.1, misappropriate any security deposit or portion thereof or apply the proceeds of the Loan in violation of Section 2.1.4; or

5.2.22 Single-Purpose Entity. Fail to be a Single-Purpose Entity or take or suffer any action or inaction the result of which would be to cause it or any SPE Entity to cease to be a Single-Purpose Entity.

VI.	INSURANCE; CASUALTY; CONDEMNATION; RESTORATION

Section 6.1 Insurance Coverage Requirements. Borrower shall, at its sole cost and expense, keep in full force and effect insurance coverage of the types and minimum limits as follows during the term of this Agreement:

6.1.1 Property Insurance. Insurance against loss customarily included under so called “All Risk” policies including flood, earthquake, vandalism, and malicious mischief, boiler and machinery, and such other insurable hazards as, under good insurance practices, from time to time are insured against for other property and buildings similar to the Improvements and Building Equipment in nature, use, location, height, and type of construction. Such insurance policy shall also insure the additional expense of demolition and increased cost of construction due to the enforcement of laws regulating reconstruction at the time of rebuilding following a loss. The amount of such “All Risk” insurance shall be not less than one hundred percent (100%) of the replacement cost value of the Improvements (excluding costs of excavations, foundations, underground utilities and footings) and the Building Equipment. Each such insurance policy shall contain an agreed amount (coinsurance waiver) and replacement cost value endorsement and shall cover, without limitation, all tenant improvements and betterments which Borrower is required to insure in accordance with any Lease. If the insurance required under this paragraph is not obtained by blanket insurance policies, the insurance policy shall be endorsed to also provide guaranteed building replacement cost. Lender shall be named “Loss Payee” on a “Standard Mortgagee Endorsement” and be provided not less than thirty (30) days advance notice of change in coverage, cancellation or non-renewal.

6.1.2 Liability Insurance. “General Public Liability” insurance, including, without limitation, “Commercial General Liability” insurance; “Owned” (if any), “Hired” and “Non Owned Auto Liability”; and “Umbrella Liability” coverage for “Personal Injury”, “Bodily Injury”, “Death, Accident and Property Damage”, providing in combination no less than $30,000,000 ($60,000,000 during construction) per occurrence and in the annual aggregate, per location. In the event that aggregate limits do not apply on a “per location” basis, then the umbrella limit shall be increased from $30,000,000 to $40,000,000. The policies described in this paragraph shall cover, without limitation: elevators, escalators, independent contractors, “Contractual Liability” (covering, to the maximum extent permitted by law, Borrower’s obligation to indemnify Lender as required under this Agreement and “Products and Completed Operations Liability” coverage). All public liability insurance shall name Lender as “Additional Insured” either on a specific endorsement or under a blanket endorsement satisfactory to Lender.

6.1.3 Workers’ Compensation Insurance. Workers compensation and disability insurance as required by law.

6.1.4 Commercial Rents Insurance. “Commercial rents” insurance in an amount equal to eighteen (18) months actual rental loss plus a six (6) month extended period of indemnity endorsement and with a limit of liability sufficient to avoid any co-insurance penalty and to provide Proceeds which will cover the actual loss of profits and rents sustained during the period of at least eighteen (18) months following the date of casualty. Such policies of insurance shall be subject only to exclusions that are acceptable to Lender and, if the Loan is the subject of a Securitization, the Rating Agencies; provided, however, that such exclusions are reasonably consistent with those required for loans similar to the Loan provided herein. Such insurance shall be deemed to include “loss of rental value” insurance where applicable. The term “rental value” means the sum of (A) the total then ascertainable Rents payable under the Leases and (B) the total ascertainable amount of all other amounts to be received by Borrower from third parties which are the legal obligation of Tenants, reduced to the extent such amounts would not be received because of operating expenses not incurred during a period of non-occupancy of that portion of such Property then not being occupied.

6.1.5 Builder’s All-Risk Insurance. During any period of repair or restoration, builder’s “All-Risk” insurance in an amount equal to not less than the full insurable value of the Property against such risks (including so called “All Risk” perils coverage and collapse of the Improvements to agreed limits as Lender may request, in form and substance acceptable to Lender).

6.1.6 Boiler and Machinery Insurance. Comprehensive boiler and machinery insurance (without exclusion for explosion) covering all mechanical and electrical equipment against physical damage, rent loss and improvements loss and covering, without limitation, all tenant improvements and betterments that Borrower is required to insure pursuant to any Lease on a replacement cost basis. The minimum amount of limits to be provided shall be $10,000,000 per accident.

6.1.7 Flood Insurance. If any portion of the Improvements is located within an area designated as “flood prone” or a “special flood hazard area” (as defined under the regulations adopted under the National Flood Insurance Act of 1968 and the Flood Disaster Protection Act of 1973), flood insurance shall be provided, in an amount not less than the maximum limit of coverage available under the Federal Flood Insurance plan with respect to the Property. Lender reserves the right, in Lender’s reasonable discretion, to require flood insurance in excess of that available under the Federal Flood Insurance plan.

6.1.8 Other Insurance. At Lender’s reasonable request, such other insurance with respect to the Property against loss or damage of the kinds from time to time customarily insured against and in such amounts as are generally required by institutional lenders on loans of similar amounts and secured by properties comparable to, and in the general vicinity of, the Property. So long as the Terrorism Risk Insurance Act of 2002 (TRIA) or a similar statute is in effect, the Borrower shall be required to carry terrorism insurance, including insurance coverage relating to the acts of terrorist groups or individuals, in an amount equal to the lesser of (a) the aggregate sum of the Principal Amount and the principal amount of the Mezzanine Loan (or so much as may be outstanding under the Mezzanine Note from time to time), and (b) the full replacement cost of the Property. If TRIA or a similar statute is not in effect, then provided that terrorism insurance is commercially available, Borrower shall be required to cant’ terrorism insurance at all times during which any portion of the Loan is outstanding in an amount equal to the lesser of (i) the aggregate sum of the Principal Amount and the principal amount of the Mezzanine Loan (or so much as may be outstanding under the Mezzanine Note from time to time), (ii) the full replacement cost of the Property and (iii) the amount of coverage that can be purchased by doubling the premium being paid for property insurance required by Section 6.6.1; provided, however, that if terrorism insurance is not commercially available, Borrower shall nonetheless be required to carry terrorism insurance at all times during which any portion of the Loan is outstanding if any Affiliate of Borrower obtains terrorism insurance with respect to any property similar to the Property that is owned by such Affiliate, such insurance coverage to be in an amount equal to the amount of coverage carried by such Affiliate, increased or decreased, as applicable, by a pro rata amount to reflect the relative values of such Affiliate’s property and the Property. Borrower agrees that if terrorism insurance is required pursuant to this Section and any property insurance policy covering the Property provides for any exclusions of coverage for acts of terrorism, then a separate terrorism insurance policy covering the excluded items in the coverage amount required under this Section and in form and substance acceptable to Lender will be obtained by Borrower for the Property. Lender agrees that terrorism insurance coverage may be provided under a blanket policy that is acceptable to Lender.

6.1.9 Ratings of Insurers. Borrower shall maintain the insurance coverage described in Section 6.1.1 through Section 6.1.8 above, in all cases, with one or more domestic primary insurers reasonably acceptable to Lender, having both (x) claims-paying-ability and financial strength ratings by S&P of not less than “A” and its equivalent by the other Rating Agencies, provided that seismic insurance may be provided by insurers with such lower rating as is approved by the Rating Agencies, and (y) an Alfred M. Best Company, Inc. rating of “A” or better and a financial size category of not less than “X”. For insurance coverage commencing in October 2003 and thereafter, to the extent such insurance coverage is provided by a syndicate of five (5) or more insurers, no less than sixty percent (60%) of the coverage may be provided by insurers with claims-paying-ability and financial strength ratings by S&P of not less than “A-” and its equivalent by the other Rating Agencies. All insurers providing insurance required by this Agreement shall be authorized to issue insurance in the State.

6.1.10 Form of Insurance Policies; Endorsements. All insurance policies shall be in such form and with such endorsements as are reasonably satisfactory to Lender (and Lender shall have the right to approve amounts, form, risk coverage, deductibles, loss payees and insureds). A certificate of insurance with respect to all of the above-mentioned insurance policies has been delivered to Lender and originals or certified copies of all such policies shall be delivered to Lender when the same are available (but no later than thirty (30) days after the date hereof) and shall be held by Lender. All policies shall name Lender as an additional insured, shall provide that all Proceeds (except with respect to Proceeds of general liability and workers’ compensation insurance) be payable to Lender as and to the extent set forth in Section 6.2, and shall contain: (i) a standard “non-contributory mortgagee” endorsement or its equivalent relating, inter alias, to recovery by Lender notwithstanding the negligent or willful acts or omissions of Borrower; (ii) a waiver of subrogation endorsement in favor of Lender; (iii) an endorsement providing that no policy shall be impaired or invalidated by virtue of any act, failure to act, negligence of, or violation of declarations, warranties or conditions contained in such policy by Borrower, Lender or any other named insured, additional insured or loss payee, except for the willful misconduct of Lender knowingly in violation of the conditions of such policy; (iv) an endorsement providing for a deductible per loss of an amount not more than that which is customarily maintained by prudent owners of properties with a standard of operation and maintenance comparable to and in the general vicinity of the Property, but in no event in excess of an amount reasonably acceptable to Lender; and (v) a provision that such policies shall not be canceled, terminated or expire without at least thirty (30) days’ prior written notice to Lender, in each instance. Each insurance policy shall contain a provision whereby the insurer: (i) agrees that such policy shall not be canceled or terminated, the coverage, deductible, and limits of such policy shall not be modified, other provisions of such policy shall not be modified if such policy, after giving effect to such modification, would not satisfy the requirements of this Agreement, and such policy shall not be canceled or fail to be renewed, without in each case, at least thirty (30) days prior written notice to Lender, (ii) waives any right to claim any premiums and commissions against Lender, provided that the policy need not waive the requirement that the premium be paid in order for a claim to be paid to the insured, and (iii) provides that Lender at its option, shall be permitted to make payments to effect the continuation of such policy upon notice of cancellation due to non-payment of premiums. In the event any insurance policy (except for general public and other liability and workers compensation insurance) shall contain breach of warranty provisions, such policy shall provide that with respect to the interest of Lender, such insurance policy shall not be invalidated by and shall insure Lender regardless of (A) any act, failure to act or negligence of or violation of warranties, declarations or conditions contained in such policy by any named insured, (B) the occupancy or use of the Property for purposes more hazardous than permitted by the terms thereof, or (C) any foreclosure or other action or proceeding taken by Lender pursuant to any provision of this Agreement.

6.1.11 Certificates. Borrower shall deliver to Lender annually, concurrently with the renewal of the insurance policies required hereunder, a certificate from Borrower’s insurance agent stating that the insurance policies required to be delivered to Lender pursuant to this Section 6.1 are maintained with insurers who comply with the terms of Section 6.1.9, setting forth a schedule describing all premiums required to be paid by Borrower to maintain the policies of insurance required under this Section 6.1, and stating that Borrower has paid such premiums. Certificates of insurance with respect to all replacement policies shall be delivered to Lender not less than fifteen (15) Business Days prior to the expiration date of any of the insurance policies required to be maintained hereunder which certificates shall bear notations evidencing payment of applicable premiums. Borrower shall deliver to Lender originals (or certified copies) of such replacement insurance policies on or before the earlier to occur of (i) thirty (30) days after the effective date thereof and (ii) five (5) Business Days after Borrower’s receipt thereof. If Borrower fails to maintain and deliver to Lender the certificates of insurance and certified copies or originals required by this Agreement, upon five (5) Business Days’ prior notice to Borrower, Lender may procure such insurance, and all out of pocket costs thereof (and interest thereon at the Default Rate) shall be added to the Indebtedness. Lender shall not, by the fact of approving, disapproving, accepting, preventing, obtaining or failing to obtain any insurance, incur any liability for or with respect to the amount of insurance carried, the form or legal sufficiency of insurance contracts, solvency of insurance companies, or payment or defense of lawsuits, and Borrower hereby expressly assumes full responsibility therefor and all liability, if any, with respect to such matters. Borrower agrees that any replacement insurance policy shall comply with Section 6.1.8 with respect to terrorism insurance.

6.1.12 Separate Insurance. Borrower shall not take out separate insurance contributing in the event of loss with that required to be maintained pursuant to this Section 6.1 unless such insurance complies with this Section 6.1.

6.1.13 Blanket Policies. The insurance coverage required under this Section 6.1 may be effected under a blanket policy or policies covering the Property and other properties and assets not constituting a part of the Property; provided that any such blanket policy shall specify, except in the case of public liability insurance, the portion of the total coverage of such policy that is allocated to the Property, and any sublimits in such blanket policy applicable to the Property, which amounts shall not be less than the amounts required pursuant to this Section 6.1 and which shall in any case comply in all other respects with the requirements of this Section 6.1. Upon Lender’s request, Borrower shall deliver to Lender an Officer’s Certificate setting forth (i) the number of properties covered by such policy, (ii) the location by city (if available, otherwise, county) and state of the properties, (iii) the average square footage of the properties (or the aggregate square footage), (iv) a brief description of the typical construction type included in the blanket policy and (v) such other information as Lender may reasonably request.

Section 6.2 Condemnation and Insurance Proceeds.

6.2.1 Notification. Borrower shall promptly notify Lender in writing upon obtaining knowledge of (i) the institution of any proceedings relating to any Taking (whether material or immaterial) of, or (ii) the occurrence of any casualty, damage or injury to, the Property or any portion thereof, the restoration of which is estimated by Borrower in good faith to cost more than the Casualty Amount. In addition, each such notice shall set forth such good faith estimate of the cost of repairing or restoring such casualty, damage, injury or Taking in reasonable detail if the same is then available and, if not, as soon thereafter as it can reasonably be provided.

6.2.2 Proceeds. In the event of any Taking of or any casualty or other damage or injury to the Property, Borrower’s right, title and interest in and to all compensation, awards, proceeds, damages, claims, insurance recoveries, causes and rights of action (whether accrued prior to or after the date hereof) and payments which Borrower may receive or to which Borrower may become entitled with respect to the Property or any part thereof other than payments received in connection with any liability or loss of rental value or business interruption insurance (collectively, Proceeds), in connection with any such Taking of, or casualty or other damage or injury to, the Property or any part thereof are hereby assigned by Borrower to Lender and, except as otherwise herein provided, shall be paid to the Lender. Borrower shall, in good faith and in a commercially reasonable manner, file and prosecute the adjustment, compromise or settlement of any claim for Proceeds and, subject to Borrower’s right to receive the direct payment of any Proceeds as herein provided, will cause the same to be paid directly to Lender to be held and applied in accordance with the provisions of this Agreement. Except upon the occurrence and during the continuance of a Monetary Default or an Event of Default, Borrower may settle any insurance claim or Taking with respect to Proceeds which does not exceed the Casualty Amount. Whether or not a Monetary Default or an Event of Default shall have occurred and be continuing, Lender shall have the right to approve, such approval not to be unreasonably withheld, any settlement which might result in any Proceeds in excess of the Casualty Amount and Borrower shall deliver or cause to be delivered to Lender all instruments reasonably requested by Lender to permit such approval. Borrower shall pay all reasonable out of pocket costs, fees and expenses reasonably incurred by Lender (including all reasonable attorneys’ fees and expenses, the reasonable fees of insurance experts and adjusters and reasonable costs incurred in any litigation or arbitration), and interest thereon at the Default Rate to the extent not paid within ten (10) Business Days after delivery of a request for reimbursement by Lender, in connection with the settlement of any claim for Proceeds and seeking and obtaining of any payment on account thereof in accordance with the foregoing provisions. If any Proceeds are received by Borrower and may be retained by Borrower pursuant to this Section 6.2, such Proceeds shall, until the completion of the related Work, be held in trust for Lender and shall be segregated from other funds of Borrower to be used to pay for the cost of the Work in accordance with the terms hereof, and in the event such Proceeds exceed the Casualty Amount, such Proceeds shall be forthwith paid directly to and held by Lender in the Proceeds Reserve Account in trust for Borrower, in each case to be applied or disbursed in accordance with this Section 6.2. If an Event of Default shall have occurred and be continuing, or if Borrower fails to file and/or prosecute any insurance claim for a period of fifteen (15) Business Days following Borrower’s receipt of written notice from Lender, Borrower hereby irrevocably empowers Lender, in the name of Borrower as its true and lawful attorney-in-fact, to file and prosecute such claim (including settlement thereof) with counsel satisfactory to Lender and to collect and to make receipt for any such payment, all at Borrower’s expense (including payment of interest at the Default Rate for any amounts advanced by Lender pursuant to this Section 6.2). Notwithstanding anything to the contrary set forth in this Agreement, however, and excluding situations requiring prepayment of the Note, to the extent any Proceeds (either singly or when aggregated with all other then unapplied Proceeds with respect to the Property) do not exceed the Casualty Amount, such Proceeds are to be paid directly to Borrower to be applied to restoration of the Property in accordance with the terms hereof (except that Proceeds paid in respect of the insurance described in Section 6.1.4 shall be deposited directly to the Collection Account as revenue of the Property).

6.2.3 Lender to Take Proceeds. If (i) the Proceeds shall equal or exceed the Principal Amount, (ii) a Monetary Default or an Event of Default shall have occurred and be continuing, (iii) a Total Loss with respect to the Property shall have occurred, (iv) the Work is not capable of being completed before the earlier to occur of the date which is six (6) months prior to the earlier of the Maturity Date and the date on which the business interruption insurance carried by Borrower with respect to the Property shall expire (the Cut-Off Date), unless on or prior to the Cut-Off Date the Borrower (x) shall deliver to the Lender and there shall remain in effect a binding written offer, subject only to customary conditions, of an Approved Bank or such other financial institution or investment bank reasonably satisfactory to Lender duly authorized to originate loans secured by real property located in the State for a loan from such Approved Bank or such other financial institution or investment bank to the Borrower in a principal amount of not less than the then Principal Amount and which shall, in the Lender’s reasonable judgment, enable the Borrower to refinance the Loan prior to the Maturity Date and (y) if a Securitization shall have occurred, shall obtain a Rating Agency Confirmation, (v) the Property is not capable of being restored substantially to its condition prior to such Taking or casualty and such incapacity shall have a Material Adverse Effect, (vi) Leases demising in the aggregate less than 50% of the total rentable space in the Property which has been demised under executed and delivered Leases in effect as of the date of the occurrence of such fire or other casualty remain in full force and effect during and after the completion of the restoration and (vii) Lender reasonably determines that upon the completion of the restoration, the gross cash flow and the net cash flow of the Property will not be restored to a level sufficient to cover all carrying costs and operating expenses of the Property, including, without limitation, debt service on the Note and the Mezzanine Note at a coverage ratio (after deducting all required reserves as required by Lender from net operating income and assuming a weighted average constant on the Note and the Mezzanine Note of 10.5%) of at least 1.20 to 1.0, which coverage ratio shall be determined by Lender in its sole and absolute discretion; then in any such case, all Proceeds shall be paid over to Lender (if not paid directly to Lender) and any Proceeds remaining after reimbursement of Lender’s or its agent’s reasonable out of pocket costs and expenses actually incurred in connection with recovery of any such Proceeds (including, without limitation, reasonable out of pocket administrative costs and inspection fees) shall be applied by Lender to prepay the Note in accordance with the provisions thereof, without premium, penalty or the Liquidated Damages Amount, and the balance, if any shall be paid to Mezzanine Lender to be applied pursuant to the terms of the Mezzanine Loan Agreement.

6.2.4 Borrower to Restore.

(a) Promptly after the occurrence of any damage or destruction to all or any portion of the Property or a Taking of a portion of the Property, Borrower shall commence and diligently prosecute, or cause to be commenced and diligently prosecuted, to completion, subject to Excusable Delays, the repair, restoration and rebuilding of the Property (in the case of a partial Taking, to the extent it is capable of being restored) so damaged, destroyed or remaining after such Taking in full compliance with all material Legal Requirements and free and clear of any and all Liens except Permitted Encumbrances (such repair, restoration and rebuilding are sometimes hereinafter collectively referred to as the Work). The plans and specifications shall require that the Work be done in a good and workmanlike manner at least equivalent to the quality and character prior to the damage or destruction (provided, however, that in the case of a partial Taking, the Property restoration shall be done to the extent reasonably practicable after taking into account the consequences of such partial Taking), so that upon completion thereof, the Property shall be at least equal in value and general utility to the Property prior to the damage or destruction; it being understood, however, that Borrower shall not be obligated to restore the Property to the precise condition of the Property prior to any partial Taking of, or casualty or other damage or injury to, the Property, if the Work actually performed, if any, or failed to be performed, shall have no Material Adverse Effect on the value of the Property from the value that the Property would have had if the same had been restored to its condition immediately prior to such Taking or casualty. Subject to Borrower’s rights pursuant to Section 2.3.3 to cause the Property to be released from the Lien of the Security Instrument, Borrower shall be obligated to restore the Property suffering a casualty or which has been subject to a partial Taking in accordance with the provisions of this Section 6.2 at Borrower’s sole cost and expense whether or not the Proceeds shall be sufficient, provided that, if applicable, the Proceeds shall be made available to Borrower by Lender in accordance with this Agreement.

(b) If Proceeds are not required to be applied toward payment of the Indebtedness pursuant to the terms hereof, then Lender shall make the Proceeds which it is holding pursuant to the terms hereof (after payment of any reasonable out of pocket expenses actually incurred by Lender in connection with the collection thereof plus interest thereon at the Default Rate (from the date advanced through the date of reimbursement) to the extent the same are not paid within ten (10) Business Days after request for reimbursement by Lender) available to Borrower for payment of or reimbursement of Borrower’s or the applicable Tenant’s expenses incurred with respect to the Work, upon the terms and subject to the conditions set forth in paragraphs (i), (ii) and (iii) below and in Section 6.2.5:

(i) at the time of loss or damage or at any time thereafter while Borrower is holding any portion of the Proceeds, there shall be no continuing Monetary Default or Event of Default;

(ii) if, at any time, the estimated cost of the Work (as estimated by the Independent Architect referred to in clause (iii) below) shall exceed the Proceeds (a Deficiency) and for so long as a Deficiency shall exist, Lender shall not be required to make any Proceeds disbursement to Borrower unless Borrower (within a reasonable period of time after receipt of such estimate), at its election, either deposits with or delivers to Lender (A) Cash and Cash Equivalents or a Letter or Letters of Credit in an amount equal to the estimated cost of the Work less the Proceeds available, or (B) such other evidence of Borrower’s ability to meet such excess costs and which is satisfactory to Lender and the Rating Agencies;

(iii) Each of Lender and the Independent Architect shall have reasonably approved the plans and specifications for the Work and any change orders in connection with such plans and specifications; and

(iv) Lender shall, within a reasonable period of time prior to request for initial disbursement, be furnished with an estimate of the cost of the Work accompanied by an Independent Architect’s certification as to such costs and appropriate plans and specifications for the Work. Borrower shall restore all Improvements such that when they are fully restored and/or repaired, such Improvements and their contemplated use fully comply with all applicable Legal Requirements including zoning, environmental and building laws, codes, ordinances and regulations.

6.2.5 Disbursement of Proceeds.

(a) Disbursements of the Proceeds in Cash or Cash Equivalents to Borrower hereunder shall be made from time to time (but not more frequently than once in any month) by Lender but only for so long as no Monetary Default or Event of Default shall have occurred and be continuing, as the Work progresses upon receipt by Lender of (i) an Officer’s Certificate dated not more than ten (10) Business Days prior to the application for such payment, requesting such payment or reimbursement and describing the Work performed that is the subject of such request, the parties that performed such Work and the actual cost thereof, and also certifying that such Work and materials are or, upon disbursement of the payment requested to the parties entitled thereto, will be free and clear of Liens other than Permitted Encumbrances, (ii) evidence reasonably satisfactory to Lender that (A) all materials installed and work and labor performed in connection with such Work have been paid for in full or will be so paid out of such disbursement, and (B) there exists no notices of pendency, stop orders, mechanic’s liens or notices of intention to file same (unless the same is required by State law as a condition to the payment of a contractor) or any liens or encumbrances of any nature whatsoever on the Property arising out of the Work which have not been either fully bonded to the satisfaction of Lender or discharged of record or in the alternative, fully insured to the satisfaction of Lender by the Title Company that issued the Title Policy and (iii) an Independent Architect’s certificate certifying performance of the Work together with an estimate of the cost to complete the Work. No payment made prior to the final completion of the Work, as certified by the Independent Architect, except for payment made to contractors whose Work shall have been fully completed and from which final lien waivers have been received, shall exceed ninety percent (90%) of the value of the Work performed and materials furnished and incorporated into the Improvements from time to time, and at all times the undisbursed balance of said Proceeds together with all amounts deposited, bonded, guaranteed or otherwise provided for pursuant to Section 6.2.4(b) above, shall be at least sufficient to pay for the estimated cost of completion of the Work; final payment of all Proceeds remaining with Lender shall be made upon receipt by Lender of a certification by an Independent Architect, as to the completion of the Work substantially in accordance with the submitted plans and specifications, final lien releases, and the filing of a notice of completion and the expiration of the period provided under the law of the State for the filing of mechanics’ and materialmens’ liens which are entitled to priority as to other creditors, encumbrances and purchasers, as certified pursuant to an Officer’s Certificate, and delivery of a certificate of occupancy with respect to the Work, or, if not applicable, an Officer’s Certificate to the effect that a certificate of occupancy is not required.

(b) If, after the Work is completed in accordance with the provisions hereof and Lender receives evidence that all costs of completion have been paid, there are excess Proceeds, Lender shall apply such excess Proceeds with respect to the Taking of or casualty to the Property to the payment or prepayment of all or any portion of the Indebtedness secured hereby without penalty or premium, and any balance thereof, shall be paid over to Mezzanine Lender and applied to the Indebtedness (Mezzanine) without penalty or premium.

VII.	IMPOSITIONS, OTHER CHARGES, LIENS AND OTHER ITEMS

Section 7.1 Borrower to Pay Impositions and Other Charges. Subject to Borrower’s right of contest set forth in Section 7.3, Borrower shall pay all Impositions now or hereafter levied or assessed or imposed against the Property or any part thereof prior to the imposition of any interest, charges or expenses for the non-payment thereof and shall pay all Other Charges on or before the date they are due. Borrower shall deliver to Lender annually, no later than fifteen (15) Business Days after the first day of each fiscal year of Borrower, and shall update as new information is received, a schedule describing all Impositions, payable or estimated to be payable during such fiscal year attributable to or affecting the Property or Borrower. Subject to Borrower’s right of contest set forth in Section 7.3, as set forth in the next two sentences and provided that there are sufficient funds available in the Tax Reserve Account, Lender, on behalf of Borrower, shall pay all Impositions and Other Charges which are attributable to or affect the Property or Borrower, prior to the date such Impositions or Other Charges shall become delinquent or late charges may be imposed thereon, directly to the applicable taxing authority with respect thereto. Lender shall, or Lender shall direct the Cash Management Bank to, pay to the taxing authority such amounts to the extent funds in the Tax Reserve Account are sufficient to pay such Impositions. Nothing contained in this Agreement or the Security Instrument shall be construed to require Borrower to pay any tax, assessment, levy or charge imposed on Lender in the nature of a franchise, capital levy, estate, inheritance, succession, income or net revenue tax.

Section 7.2 No Liens. Subject to its right of contest set forth in Section 7.3, Borrower shall at all times keep, or cause to be kept, the Property free from all Liens (other than Permitted Encumbrances) and shall pay when due and payable (or bond over) all claims and demands of mechanics, materialmen, laborers and others which, if unpaid, might result in or permit the creation of a Lien on the Property or any portion thereof and shall in any event cause the prompt, full and unconditional discharge of all Liens imposed on or against the Property or any portion thereof within sixty (60) days after receiving written notice of the filing (whether from Lender, the lienor or any other Person) thereof. Borrower shall do or cause to be done, at the sole cost of Borrower, everything reasonably necessary to fully preserve the first priority of the Lien of the Security Instrument against the Property, subject to the Permitted Encumbrances. Upon the occurrence and during the continuance of an Event of Default with respect to its Obligations as set forth in this Article VII, Lender may (but shall not be obligated to) make such payment or discharge such Lien, and Borrower shall reimburse Lender on demand for all such advances pursuant to Section 19.12 (together with interest thereon at the Default Rate).

Section 7.3 Contest. Nothing contained herein shall be deemed to require Borrower to pay, or cause to be paid, any Imposition or to satisfy any Lien, or to comply with any Legal Requirement or Insurance Requirement, so long as Borrower is in good faith, and by proper legal proceedings, where appropriate, diligently contesting the validity, amount or application thereof, provided that in each case, at the time of the commencement of any such action or proceeding, and during the pendency of such action or proceeding (i) no Event of Default shall exist and be continuing hereunder, (ii) Borrower shall keep Lender informed of the status of such contest at reasonable intervals, (iii) if Borrower is not providing security as provided in clause (vi) below, adequate reserves with respect thereto are maintained on Borrower’s books in accordance with GAAP or in the Tax Reserve Account or Insurance Reserve Account, as applicable, (iv) either such contest operates to suspend collection or enforcement as the case may be, of the contested Imposition, Lien or Legal Requirement and such contest is maintained and prosecuted continuously and with diligence or the Imposition or Lien is bonded, (v) in the case of any Insurance Requirement, the failure of Borrower to comply therewith shall not impair the validity of any insurance required to be maintained by Borrower under Section 6.1 or the right to full payment of any claims thereunder, and (vi) in the case of Impositions and Liens which are not bonded in excess of $500,000 individually, or in the aggregate, during such contest, Borrower, shall deposit with or deliver to Lender either Cash and Cash Equivalents or a Letter or Letters of Credit in an amount equal to 125% of (A) the amount of Borrower’s obligations being contested plus (B) any additional interest, charge, or penalty arising from such contest. Notwithstanding the foregoing, the creation of any such reserves or the furnishing of any bond or other security, Borrower promptly shall comply with any contested Legal Requirement or Insurance Requirement or shall pay any contested Imposition or Lien, and compliance therewith or payment thereof shall not be deferred, if, at any time the Property or any portion thereof shall be, in Lender’s reasonable judgment, in imminent danger of being forfeited or lost or Lender is likely to be subject to civil or criminal damages as a result thereof. If such action or proceeding is terminated or discontinued adversely to Borrower, Borrower shall deliver to Lender reasonable evidence of Borrower’s compliance with such contested Imposition, Lien, Legal Requirements or Insurance Requirements, as the case may be.

VIII.	TRANSFERS, INDEBTEDNESS AND SUBORDINATE LIENS

Section 8.1 Restrictions on Transfers. Unless such action is permitted by the provisions of this Article VIII, (i) Borrower shall not, and shall not permit any other Person holding any direct or indirect ownership interest in Borrower or the Property to Transfer all or any part of the Property, (ii) Borrower shall not, and shall not permit any SPE Entity to, incur any Debt, other than Permitted Debt or Permitted Encumbrances, or (iii) Borrower shall not, and shall not permit any other Person holding a direct or indirect ownership interest in Borrower, except in connection with the Mezzanine Loan, to Transfer (directly or indirectly) any interest in Borrower, Mezzanine Borrower, or any SPE Entity.

Section 8.2 Sale of Building Equipment. Borrower may Transfer or dispose of Building Equipment which is being replaced or which is no longer necessary in connection with the operation of the Property free from the Lien of the Security Instrument provided that such Transfer or disposal will not have a Material Adverse Effect on the value of the Property taken as a whole, will not materially impair the utility of the Property, and will not result in a reduction or abatement of, or right of offset against, the Rents payable under any Lease, in either case as a result thereof, and provided further that any new Building Equipment acquired by Borrower (and not so disposed of) shall be subject to the Lien of the Security Instrument. Lender shall, from time to time, upon receipt of an Officer’s Certificate requesting the same and confirming satisfaction of the conditions set forth above, execute a written instrument in form reasonably satisfactory to Lender to confirm that such Building Equipment which is to be, or has been, sold or disposed of is free from the Lien of the Security Instrument.

Section 8.3 Immaterial Transfers and Easements, etc. Borrower may, without the consent of Lender, (i) make immaterial Transfers of portions of the Property to Governmental Authorities for dedication or public use (subject to the provisions of Section 6.2) or, portions of the Property to third parties for the purpose of erecting and operating additional structures whose use is integrated with the use of the Property, and (ii) grant easements, restrictions, covenants, reservations and rights of way in the ordinary course of business for access, water and sewer lines, telephone and telegraph lines, electric lines or other utilities or for other similar purposes, provided that no such Transfer, conveyance or encumbrance set forth in the foregoing clauses (i) and (ii) shall materially impair the utility and operation of the Property or have a Material Adverse Effect on the value of the Property taken as a whole. In connection with any Transfer permitted pursuant to this Section 8.3, Lender shall execute and deliver any instrument reasonably necessary or appropriate, in the case of the Transfers referred to in clause (i) above, to release the portion of the Property affected by such Taking or such Transfer from the Lien of the Security Instrument or, in the case of clause (ii) above, to subordinate the Lien of the Security Instrument to such easements, restrictions, covenants, reservations and rights of way or other similar grants upon receipt by Lender of:

(a) thirty (30) days prior written notice thereof;

(b) a copy of the instrument or instruments of Transfer;

(c) an Officer’s Certificate stating (x) with respect to any Transfer, the consideration, if any, being paid for the Transfer and (y) that such Transfer does not materially impair the utility and operation of the Property, materially reduce the value of the Property or have a Material Adverse Effect; and

(d) reimbursement of all of Lender’s reasonable costs and expenses incurred in connection with such Transfer.

Section 8.4 Indebtedness. Borrower shall not incur, create or assume any Debt or incur any liabilities without the consent of Lender other than Permitted Debt.

Section 8.5 Permitted Owner Interest Transfers. A Transfer (but not a pledge or encumbrance) of a direct or indirect beneficial interest in Borrower, Mezzanine Borrower, or any SPE Entity shall be permitted without Lender’s consent if (i) Lender receives thirty (30) days prior written notice thereof, (ii) immediately prior to such Transfer, no Event of Default shall have occurred and be continuing, and (iii) no more than forty-nine percent (49%) of the direct or indirect ownership interests in Borrower, Mezzanine Borrower, or any SPE Entity is being Transferred (in the aggregate of all such Transfers). In addition, a Transfer of a direct or indirect interest in Guarantor shall be permitted without Lender’s consent if (i) the California Public Employees Retirement System (“CalPERS”) or a wholly owned subsidiary of CalPERS owns and holds at least 51% of the indirect beneficial interests in Borrower following such Transfer and (ii) CalPERS directly or indirectly maintains no less management consent and control rights with respect to Guarantor and Borrower following such Transfer than are held by CalPERS on the Closing Date.

Section 8.6 Deliveries to Lender. Not less than thirty (30) days prior to the closing of any transaction subject to the provisions of this Article VIII, Borrower shall deliver to Lender an Officer’s Certificate describing the proposed transaction and stating that such transaction is permitted by this Article VIII, together with any appraisal or other documents upon which such Officer’s Certificate is based. In addition, Borrower shall provide Lender with copies of executed deeds or other similar closing documents within ten (10) Business Days after such closing.

Section 8.7 Release or Substitution of Individual Properties.

8.7.1 Release of Properties. On any Payment Date (as such term is defined in the Note) occurring after the Lockout Release Date, Borrower shall have the right to obtain a release of one or more of the Individual Properties (each, a “Property Release”) and such Individual Property being a “Release Property”) in whole, but not in part from the lien of the Security Instrument provided that all of the following conditions are satisfied:

(i) Borrower delivers irrevocable notice of such Property Release no less than thirty (30) days prior to such Payment Date (a “Property Release Notice”);

(ii) On such Payment Date, concurrently with Lender’s release of such Individual Property, Borrower shall pay to Lender an amount equal to one hundred twenty-five percent (125%) of the Allocated Loan Amount for such Individual Property, together with any interest payable through the end of the Interest Period in which such Payment Date occurs but without other premium, penalty or the Liquidated Damages Amount (such amount being the “Release Payment”). Notwithstanding the foregoing, in no event shall such Release Payment exceed the then outstanding Obligations. In no event shall a Property Release occur (and Lender shall have no obligation to release any Individual Property) on a date that is not a Payment Date;

(iii) No Event of Default shall have occurred and is then continuing on the date on which Borrower delivers the Property Release Notice and on the Release Date;

(iv) Following the Property Release, the Individual Properties that will remain subject to the Lien of the Security Instrument will provide a debt service coverage ratio on the Note and the Mezzanine Note of at least 1.0 to 1.0, based on the actual Net Operating Income for such Individual Properties for the twelve (12) months immediately preceding the date of such Property Release, as reflected on the financial statement delivered to Lender pursuant to Section 11.2, and an assumed debt service on the Note and the Mezzanine Note calculated at a weighted average constant of 10.5% constant;

(v) Borrower shall execute and deliver such other instruments, certificates, opinions of counsel and documentation as Lender and the Rating Agencies shall reasonably request in order to preserve, confirm or secure the Liens and security granted to Lender by the Loan Documents, including any amendments, modification or supplements to any of the Loan Documents and partial release endorsements to the Title Policy;

(vi) Borrower shall pay for any and all reasonable out of pocket costs and expenses incurred in connection with any proposed release, including Lender’s reasonable attorneys’ fees and disbursements and all title insurance premiums for any endorsements to the Title Policy reasonably required by Lender in connection with such proposed Property Release; and

(vii) Prior to the Release Date, Borrower shall deliver to Lender evidence reasonably satisfactory to Lender that all amounts owing to any parties in connection with the transaction relating to the proposed Property Release have been paid in full, or are simultaneously paid in full at the Release Date or adequate reserves therefor are established by Borrower in cash with respect to contingent or other liabilities that may arise out of such transaction.

8.7.2 Substitution of Individual Properties. Borrower shall have the right to request a substitution of one or more of the Individual Properties as collateral for the Loan with one or more properties that are comparable to the substituted Individual Property or Individual Properties and will provide Lender with the same or better debt service coverage ratio and loan to value ratio and comparable geographic diversification and tenant quality as the Individual Property or Individual Properties that are being substituted, provided that any such substitution shall be subject to the approval of Lender, which approval may be granted or withheld in Lender’s sole and absolute discretion, and to the receipt of a Rating Agency Confirmation with respect to such substitution. In connection with any request for a substitution, Borrower shall (i) provided Lender with all documents and information requested by Lender, including, without limitation, appraisals, estoppel certificates, subordination, nondisturbance and attornment agreements, surveys, title insurance, engineering and environmental reports and Opinions of Counsel that the substitution requested will not result in any adverse tax consequences, (ii) execute and deliver all documents requested by Lender in connection with such substitution, including, without limitation, any documents required by Lender to encumber such substitute property or properties as collateral for the Loan, and (iii) pay all reasonable, out of pocket costs and expenses included by Lender in connection with such requested substitution, including, without limitation, legal fees and disbursements, title insurance premiums, transfer and other taxes and Rating Agency Fees.

8.7.3 Loan Assumption. In connection with any Transfer of the Property for which Lenders consent has been obtained pursuant to the provisions of this Article VIII, which consent may be granted or denied in Lender’s sole and absolute discretion, Borrower shall have the right to request Lender’s consent, which consent may be granted or denied in Lenders sole and absolute discretion, to the assumption of the Loan by the purchaser of the Property. Any such assumption of the Loan shall be conditioned upon, among other things, (i) the delivery of a Rating Agency Confirmation, (ii) the delivery of financial information, including, without limitation, audited financial statements, for such purchaser and the direct and indirect owners such purchaser, (iii) the delivery of evidence that the purchaser is a Single Purpose Entity, (iv) the execution and delivery of all documentation reasonably requested by Lender, relating to the Transfer of the Property and the assumption of the Loan and the delivery of a replacement Recourse Guaranty and a replacement Environmental Indemnity from a Guarantor that is acceptable to Lender in its sole and absolute discretion, and, upon receipt of such replacement Recourse Guaranty and replacement Environmental Indemnity, Lender shall release Guarantor from its obligations under the Recourse Guaranty and Environmental Indemnity, (v) the delivery of Opinions of Counsel requested by Lender, including, without limitation, a Nonconsolidation Opinion with respect to the purchaser and other entities identified by Lender or requested by the Rating Agencies and opinions with respect to the valid formation, due authority and good standing of the purchaser and any additional pledgors and the continued enforceability of the Loan Documents and any other matters requested by Lender, (vi) the delivery of an endorsement to the Title Policy in form and substance acceptable to Lender, insuring the lien of the Security Instrument, as assumed, subject only to the Permitted Encumbrances, (vii) the payment of an assumption fee equal to one percent (1%) of the Principal Amount, and (ix) the payment of all of Lender’s fees, costs and expenses, including, without limitation, reasonable attorneys’ fees and costs, actually incurred by Lender in connection with such assumption.

Section 8.8 Leases.

8.8.1 New Leases and Lease Modifications. Except as otherwise provided in this Section 8.8, Borrower shall not (x) enter into any Lease (a New Lease) or (y) consent to the assignment of any Lease (unless required to do so by the terms of such Lease) that releases the original Tenant from its obligations under the Lease, or (z) modify any Lease (including, without limitation, accept a surrender of any portion of the Property subject to a Lease (unless otherwise permitted or required by law), allow a reduction in the term of any Lease or a reduction in the Rent payable under any Lease, change any renewal provisions of any Lease, materially increase the obligations of the landlord or materially decrease the obligations of any Tenant) or terminate any Lease for any reason other than the expiration of the term thereof or a default by the tenant thereunder (any such action referred to in clauses (y) and (z) being referred to herein as a Lease Modification) without the prior written consent of Lender which consent shall not be unreasonably withheld or delayed. Any New Lease or Lease Modification that requires Lender’s consent shall be delivered to Lender for approval not less than ten (10) Business Days prior to the effective date of such New Lease or Lease Modification. Any such request for consent or approval shall state in prominent bold-faced type that “YOUR RESPONSE TO THIS REQUEST FOR CONSENT OR APPROVAL IS REQUIRED WITHIN FIVE (5) BUSINESS DAYS AFTER YOUR RECEIPT OF THIS REQUEST.” In the event Lender fails to respond to such first request for consent or approval with respect to any New Lease or Lease Modification, Borrower shall send Lender a second request for such consent or approval, which second request shall state in prominent bold-faced type that “THIS IS A SECOND REQUEST FOR YOUR CONSENT OR APPROVAL. YOUR RESPONSE TO THIS SECOND

REQUEST FOR CONSENT OR APPROVAL IS REQUIRED WITHIN FIVE (5) BUSINESS DAYS AFTER YOUR RECEIPT OF THIS REQUEST. FAILURE TO RESPOND TO THIS REQUEST WITHIN FIVE (5) BUSINESS DAYS WILL BE DEEMED TO BE YOUR APPROVAL OF THE CONSENT TO THE NEW LEASE OR LEASE MODIFICATION REQUESTED IN THIS NOTICE.” In the event Lender fails to respond to a second request for any consent or approval that includes the notice required herein within five (5) Business Days after Lender’s receipt of such second request, such failure shall be deemed an approval of the matter for which the second request is delivered.

8.8.2 Leasing Conditions. Subject to terms of this Section 8.8, provided no Event of Default shall have occurred and be continuing, Borrower may enter into a New Lease or Lease Modification, without Lender’s prior written consent, that satisfies each of the following conditions (as evidenced by an Officer’s Certificate delivered to Lender at least ten (10) Business Days prior to Borrower’s entry into such New Lease or Lease Modification):

(a) such New Lease or Lease Modification, as applicable, is written on the standard form of lease attached hereto as Exhibit S (the Standard Form of Lease), with only such changes as are commercially reasonable given the then-current market conditions, none of which changes shall violate the subordination, attornment and non-disturbance provisions contained in the Standard Form of Lease;

(b) with respect to a New Lease or Lease Modification, the premises demised thereunder is not more than 35,000 net rentable square feet of the Property;

(c) the term of such New Lease or Lease Modification, as applicable, does not exceed 120 months, plus up to two (2) 60-month option terms (or equivalent combination of renewals) provided that the rental rate during each such option term is at least equal to the greater of (x) 95% of the prevailing market rate as of the commencement of such option term and (y) during the first such option term, the rental rate in effect under such New Lease or Lease Modification, as applicable, during the initial term and during the second such option term, the rental rate in effect under such New Lease or Lease Modification, as applicable, during the fast option term;

(d) the rental rate under such New Lease or Lease Modification, as applicable, is at least equal to the then prevailing market rate for the entire term of such lease (except for the option periods as set forth in the preceding clause (c));

(e) “fixed” or “base” rent under such New Lease or Lease Modification, as applicable, is at a substantially consistent or rising level throughout the term of the lease, other than for (x) market-rate “free rent” periods or (y) tenant improvement and tenant inducements that exceed current market conditions but are amortized over a shorter time period than the entire initial term of such New Lease or Lease Modification, as applicable;

(f) such New Lease or Lease Modification, as applicable, provides that the premises demised thereby cannot be used for any of the following uses; any pornographic or obscene purposes, any commercial sex establishment, any pornographic, obscene, nude or semi-nude performances, modeling, materials, activities or sexual conduct or any other use that has or could reasonably be expected to have a Material Adverse Effect;

(g) the Tenant under such New Lease or Lease Modification, as applicable, is not an Affiliate of Borrower;

(h) the New Lease or Lease Modification, as applicable, does not impose any burden, duty or liability on Borrower that is materially greater than is provided in the Standard Form of Lease subject to clause (a) above other than rent concessions and tenant improvement allowances which are consistent with the then current market conditions;

(i) the New Lease or Lease Modification, as applicable, does not contain any provision whereby the Rent payable thereunder would be based, in whole or in part, upon the net income or profits derived by any Person from the Property;

(j) the New Lease or Lease Modification, as applicable, does not prevent Proceeds from being held and disbursed by Lender in accordance with the terms hereof;

(k) the New Lease or Lease Modification, as applicable, shall not entitle any Tenant to receive and retain Proceeds except those that may be specifically awarded to it in condemnation proceedings because of the Taking of its trade fixtures and its leasehold improvements which have not become part of the Property and such business loss as Tenant may specifically and separately establish; and

(l) the New Lease or Lease Modification, as applicable satisfies the requirements of Section 8.8.7 and Section 8.8.8.

8.8.3 Delivery of New Lease or Lease Modification. Upon the execution of any New Lease or Lease Modification, as applicable, Borrower shall deliver to Lender an executed copy of the Lease and an additional copy marked to show all changes from the Standard Form of Lease.

8.8.4 Lease Amendments. Borrower agrees that it shall not have the right or power, as against Lender without its consent, to cancel, abridge, amend or otherwise modify any Lease unless such modification complies with this Section 8.8.

8.8.5 Security Deposits. All security or other deposits of Tenants of the Property shall be treated as trust funds and shall not be commingled with any other funds of Borrower, and such deposits shall be deposited, upon receipt of the same by Borrower in a separate trust account maintained by Borrower expressly for such purpose. Within ten (10) Business Days after written request by Lender, Borrower shall furnish to Lender reasonably satisfactory evidence of compliance with this Section 8.8.5, together with a statement of all lease securities deposited with Borrower by the Tenants and the location and account number of the account in which such security deposits are held. Attached hereto as Schedule II, is a true correct and complete list of all security deposits and the amounts thereof, currently in Borrower’s possession. Borrower shall promptly deliver all letters of credit that are delivered by Tenants as security under Leases to Lender to hold as additional collateral for the Loan. Lender shall return such letters of credit to Borrower as and when such letters of credit are required to be returned to the applicant Tenant or Borrower becomes entitled to draw upon such letters of credit.

8.8.6 No Default Under Leases. Borrower shall (i) promptly perform and observe all of the material terms, covenants and conditions required to be performed and observed by Borrower under the Leases and the REAs, if the failure to perform or observe the same would have a Material Adverse Effect; (ii) exercise, within ten (10) Business Days after a written request by Lender, any right to request from the Tenant under any Lease, or the party to any REAs a certificate with respect to the status thereof and (iii) not collect any of the Rents, more than one (1) month in advance (except that Borrower may collect such security deposits and last month’s Rents as are permitted by Legal Requirements and are commercially reasonable in the prevailing market and collect other charges in accordance with the terms of each Lease).

8.8.7 Subordination. All Lease Modifications and New Leases entered into by Borrower after the date hereof shall by their express terms be subject and subordinate to this Agreement and the Security Instrument (through a subordination provision contained in such Lease or otherwise) and shall provide that the Person holding any rights thereunder shall attorn to Lender or any other Person succeeding to the interests of Lender upon the exercise of its remedies hereunder or any transfer in lieu thereof on the terms set forth in this Section 8.8.

8.8.8 Attornment. Each Lease Modification and New Lease entered into from and after the date hereof shall provide that in the event of the enforcement by Lender of any remedy under this Agreement or the Security Instrument, the Tenant under such Lease shall, at the option of Lender or of any other Person succeeding to the interest of Lender as a result of such enforcement, attorn to Lender or to such Person and shall recognize Lender or such successor in the interest as lessor under such Lease without change in the provisions thereof; provided, however, Lender or such successor in interest shall not be liable for or bound by (i) any payment of an installment of rent or additional rent made more than thirty (30) days before the due date of such installment, (ii) any act or omission of or default by Borrower under any such Lease (but the Lender, or such successor, shall be subject to the continuing obligations of the landlord to the extent arising from and after such succession to the extent of Lender’s, or such successor’s, interest in the Property), (iii) any credits, claims, setoff’s or defenses which any Tenant may have against Borrower, (iv) any obligation on Borrower’s part, pursuant to such Lease, to perform any tenant improvement work or (v) any obligation on Borrower’s part, pursuant to such Lease, to pay any sum of money to any Tenant unless such money has been physically delivered to Lender or such successor. Each such New Lease shall also provide that, upon the reasonable request by Lender or such successor in interest, the Tenant shall execute and deliver an instrument or instruments confirming such attornment.

8.8.9 Non-Disturbance Agreements. Lender shall enter into, and, if required by applicable law to provide constructive notice or requested by a Tenant, record in the county where the subject Property is located, a subordination, attornment and non-disturbance agreement, substantially in form and substance substantially similar to the form attached hereto as Exhibit N (a Non-Disturbance Agreement), with any Tenant (other than an Affiliate of Borrower) entering into a New Lease for which Lender’s prior written consent is required by this Section 8.8 and has been obtained or is not required, within ten (10) Business Days after written request therefor by

Borrower, provided that, such request is accompanied by an Officer’s Certificate stating that such Lease complies in all material respects with this Section 8.8. All reasonable third party costs and expenses incurred by Lender in connection with the negotiation, preparation, execution and delivery of any Non-Disturbance Agreement, including, without limitation, reasonable attorneys’ fees and disbursements, shall be paid by Borrower.

IX.	INTEREST RATE CAP AGREEMENT

Section 9.1 Interest Rate Cap Agreement. Prior to or contemporaneously with the Closing Date, Borrower shall have obtained, and thereafter maintain in effect, the Interest Rate Cap Agreement, which shall be coterminous with the Loan and have a notional amount which shall not at any time be less than the outstanding principal balance of the Loan. The Interest Rate Cap Agreement shall have a strike rate equal to the Strike Price. The notional amount of the Interest Rate Cap Agreement may be reduced from time to time in amounts equal to any prepayment of the principal of the Loan made in accordance with Section 5 of the Note.

Section 9.2 Pledge and Collateral Assignment. As security for the full and punctual payment and performance of the Obligations when due (whether upon stated maturity, by acceleration, early termination or otherwise), Borrower, as pledgor, hereby pledges, assigns, hypothecates, transfers and delivers to Lender as collateral and hereby grants to Lender a continuing first priority lien on and security interest in, to and under all of the following whether now owned or hereafter acquired and whether now existing or hereafter arising (the Rate Cap Collateral): all of the right, title and interest of Borrower in and to (i) the Interest Rate Cap Agreement; (ii) all payments, distributions, disbursements or proceeds due, owing, payable or required to be delivered to Borrower in respect of the Interest Rate Cap Agreement or arising out of the Interest Rate Cap Agreement, whether as contractual obligations, damages or otherwise; and (iii) all of Borrower’s claims, rights, powers, privileges, authority, options, security interests, liens and remedies, if any, under or arising out of the Interest Rate Cap Agreement, in each case including all accessions and additions to, substitutions for and replacements, products and proceeds of any or all of the foregoing.

Section 9.3 Covenants.

(a) Borrower shall comply with all of its obligations under the terms and provisions of the Interest Rate Cap Agreement. All amounts paid by the Counterparty under the Interest Rate Cap Agreement to Borrower or Lender shall be deposited immediately into the Collection Account pursuant to Section 3.1. Subject to terms hereof, provided no Event of Default has occurred and is continuing, Borrower shall be entitled to exercise all rights, powers and privileges of Borrower under, and to control the prosecution of all claims with respect to, the Interest Rate Cap Agreement and the other Rate Cap Collateral. Borrower shall take all actions reasonably requested by Lender to enforce Borrower’s rights under the Interest Rate Cap Agreement in the event of a default by the Counterparty thereunder and shall not waive, amend or otherwise modify any of its rights thereunder.

(b) Borrower shall defend Lender’s right, title and interest in and to the Rate Cap Collateral pledged by Borrower pursuant hereto or in which it has granted a security interest pursuant hereto against the claims and demands of all other Persons.

(c) In the event of any downgrade, withdrawal or qualification of the rating of the Counterparty such that it ceases to qualify as an “Approved Counterparty”, unless the Counterparty shall have posted collateral on terms acceptable to Lender or, following a Securitization, each Rating Agency, Borrower shall replace the Interest Rate Cap Agreement with a Replacement Interest Rate Cap Agreement not later than twenty (20) Business Days following receipt of notice from Lender, Servicer or any other Person of such downgrade, withdrawal or qualification. In the event that the Counterparty is downgraded to “AA-” or lower by S&P, “Aa3” or lower by Moody’s, or “AA-” or lower by Fitch, if rated by Fitch, a Replacement Interest Rate Cap Agreement shall be required regardless of the posting of collateral.

(d) In the event that Borrower fails to purchase and deliver to Lender the Interest Rate Cap Agreement as and when required hereunder, Lender may purchase the Interest Rate Cap Agreement and the reasonable out of pocket cost incurred by Lender in purchasing the Interest Rate Cap Agreement shall be paid by Borrower to Lender with interest thereon at the Default Rate from the date such cost was incurred by Lender until such cost is paid by Borrower to Lender.

(e) Borrower shall not sell, assign, or otherwise dispose of, or mortgage, pledge or grant a security interest in, any of the Rate Cap Collateral or any interest therein, and any sale, assignment, mortgage, pledge or security interest whatsoever made in violation of this covenant shall be a nullity and of no force and effect, and upon demand of Lender, shall forthwith be cancelled or satisfied by an appropriate instrument in writing.

(f) Borrower shall not (i) without the prior written consent of Lender, modify, amend or supplement the terms of the Interest Rate Cap Agreement, (ii) without the prior written consent of Lender, except in accordance with the terms of the Interest Rate Cap Agreement, cause the termination of the Interest Rate Cap Agreement prior to its stated maturity date, (iii) without the prior written consent of Lender, except as aforesaid, waive or release any obligation of the Counterparty (or any successor or substitute party to the Interest Rate Cap Agreement) under the Interest Rate Cap Agreement, (iv) without the prior written consent of Lender, consent or agree to any act or omission to act on the part of the Counterparty (or any successor or substitute party to the Interest Rate Cap Agreement) which, without such consent or agreement, would constitute a default under the Interest Rate Cap Agreement, (v) fail to exercise promptly and diligently each and every material right which it may have under the Interest Rate Cap Agreement, (vi) take or intentionally omit to take any action or intentionally suffer or permit any action to be omitted or taken, the taking or omission of which would result in any right of offset against sums payable under the Interest Rate Cap Agreement or any defense by the Counterparty (or any successor or substitute party to the Interest Rate Cap Agreement) to payment or (vii) fail to give prompt notice to Lender of any notice of default given by or to Borrower under or with respect to the Interest Rate Cap Agreement, together with a complete copy of such notice. If Borrower shall have received written notice that the Securitization shall have occurred, no consent by Lender provided for in this Section 9.3(f) shall be given by Lender unless Lender shall have received a Rating Agency Confirmation.

(g) In connection with an Interest Rate Cap Agreement, Borrower shall obtain and deliver to Lender an Opinion of Counsel from counsel (which counsel may be in-house counsel for the Counterparty) for the Counterparty upon which Lender and its successors and assigns may rely (the Counterparty Opinion), under New York law and, if the Counterparty is a non-U.S. entity, the applicable foreign law, substantially in compliance with the requirements set forth in Exhibit F or in such other form approved by the Lender.

Section 9.4 Powers of Borrower Prior to an Event of Default. Subject to the provisions of Section 9.3(a), provided no Event of Default has occurred and is continuing, Borrower shall be entitled to exercise all rights, powers and privileges of Borrower under, and to control the prosecution of all claims with respect to, the Interest Rate Cap Agreement and the other Rate Cap Collateral.

Section 9.5 Representations and Warranties. Borrower hereby covenants with, and represents and warrants to, Lender as follows:

(a) The Interest Rate Cap Agreement constitutes the legal, valid and binding obligation of Borrower, enforceable against Borrower in accordance with its terms, subject only to applicable bankruptcy, insolvency and similar laws affecting rights of creditors generally, and subject, as to enforceability, to general principles of equity (regardless of whether enforcement is sought in a proceeding in equity or at law).

(b) The Rate Cap Collateral is free and clear of all claims or security interests of every nature whatsoever, except such as are created pursuant to this Agreement and the other Loan Documents, and Borrower has the right to pledge and grant a security interest in the same as herein provided without the consent of any other Person other than any such consent that has been obtained and is in full force and effect.

(c) The Rate Cap Collateral has been duly and validly pledged hereunder. All consents and approvals required to be obtained by Borrower for the consummation of the transactions contemplated by this Agreement have been obtained.

(d) Giving effect to the aforesaid grant and assignment to Lender, Lender has, as of the date of this Agreement, and as to Rate Cap Collateral acquired from time to time after such date, shall have, a valid, and upon proper filing, perfected and continuing first priority lien upon and security interest in the Rate Cap Collateral; provided that no representation or warranty is made with respect to the perfected status of the security interest of Lender in the proceeds of Rate Cap Collateral consisting of “cash proceeds” or “non-cash proceeds” as defined in the UCC except if, and to the extent, the provisions of Section 9-315 of the UCC shall be complied with.

(e) Except for financing statements filed or to be filed in favor of Lender as secured party, there are no financing statements under the UCC covering any or all of the Rate Cap Collateral and Borrower shall not, without the prior written consent of Lender, until payment in full of all of the Obligations, execute and file in any public office, any enforceable financing statement or statements covering any or all of the Rate Cap Collateral, except financing statements filed or to be filed in favor of Lender as secured party.

Section 9.6 Payments. If Borrower at any time shall be entitled to receive any payments with respect to the Interest Rate Cap Agreement, Borrower shall direct Counterparty that such amounts shall, immediately upon becoming payable to Borrower, be deposited by Counterparty into the Collection Account.

Section 9.7 Remedies. Subject to the provisions of the Interest Rate Cap Agreement, if an Event of Default shall occur and then be continuing:

(a) Lender, without obligation to resort to any other security, right or remedy granted under any other agreement or instrument, shall have the right to, in addition to all rights, powers and remedies of a secured party pursuant to the UCC, at any time and from time to time, sell, resell, assign and deliver, in its sole discretion, any or all of the Rate Cap Collateral (in one or more parcels and at the same or different times) and all right, title and interest, claim and demand therein and right of redemption thereof, at public or private sale, for cash, upon credit or for future delivery, and in connection therewith Lender may grant options and may impose reasonable conditions such as requiring any purchaser to represent that any “securities” constituting any part of the Rate Cap Collateral are being purchased for investment only, Borrower hereby waiving and releasing any and all equity or right of redemption to the fullest extent permitted by the UCC or applicable law. If all or any of the Rate Cap Collateral is sold by Lender upon credit or for future delivery, Lender shall not be liable for the failure of the purchaser to purchase or pay for the same and, in the event of any such failure, Lender may resell such Rate Cap Collateral. It is expressly agreed that Lender may exercise its rights with respect to less than all of the Rate Cap Collateral, leaving unexercised its rights with respect to the remainder of the Rate Cap Collateral, provided, however, that such partial exercise shall in no way restrict or jeopardize Lender’s right to exercise its rights with respect to all or any other portion of the Rate Cap Collateral at a later time or times.

(b) Lender may exercise, either by itself or by its nominee or designee, in the name of Borrower, all of Lender’s rights, powers and remedies in respect of the Rate Cap Collateral, hereunder and under law.

(c) Borrower hereby irrevocably, in the name of Borrower or otherwise, authorizes and empowers Lender and assigns and transfers unto Lender, and constitutes and appoints Lender its true and lawful attorney-in-fact, and as its agent, irrevocably, with full power of substitution for Borrower and in the name of Borrower, (i) to exercise and enforce every right, power, remedy, authority, option and privilege of Borrower under the Interest Rate Cap Agreement, including any power to subordinate or modify the Interest Rate Cap Agreement (but not, unless an Event of Default exists and is continuing and the Loan has been accelerated, the right to terminate or cancel the Interest Rate Cap Agreement), or to give any notices, or to take any action resulting in such subordination, termination, cancellation or modification and (ii) in order to more fully vest in Lender the rights and remedies provided for herein, to exercise all of the rights, remedies and powers granted to Lender in this Agreement, and Borrower further authorizes and empowers Lender, as Borrower’s attorney-in-fact, and as its agent, irrevocably, with full power of substitution for Borrower and in the name of Borrower, to give any authorization, to furnish any information, to make any demands, to execute any instruments and to take any and all other action on behalf of and in the name of Borrower which in the opinion of Lender may be necessary or appropriate to be given, furnished, made, exercised or taken under the Interest Rate Cap Agreement, in order to comply therewith, to perform the conditions thereof or to prevent or remedy any default by Borrower thereunder or to enforce any of the rights of Borrower thereunder. These powers-of-attorney are irrevocable and coupled with an interest, and any similar or dissimilar powers heretofore given by Borrower in respect of the Rate Cap Collateral to any other Person are hereby revoked.

(d) Lender may, without notice to, or assent by, Borrower or any other Person (to the extent permitted by law), but without affecting any of the Obligations, in the name of Borrower or in the name of Lender, notify the Counterparty, or if applicable, any other Counterparty to the Interest Rate Cap Agreement, to make payment and performance directly to Lender; extend the time of payment and performance of, compromise or settle for cash, credit or otherwise, and upon any terms and conditions, any obligations owing to Borrower, or claims of Borrower, under the Interest Rate Cap Agreement; file any claims, commence, maintain or discontinue any actions, suits or other proceedings deemed by Lender necessary or advisable for the purpose of collecting upon or enforcing the Interest Rate Cap Agreement; and execute any instrument and do all other things deemed necessary and proper by Lender to protect and preserve and realize upon the Rate Cap Collateral and the other rights contemplated hereby.

(e) Pursuant to the powers-of-attorney provided for above, Lender may take any action and exercise and execute any instrument which it may deem necessary or advisable to accomplish the purposes hereof; provided, however, that Lender shall not be permitted to take any action pursuant to said power-of-attorney that would conflict with any limitation on Lender’s rights with respect to the Rate Cap Collateral. Without limiting the generality of the foregoing, Lender, after the occurrence and during the continuance of an Event of Default, shall have the right and power to receive, endorse and collect all checks and other orders for the payment of money made payable to Borrower representing: (i) any payment of obligations owed pursuant to the Interest Rate Cap Agreement, (ii) interest accruing on any of the Rate Cap Collateral or (iii) any other payment or distribution payable in respect of the Rate Cap Collateral or any part thereof, and for and in the name, place and stead of Borrower, to execute endorsements, assignments or other instruments of conveyance or transfer in respect of any property which is or may become a part of the Rate Cap Collateral hereunder.

(f) Lender may exercise all of the rights and remedies of a secured party under the UCC.

(g) Without limiting any other provision of this Agreement or any of Borrower’s rights hereunder, and without waiving or releasing Borrower from any obligation or default hereunder, Lender shall have the right, but not the obligation, to perform any act or take any appropriate action, as it, in its reasonable judgment, may deem necessary to protect the security of this Agreement, to cure such Event of Default or to cause any term, covenant, condition or obligation required under this Agreement or the Interest Rate Cap Agreement to be performed or observed by Borrower to be promptly performed or observed on behalf of Borrower. All amounts advanced by, or on behalf of, Lender in exercising its rights under this Section 9.7(g) (including, but not limited to, reasonable legal expenses and disbursements incurred in connection therewith), together with interest thereon at the Default Rate from the date of each such advance, shall be payable by Borrower to Lender upon demand and shall be secured by this Agreement.

Section 9.8 Sales of Rate Cap Collateral. No demand, advertisement or notice, all of which are, to the fullest extent permitted by law, hereby expressly waived by Borrower, shall be required in connection with any sale or other disposition of all or any part of the Rate Cap Collateral, except that Lender shall give Borrower at least thirty (30) Business Days’ prior written notice of the time and place of any public sale or of the time when and the place where any private sale or other disposition is to be made, which notice Borrower hereby agrees is reasonable, all other demands, advertisements and notices being hereby waived. To the extent permitted by law, Lender shall not be obligated to make any sale of the Rate Cap Collateral if it shall determine not to do so, regardless of the fact that notice of sale may have been given, and Lender may without notice or publication adjourn any public or private sale, and such sale may, without further notice, be made at the time and place to which the same was so adjourned. Upon each private sale of the Rate Cap Collateral of a type customarily sold in a recognized market and upon each public sale, unless prohibited by any applicable statute which cannot be waived, Lender (or its nominee or designee) may purchase any or all of the Rate Cap Collateral being sold, free and discharged from any trusts, claims, equity or right of redemption of Borrower, all of which are hereby waived and released to the extent permitted by law, and may make payment therefor by credit against any of the Obligations in lieu of cash or any other obligations. In the case of all sales of the Rate Cap Collateral, public or private, Borrower shall pay all reasonable out of pocket costs and expenses of every kind for sale or delivery, including brokers’ and attorneys’ fees and disbursements and any tax imposed thereon. However, the proceeds of sale of Rate Cap Collateral shall be available to cover such costs and expenses, and, after deducting such costs and expenses from the proceeds of sale, Lender shall apply any residue to the payment of the Obligations in the order of priority as set forth in Section 11 of the Security Instrument.

Section 9.9 Public Sales Not Possible. Borrower acknowledges that the terms of the Interest Rate Cap Agreement may prohibit public sales, that the Rate Cap Collateral may not be of the type appropriately sold at public sales, and that such sales may be prohibited by law. In light of these considerations, Borrower agrees that private sales of the Rate Cap Collateral shall not be deemed to have been made in a commercially unreasonably manner by mere virtue of having been made privately.

Section 9.10 Receipt of Sale Proceeds. Upon any sale of the Rate Cap Collateral by Lender hereunder (whether by virtue of the power of sale herein granted, pursuant to judicial process or otherwise), the receipt by Lender or the officer making the sale or the proceeds of such sale shall be a sufficient discharge to the purchaser or purchasers of the Rate Cap Collateral so sold, and such purchaser or purchasers shall not be obligated to see to the application of any part of the purchase money paid over to Lender or such officer or be answerable in any way for the misapplication or non-application thereof.

Section 9.11 Replacement Interest Rate Cap Agreement. If, in connection with Borrower’s exercise of any extension option pursuant to Section 5 of the Note, Borrower delivers a Replacement Interest Rate Cap Agreement, all the provisions of this Article IX applicable to the Interest Rate Cap Agreement delivered on the Closing Date shall be applicable to the Replacement Interest Rate Cap Agreement.

X.	MAINTENANCE OF PROPERTY; ALTERATIONS

Section 10.1 Maintenance of Property. Borrower shall keep and maintain, or cause to be kept and maintained, the Property and every part thereof in good condition and repair,

subject to ordinary wear and tear, and, subject to Excusable Delays and the provisions of this Agreement with respect to damage or destruction caused by casualty events or Takings, shall not permit or commit any waste, impairment, or deterioration of any portion of the Property in any material respect. Borrower further covenants to do all other acts which from the character or use of the Property may be reasonably necessary to protect the security hereof, the specific enumerations herein not excluding the general. Borrower shall not remove or demolish any Improvement on the Property except as the same may be necessary in connection with an Alteration or a restoration in connection with a Taking or casualty, or as otherwise permitted herein, in each case in accordance with the terms and conditions hereof.

Section 10.2 Conditions to Alteration. Provided that no Event of Default shall have occurred and be continuing hereunder, Borrower shall have the right, without Lender’s consent, to undertake any alteration, improvement, demolition or removal of the Property or any portion thereof (any such alteration, improvement, demolition or removal, an Alteration) so long as (i) Borrower provides Lender with prior written notice of any Material Alteration, and (ii) such Alteration is undertaken in accordance with the applicable provisions of this Agreement and the other Loan Documents, is not prohibited by any relevant REAs and the Leases and shall not, upon completion (giving credit to rent and other charges attributable to Leases executed upon such completion), have a Material Adverse Effect on the value, use or operation of the Property taken as a whole or otherwise. Any Material Alteration shall be conducted under the supervision of an Independent Architect and, in connection with any Material Alteration, Borrower shall deliver to Lender, for information purposes only and not for approval by Lender, detailed plans and specifications and cost estimates therefor, prepared by such Independent Architect, as well as an Officer’s Certificate stating that such Alteration will involve an estimated cost of not more than the Threshold Amount for Alterations at the Property. Such plans and specifications may be revised at any time and from time to time by such Independent Architect provided that material revisions of such plans and specifications are filed with Lender, for information purposes only. All work done in connection with any Alteration shall be performed with due diligence in a good and workmanlike manner, all materials used in connection with any Alteration shall not be less than the standard of quality of the materials currently used at the Property and all materials used shall be in accordance with all applicable material Legal Requirements and Insurance Requirements.

Section 10.3 Costs of Alteration. Notwithstanding anything to the contrary contained in this Article X, no Material Alteration or Alteration which when aggregated with all other Alterations (other than Material Alterations) then being undertaken by Borrower (exclusive of Alterations being directly paid for by Tenants at the Property) exceeds the Threshold Amount, shall be performed by or on behalf of Borrower unless Borrower shall have delivered to Lender Cash and Cash Equivalents and/or a Letter of Credit as security in an amount not less than the estimated cost of the Material Alteration or the Alterations minus the Threshold Amount (as set forth in the Independent Architect’s written estimate referred to above). Lender shall disburse any such Cash and Cash Equivalents to Borrower from time to time to pay for or reimburse Borrower for the cost of the material Alteration or the Alterations. In addition to payment or reimbursement from time to time of Borrower’s expenses incurred in connection with any Material Alteration or any such Alteration, the amount of such security shall be reduced on any given date to the Independent Architect’s written estimate of the cost to complete the Material Alteration or the Alterations (including any retainages), free and clear of Liens, other than Permitted Encumbrances. Costs which are subject to retainage (which in no event shall be less than 5% in the aggregate) shall be treated as due and payable and unpaid from the date they would be due and payable but for their characterization as subject to retainage. In the event that any Material Alteration or Alteration shall be made in conjunction with any restoration with respect to which Borrower shall be entitled to withdraw Proceeds pursuant to Section 6.2, the amount of the Cash and Cash Equivalents and/or Letter of Credit to be furnished pursuant hereto need not exceed the aggregate cost of such restoration and such Material Alteration or Alteration (as estimated by the Independent Architect), less the sum of the amount of any Proceeds which Borrower may be entitled to withdraw pursuant to Section 6.2 and which are held by Lender in accordance with Section 6.2. Payment or reimbursement of Borrower’s expenses incurred with respect to any Material Alteration or any such Alteration shall be accomplished upon the terms and conditions specified in Section 6.2.

At any time after substantial completion of any Material Alteration or any such Alteration in respect of which Cash and Cash Equivalents and/or a Letter of Credit is deposited pursuant hereto, the whole balance of any Cash and Cash Equivalents so deposited by Borrower with Lender and then remaining on deposit (together with earnings thereon), as well as all retainages, may be withdrawn by Borrower and shall be paid by Lender to Borrower, and any other Cash and Cash Equivalents and/or a Letter of Credit so deposited or delivered shall, to the extent it has not been called upon, reduced or theretofore released, be released to Borrower, within ten (10) days after receipt by Lender of an application for such withdrawal and/or release together with an Officer’s Certificate, and signed also (as to the following clause (a)) by the Independent Architect, setting forth in substance as follows:

(a) that the Material Alteration or Alteration in respect of which such Cash and Cash Equivalents and/or a Letter of Credit was deposited has been substantially completed in all material respects substantially in accordance with any plans and specifications therefor previously filed with Lender under Section 10.2 and that, if applicable, a certificate of occupancy has been issued with respect to such Material Alteration or Alteration by the relevant Governmental Authority(ies) or, if not applicable, that a certificate of occupancy is not required; and

(b) that to the knowledge of the certifying Person all amounts which Borrower is or may become liable to pay in respect of such Material Alteration or Alteration through the date of the certification have been paid in full or adequately provided for or are being contested in accordance with Section 7.3 or will be paid out of the disbursement of the Cash and Cash Equivalents, and that partial lien waivers have been obtained from the general contractor and major subcontractors performing such Material Alterations or Alterations (or such waivers are not customary and reasonably obtainable by prudent managers in the area where the Property is located).

(c) For the purposes of this Section 10.3 only, Alterations and Material Alterations shall not include tenant improvement alterations, improvements, demolitions or removals undertaken pursuant to a Lease to the extent the costs thereof are being paid out of funds held by Lender in the TI and Leasing Reserve Account.

XI.	BOOKS AND RECORDS, FINANCIAL STATEMENTS, REPORTS AND OTHER INFORMATION

Section 11.1 Books and Records. Borrower shall keep and maintain on a fiscal year basis proper books and records separate from any other Person, in which accurate and complete entries shall be made of all dealings or transactions of or in relation to the Note, the Property and the business and affairs of Borrower relating to the Property which shall reflect all items of income and expense in connection with the operation on an individual basis of the Property and in connection with any services, equipment or furnishings provided in connection with the operation of the Property, in accordance with GAAP. Lender and its authorized representatives shall have the right at reasonable times and upon reasonable notice to examine the books and records of Borrower relating to the operation of the Property and to make such copies or extracts thereof as Lender may reasonably require, which examination shall be without cost to Borrower provided an Event of Default shall not have occurred and be continuing.

Section 11.2 Financial Statements.

11.2.1 Quarterly Reports. Not later than forty-five (45) days following the end of each fiscal quarter, Borrower shall deliver to Lender unaudited financial statements, internally prepared on a cash basis including a balance sheet and profit and loss statement as of the end of such quarter and for the corresponding quarter of the previous year, and a statement of revenues and expenses for the year to date, a statement of Net Operating Income for such quarter, and a comparison of the year to date results with (i) the results for the same period of the previous year, (ii) the results that had been projected by Borrower for such period and (iii) the Annual Budget for such period and the Fiscal Year. Such statements for each quarter shall be accompanied by an Officer’s Certificate certifying to the best of Borrower’s knowledge, (A) that such statements fairly represent the financial condition and results of operations of Borrower, (B) that as of the date of such Officer’s Certificate, no Default exists under this Agreement, the Note or any other Loan Document or, if so, specifying the nature and status of each such Default and the action then being taken by Borrower or proposed to be taken to remedy such Default, (C) that as of the date of each Officer’s Certificate, no litigation exists involving Borrower or the Property in which the amount involved is $1,000,000 (in the aggregate) or more or in which all or substantially all of the potential liability is not covered by insurance, or, if so, specifying such litigation and the actions being taking in relation thereto and (D) the amount by which actual Operating Expenses for such quarter were greater than or less than the Operating Expenses anticipated in the applicable Annual Budget. Such financial statements shall contain such other information as shall be reasonably requested by Lender for purposes of calculations to be made by Lender pursuant to the terms hereof.

11.2.2 Annual Reports. Not later than ninety (90) days after the end of each Fiscal Year of Borrower’s operations, Borrower shall deliver to Lender audited financial statements certified by an Independent Accountant in accordance with GAAP, covering the Property, including a balance sheet as of the end of such year, a statement of Net Operating Income for the year and for the fourth quarter thereof and a statement of revenues and expenses for such year, and stating in comparative form the figures for the previous fiscal year and the Annual Budget for such fiscal year, as well as the supplemental schedule of net income or loss presenting the net income or loss for the Property and occupancy statistics for the Property, and copies of all federal income tax returns to be filed. Such annual financial statements shall also be accompanied by an Officer’s Certificate in the form required pursuant to Section 11.2.1.

11.2.3 Leasing Reports. Not later than forty-five (45) days after the end of each fiscal quarter of Borrower’s operations, Borrower shall deliver to Lender a true and complete rent roll for the Property, dated as of the last month of such fiscal quarter, showing the percentage of gross leasable area of the Property, if any, leased as of the last day of the preceding calendar quarter, the current annual rent for the Property, the expiration date of each lease, whether to Borrower’s knowledge any portion of the Property has been sublet, and if it has, the name of the subtenant, and such rent roll shall be accompanied by an Officer’s Certificate certifying that to Borrower’s best knowledge such rent roll is true, correct and complete in all material respects as of its date and stating whether Borrower, within the past three (3) months, has issued a notice of default with respect to any Lease which has not been cured and the nature of such default.

11.2.4 Capital Expenditures Summaries. Borrower shall, within ninety (90) days after the end of each Fiscal Year during the term of the Note, deliver to Lender an annual summary of any and all capital expenditures made at the Property during the prior twelve (12) month period.

11.2.5 Management Agreement. Borrower shall deliver to Lender, within twenty (20) Business Days of the receipt thereof by Borrower, a copy of all reports prepared by Manager pursuant to the Management Agreement, including, without limitation, the final Annual Budget and any inspection reports.

11.2.6 Annual Budget. Borrower shall deliver to Lender the Annual Budget for Lender’s review and approval, which approval shall not be unreasonably withheld, at least sixty (60) days prior the end of each Fiscal Year, provided that Lender’s approval shall not be required for Capital Expenditure line items in the Annual Budget. Any such request for approval shall state in prominent bold-faced type that “YOUR RESPONSE TO THIS REQUEST FOR APPROVAL IS REQUIRED WITHIN FIVE (5) BUSINESS DAYS AFTER YOUR RECEIPT OF THIS REQUEST.” In the event Lender fails to respond to such first request for approval, Borrower shall send Lender a second request for such approval, which second request shall state in prominent bold-faced type that “THIS IS A SECOND REQUEST FOR YOUR APPROVAL. YOUR RESPONSE TO THIS SECOND REQUEST FOR APPROVAL IS REQUIRED WITHIN FIVE (5) BUSINESS DAYS AFTER YOUR RECEIPT OF THIS REQUEST. FAILURE TO RESPOND TO THIS REQUEST WITHIN FIVE (5) BUSINESS DAYS WILL BE DEEMED TO BE YOUR APPROVAL OF THE ANNUAL BUDGET REQUESTED IN THIS NOTICE.” In the event Lender fails to respond to a second request for approval that includes the notice required herein within five (5) Business Days after Lender’s receipt of such second request, such failure shall be deemed an approval of the Annual Budget for which the second request is delivered. To the extent a proposed Annual Budget is not approved or deemed approved by Lender with respect to any Individual Property on or prior to the first day of a Fiscal Year, then the Annual Budget applicable to such Individual Property for the prior Fiscal Year shall continue as the Annual Budget with respect to such Individual Property, subject only to variation for (i) increases in actual Operating Expense line items not to exceed 20% of the amount of such line item provided in the Annual Budget most recently approved by Lender for such Individual Property; (ii) actual increases in Impositions; and (iii) changes in Capital

Expenditure line items with respect to such Individual Property, until a new Annual Budget is approved by Lender for such Individual Property. Except as provided in this Section, neither Borrower nor Manager shall change or modify the Annual Budget without first providing a copy to Lender for its review and approval.

11.2.7 Other Information. Borrower shall, promptly after written request by Lender or, if a Securitization shall have occurred, the Rating Agencies, furnish or cause to be furnished to Lender, in such manner and in such detail as may be reasonably requested by Lender, such reasonable additional information as may be reasonably requested with respect to the Property.

XII.	ENVIRONMENTAL MATTERS

Section 12.1 Representations. Borrower hereby represents and warrants that except as set forth in the environmental reports and studies and property condition reports delivered to Lender (the Environmental Reports), (i) Borrower has not engaged in or knowingly permitted any operations or activities upon, or any use or occupancy of the Property, or any portion thereof, for the purpose of or in any way involving the handling, manufacture, treatment, storage, use, generation, release, discharge, refining, dumping or disposal of any Hazardous Materials on, under, in or about the Property, or transported any Hazardous Materials to, from or across the Property, except in all cases in material compliance with Environmental Laws and only in the course of legitimate business operations at the Property; (ii) to the best of Borrower’s knowledge, no tenant, occupant or user of the Property, or any other Person, has engaged in or permitted any operations or activities upon, or any use or occupancy of the Property, or any portion thereof, for the purpose of or in any material way involving the handling, manufacture, treatment, storage, use, generation, release, discharge, refining, dumping or disposal of any Hazardous Materials on, in or about the Property, or transported any Hazardous Materials to, from or across the Property, except in all cases in material compliance with Environmental Laws and only in the course of legitimate business operations at the Property; (iii) no Hazardous Materials are presently constructed, deposited, stored, or otherwise located on, under, in or about the Property except in material compliance with Environmental Laws; (iv) to the best of Borrower’s knowledge, no Hazardous Materials have migrated from the Property upon or beneath other properties which would reasonably be expected to result in material liability for Borrower; and (v) to the best of Borrower’s knowledge, no Hazardous Materials have migrated or threaten to migrate from other properties upon, about or beneath the Property which would reasonably be expected to result in material liability for Borrower.

Section 12.2 Covenants.

12.2.1 Compliance with Environmental Laws. Subject to Borrower’s right to contest under Section 7.3. Borrower covenants and agrees with Lender that it shall comply with all Environmental Laws. If at any time during the continuance of the Lien of the Security Instrument, a Governmental Authority having jurisdiction over the Property requires remedial action to correct the presence of Hazardous Materials in, around, or under the Property (an Environmental Event), Borrower shall deliver prompt notice of the occurrence of such Environmental Event to Lender. Within thirty (30) days after Borrower has knowledge of the occurrence of an Environmental Event, Borrower shall deliver to Lender an Officer’s Certificate (an Environmental Certificate) explaining the Environmental Event in reasonable detail and setting forth the proposed remedial action, if any.

Borrower shall promptly provide Lender with copies of all notices which allege or identify any actual or potential violation or noncompliance received by or prepared by or for Borrower in connection with any Environmental Law. For purposes of this paragraph, the term “notice” shall mean any written summons, citation, directive, order, claim, pleading, letter, application, filing, report, findings, declarations or other materials pertinent to compliance of the Property and Borrower with such Environmental Laws. If the Security Instrument is foreclosed, Borrower shall deliver the Property in compliance with all applicable Environmental Laws.

12.2.2 Intentionally Omitted

Section 12.3 Environmental Reports. Upon the occurrence and during the continuance of an Environmental Event with respect to the Property or an Event of Default, Lender shall have the right to have its consultants perform a comprehensive environmental audit of the Property. Such audit shall be conducted by an environmental consultant chosen by Lender and may include a visual survey, a record review, an area reconnaissance assessing the presence of hazardous or toxic waste or substances, PCBs or storage tanks at the Property, an asbestos survey of the Property, which may include random sampling of the Improvements and air quality testing, and such further site assessments as Lender may reasonably require due to the results obtained from the foregoing. Borrower grants Lender, its agents, consultants and contractors, upon reasonable advance notice to Borrower, the right to enter the Property as reasonable or appropriate for the circumstances for the purposes of performing such studies and the reasonable cost of such studies shall be due and payable by Borrower to Lender (unless such Environmental Event was directly caused by Lender or its agents or representatives) upon demand and shall be secured by the Lien of the Security Instrument. Lender shall not unreasonably interfere with, and Lender shall direct the environmental consultant to use its commercially reasonable efforts not to hinder, Borrower’s or any Tenant’s, other occupant’s or Manager’s operations upon the Property when conducting such audit, sampling or inspections. By undertaking any of the measures identified in and pursuant to this Section 12.3, Lender shall not be deemed to be exercising any control over the operations of Borrower or the handling of any environmental matter or hazardous wastes or substances of Borrower for purposes of incurring or being subject to liability therefor.

Section 12.4 Environmental Indemnification. Borrower shall protect, indemnify, save, defend, and hold harmless the Indemnified Parties from and against any and all liability, loss, damage, actions, causes of action, costs or expenses whatsoever (including reasonable attorneys’ fees and expenses) and any and all claims, suits and judgments which any Indemnified Party may suffer, as a result of or with respect to: (a) any Environmental Claim relating to or arising from the Property; (b) the violation of any Environmental Law in connection with the Property; (c) any release, spill, or the presence of any Hazardous Materials affecting the Property; and (d) the presence at, in, on or under, or the release, escape, seepage, leakage, discharge or migration at or from, the Property of any Hazardous Materials, whether or not such condition was known or unknown to Borrower; provided that, in each case, Borrower shall be relieved of its obligation under this subsection if any of the matters referred to in clauses (a) through (d) above did not occur (but need not have been discovered) prior to (1) the foreclosure of the Security Instrument, (2) the delivery by Borrower to Lender or its designee of a deed-in-lieu of foreclosure with respect to the Property, or (3) Lender’s or its designee’s taking possession and control of the Property after the occurrence of an Event of Default hereunder. If any such action or other proceeding shall be brought against Lender, upon written notice from Borrower to Lender (given reasonably promptly following Lender’s notice to Borrower of such action or proceeding), Borrower shall be entitled to assume the defense thereof, at Borrower’s expense, with counsel reasonably acceptable to Lender; provided, however, Lender may, at its own expense, retain separate counsel to participate in such defense, but such participation shall not be deemed to give Lender a right to control such defense, which right Borrower expressly retains. Notwithstanding the foregoing, each Indemnified Party shall have the right to employ separate counsel at Borrower’s expense if, in the reasonable opinion of legal counsel, a conflict or potential conflict exists between the Indemnified Party and Borrower that would make such separate representation advisable. Borrower shall have no obligation to indemnify an Indemnified Party for damage or loss resulting from such Indemnified Party’s gross negligence or willful misconduct. In the event Borrower provides Lender with a secured creditor environmental insurance policy for the Property in form, substance, in an amount and with a deductible acceptable to Lender in its sole discretion, Lender agrees that it will release Borrower from the indemnification obligations provided in this Section (to the extent insured by such environmental insurance policy).

Section 12.5 Recourse Nature of Certain Indemnifications. Notwithstanding anything to the contrary provided in this Agreement or in any other Loan Document, the indemnification provided in Section 12.4 shall be fully recourse to Borrower and shall be independent of, and shall survive, the discharge of the Indebtedness, the release of the Lien created by the Security Instrument, and/or the conveyance of title to the Property to Lender or any purchaser or designee in connection with a foreclosure of the Security Instrument or conveyance in lieu of foreclosure.

XIII.	[RESERVED.]

XIV.	SECURITIZATION AND PARTICIPATION

Section 14.1 Sale of Note and Securitization. At the request of Lender and, to the extent not already required to be provided by Borrower under this Agreement, Borrower shall use reasonable efforts to satisfy the market standards which may be reasonably required in the marketplace or by the Rating Agencies in connection with the sale of the Note or participation therein as part of the first successful securitization (such sale and/or securitization, the Securitization) of rated single or multi-class securities (the Securities) secured by or evidencing ownership interests in the Note and this Agreement, including using reasonable efforts to do (or cause to be done) the following (but Borrower shall not in any event be required to incur, suffer or accept (except to a de minimis extent)) (i) any lesser rights or greater obligations than as currently set forth in the Loan Documents and (ii) except as set forth in this Article XIV, any expense or any liability:

14.1.1 Provided Information. (i) Provide, at the sole expense of the holder of the Note, such non-confidential financial and other information (but not projections) with respect to the Property and Borrower and Manager to the extent such information is reasonably available to Borrower or Manager, (ii) provide, at the sole expense of the holder of the Note, business plans (but not projections) and budgets relating to the Property, to the extent prepared by the Borrower or Manager and (iii) cooperate with the holder of the Note (and its representatives) in obtaining, at the sole expense of the holder of the Note, such site inspection, appraisals, market studies, environmental reviews and reports, engineering reports and other due diligence investigations of the Property, as may be reasonably requested by the holder of the Note or reasonably requested by the Rating Agencies (all information provided pursuant to this Section 14.1 together with all other information heretofore provided by Borrower to Lender in connection with the Loan, as such may be updated, at Borrower’s request, in connection with a Securitization, or hereafter provided to Lender in connection with the Loan or a Securitization, being herein collectively called the Provided Information, provided that, with respect to Borrower’s indemnification obligations pursuant to this Article XIV, Provided Information shall only include the items specified in the foregoing clauses (i) and (ii));

14.1.2 Opinions of Counsel. Use reasonable efforts to cause to be rendered such customary updates or customary modifications to the Opinions of Counsel delivered at the closing of the Loan as may be reasonably requested by the holder of the Note or the Rating Agencies in connection with the Securitization. Borrower’s failure to use reasonable efforts to deliver or cause to be delivered the opinion updates or modifications required hereby within twenty (20) Business Days after written request therefor shall constitute an “Event of Default” hereunder. To the extent any of the foregoing Opinions of Counsel were required to be delivered in connection with the closing of the Loan, any update thereof shall be without cost to Borrower. Any such Opinions of Counsel that Borrower is reasonably required to cause to be delivered in connection with a Securitization other than those delivered at the original Loan closing, shall be delivered at Borrower’s expense (it being agreed that in no event shall Borrower be obligated to deliver an Opinion of Counsel with respect to “true sale,” “no fraudulent conveyance” or “10b-5” matters); and

14.1.3 Modifications to Loan Documents. Without cost to the Borrower, execute such amendments to the Security Instrument and Loan Documents as may be reasonably requested by Lender or the Rating Agencies in order to achieve the required rating or to effect the Securitization (including, without limitation, modifying the Payment Date, as defined in the Note, to a date other than as originally set forth in the Note), provided, that nothing contained in this Section 14.1.3 shall result in any economic or other material adverse change in the transaction contemplated by the Security Instrument or the Loan Documents (unless Borrower is made whole by the holder of Note) or result in any operational changes that are unduly burdensome to the Property or Borrower.

14.1.4 Costs and Expenses. Borrower’s obligation to incur costs and expenses in connection with a Securitization shall be limited as provided in Section 19.12.

Section 14.2 Cooperation with Rating Agencies. Borrower shall, at Lender’s expense, (i) at Lender’s request, meet with representatives of the Rating Agencies at reasonable times to discuss the business and operations of the Property, and (ii) cooperate with the reasonable requests of the Rating Agencies in connection with the Property. Until the Obligations are paid in full, Borrower shall provide the Rating Agencies with all financial reports required hereunder and such other information as they shall reasonably request, including copies of any default notices or other material notices delivered to and received from Lender hereunder, to enable them to continuously monitor the creditworthiness of Borrower and to permit an annual surveillance of the implied credit rating of the Securities.

Section 14.3 Securitization Financial Statements. Borrower acknowledges that all such non-confidential financial information delivered by Borrower to Lender pursuant to Article XI may, at Lender’s option, be delivered to the Rating Agencies.

Section 14.4 Securitization Indemnification.

14.4.1 Disclosure Documents. Borrower understands that certain of the Provided Information may be included in disclosure documents in connection with the Securitization, including a prospectus or private placement memorandum or a public registration statement (each, a Disclosure Document) and may also be included in filings with the Securities and Exchange Commission pursuant to the Securities Act of 1933, as amended (the Securities Act) or the Securities and Exchange Act of 1934, as amended (the Exchange Act), or provided or made available to investors or prospective investors in the Securities, the Rating Agencies, and service providers relating to the Securitization. In the event that the Disclosure Document is required to be revised prior to the sale of all Securities, upon request, Borrower shall reasonably cooperate with the holder of the Note in updating the Provided Information for inclusion or summary in the Disclosure Document by providing all current information pertaining to Borrower and the Property reasonably requested by Lender.

14.4.2 Indemnification Certificate. In connection with each of (x) a preliminary and a private placement memorandum, or (y) a preliminary and final prospectus, as applicable, Borrower agrees to provide, at Lender’s reasonable request, an indemnification certificate (at no material cost or expense to Borrower):

(a) certifying (with Borrower’s liability under such certification limited to the indemnification set forth in clause (b) below) that Borrower has carefully examined those portions of such memorandum or prospectus, as applicable, reasonably designated in writing by Lender for Borrower’s review pertaining specifically and exclusively to Borrower, the Property, the Loan and/or the Provided Information and insofar as such sections or portions thereof specifically and exclusively pertain to Borrower, the Property, the Provided Information or the Loan (such portions, the Relevant Portions), the Relevant Portions do not (except to the extent specified by Borrower if Borrower does not agree with the statements therein), as of the date of such certificate, to Borrower’s actual knowledge without further inquiry or investigation, contain any untrue statement of a material fact or omit to state a material fact necessary in order to make the statements made, in the light of the circumstances under which they were made, not misleading.

(b) indemnifying Lender and the Affiliates of Deutsche Bank Securities, Inc. (collectively, DBS) that have prepared the Disclosure Document relating to the Securitization, each of its directors, each of its officers who have signed the Disclosure Document and each person or entity who controls DBS within the meaning of Section 15 of the Securities Act or Section 20 of the Exchange Act (collectively, the DBS Group), and DBS, together with the DBS Group, each of their respective directors and each person who controls DBS or the DBS Group, within the meaning of Section 15 of the Securities Act and Section 20 of the Exchange Act (collectively, the Underwriter Group) for any actual, out of pocket losses, third party claims, damages (excluding lost profits, diminution in value and other consequential damages) or liabilities arising out of third party claims (the Liabilities) to which any member of the Underwriter Group may become subject to the extent such Liabilities arise out of or are based upon any untrue statement of any material fact contained in the Relevant Portions and in the Provided Information or arise out of or are based upon the omission by Borrower to state therein a material fact required to be stated in the Relevant Portions in order to make the statements in the Relevant Portions in light of the circumstances under which they were made, not misleading (except that (x) Borrower’s obligation to indemnify in respect of any information contained in a preliminary or final registration statement, private placement memorandum or preliminary or final prospectus that is derived in part from information provided by Borrower and in part from information provided by others unrelated to or not employed by Borrower shall be limited to any untrue statement or omission of material fact therein known to Borrower that results directly from an error in any information provided (or which should have been provided) by Borrower which Borrower has been given the opportunity to examine and reasonably and promptly approve and (y) Borrower shall have no responsibility for the failure of any member of the Underwriting Group to accurately transcribe or interpret written information supplied by Borrower or to include such portions of the Provided Information).

(c) Borrower’s liability under clauses (a) and (b) above shall be limited to Liabilities arising out of or based upon any such untrue statement or omission made in the Relevant Portions of a Disclosure Document in reliance upon and in conformity with Provided Information furnished to Lender by, or furnished at the direction and on behalf of, Borrower in connection with the preparation of those Relevant Portions of the registration statement, memorandum or prospectus pertaining specifically and exclusively to Borrower, the Property or the Loan, including financial statements of Borrower and operating statements with respect to the Property. In addition, notwithstanding anything to the contrary contained herein, Borrower shall have no liability under clauses (a) and (b) above, under such certificate or otherwise for any Liabilities resulting from the gross negligence or willful misconduct, of any member of the Underwriter Group, any Affiliate thereof or any of their respective directors, officers employees or agents.

(d) Promptly after receipt by an indemnified party under this Article XIV of notice of the commencement of any action that is the subject of the indemnity described above, such indemnified party will notify the indemnifying party in writing of the commencement thereof, but the omission to so notify the indemnifying party will not relieve the indemnifying party from any liability which the indemnifying party may have to any indemnified party hereunder except to the extent that failure to notify causes prejudice to the indemnifying party. In the event that any action is brought against any indemnified party, and it notifies the indemnifying party of the commencement thereof, the indemnifying party will be entitled, jointly with any other indemnifying party, to participate therein and, to the extent that it (or they) may elect by written notice delivered to the indemnified party promptly after receiving the aforesaid notice from such indemnified party, to assume the defense thereof with counsel reasonably satisfactory to such indemnified party. After notice from the indemnifying party to such indemnified party under this Article XIV of its assumption of such defense, the indemnifying party shall not be liable for any legal or other expenses subsequently incurred by such indemnified party in connection with the defense thereof; provided, however, if the defendants in any such action include both the indemnified party and the indemnifying party and the indemnified party shall have reasonably concluded that there are any legal defenses available to it and/or other indemnified parties that are different from or in conflict with those available to the indemnifying party, the indemnified party or parties shall have the right to select separate counsel to assert such legal defenses and to otherwise participate in the defense of such action on behalf of such indemnified party or parties at the expense of the indemnifying party. The indemnifying party shall not be liable for the expenses of separate counsel unless an indemnified party shall have reasonably concluded that there may be legal defenses available to it that are different from or in conflict with those available to another indemnified party.

(e) In order to provide for just and equitable contribution in circumstances in which the indemnity provided for in this Article XIV is for any reason held to be unenforceable by an indemnified party in respect of any actual, out of pocket losses, claims, damages or liabilities relating to third party claims (or action in respect thereof) referred to therein which would otherwise be indemnifiable under this Article XIV, the indemnifying party shall contribute to the amount paid or payable by the indemnified party as a result of such actual, out of pocket losses, third party claims, damages or liabilities (or action in respect thereof) (but excluding damages for lost profits, diminution in value of the Property and consequential damages); provided, however, that no person guilty of fraudulent misrepresentation (within the meaning of Section 11(f) of the Securities Act), gross negligence or willful misconduct shall be entitled to contribution for Liabilities arising therefrom from any person who was not guilty of such fraudulent misrepresentation. In determining the amount of contribution to which the respective parties are entitled, the following factors shall be considered: (i) the DBS Group’s and Borrower’s relative knowledge and access to information concerning the matter with respect to which the claim was asserted; (ii) the opportunity to correct and prevent any statement or omission; (iii) the limited responsibilities and obligations of Borrower as specified herein; and (iv) any other equitable considerations appropriate in the circumstances.

Section 14.5 Retention of Servicer. Lender reserves the right, at Lender’s sole cost and expense, to retain the Servicer. Lender has advised Borrower that the Servicer initially retained by Lender shall be GEMSA Loan Services, LP. Borrower shall pay any reasonable fees and expenses of the Servicer and any reasonable third party fees and expenses, including, without limitation, reasonable attorneys fees and disbursements, in connection with a prepayment, release of the Property, assumption or modification of the Loan or enforcement of the Loan Documents.

XV.	ASSIGNMENTS AND PARTICIPATIONS

Section 15.1 Assignment and Acceptance. Lender may assign to one or more Persons all or a portion of its rights and obligations under this Agreement and the other Loan Documents (including, without limitation, all or a portion of the Note); provided that the parties to each such assignment shall execute and deliver to Lender, for its acceptance and recording in the Register (as hereinafter defined), an Assignment and Acceptance. In addition, Lender may participate to one or more Persons all or any portion of its rights and obligations under this Agreement and the other Loan Documents (including without limitation, all or a portion of the Note) utilizing such documentation to evidence such participation and the parties’ respective rights thereunder as Lender, in its sole discretion, shall elect.

Section 15.2 Effect of Assignment and Acceptance. Upon such execution, delivery, acceptance and recording, from and after the effective date specified in such Assignment and Acceptance, (i) the assignee thereunder shall be a party hereto and, to the extent that rights and obligations hereunder have been assigned to it pursuant to such Assignment and Acceptance, have the rights and obligations of Lender, as the case may be, hereunder and such assignee shall be deemed to have assumed such rights and obligations including, without limitation, with respect to Borrower’s and its principals’ confidential information, and (ii) Lender shall, to the extent that rights and obligations hereunder have been assigned by it pursuant to such Assignment and Acceptance, relinquish its rights and be released from its obligations under this Agreement and the other Loan Documents (and, in the case of an Assignment and Acceptance covering all or the remaining portion of Lender’s rights and obligations under this Agreement and the other Loan Documents, Lender shall cease to be a party hereto) accruing from and after the effective date of the Assignment and Acceptance, except with respect to (A) any payments made by Borrower to Lender pursuant to the terms of the Loan Documents prior to the effective date of the Assignment and Acceptance and (B) any letter of credit, cash deposit or other deposits or security (other than the Lien of the Security Instrument and the other Loan Documents) delivered to or for the benefit of or deposited with German American Capital Corporation, as Lender, for which German American Capital Corporation shall remain responsible for the proper disposition thereof until such items are delivered to a party who is qualified as an Approved Bank and agrees to hold the same in accordance with the terms and provisions of the agreement pursuant to which such items were deposited.

Section 15.3 Content. By executing and delivering an Assignment and Acceptance, Lender and the assignee thereunder confirm to and agree with each other and the other parties hereto as follows: (i) other than as provided in such Assignment and Acceptance, Lender makes no representation or warranty and assumes no responsibility with respect to any statements, warranties or representations made in or in connection with this Agreement or any other Loan Documents or the execution, legality, validity, enforceability, genuineness, sufficiency or value of, or the perfection or priority of any lien or security interest created or purported to be created under or in connection with, this Agreement or any other Loan Documents or any other instrument or document furnished pursuant hereto or thereto; (ii) Lender makes no representation or warranty and assumes no responsibility with respect to the financial condition of Borrower or the performance or observance by Borrower of any of its obligations under any Loan Documents or any other instrument or document furnished pursuant thereto; (iii) such assignee confirms that it has received a copy of this Agreement, together with copies of such other documents and information as it has deemed appropriate to make its own credit analysis and decision to enter into such Assignment and Acceptance; (iv) such assignee will, independently and without reliance upon Lender and based on such documents and information as it shall deem appropriate at the time, continue to make its own credit decisions in taking or not taking action under this Agreement and the other Loan Documents; (v) such assignee appoints and authorizes Lender to take such action as agent on its behalf and to exercise such powers and discretion under the Loan Documents as are delegated to Lender by the terms hereof together with such powers and discretion as are reasonably incidental thereto; and (vi) such assignee agrees that it will perform, in accordance with their terms, all of the obligations which by the terms of this Agreement and the other Loan Documents are required to be performed by Lender.

Section 15.4 Register. Lender shall maintain a copy of each Assignment and Acceptance delivered to and accepted by it and a register for the recordation of the names and addresses of Lender and each assignee pursuant to this Article XV and the principal amount of the Loan owing to each such assignee from time to time (the Register). The entries in the Register shall, with respect to such assignees, be conclusive and binding for all purposes, absent manifest error. The

Register shall be available for inspection by Borrower or any assignee pursuant to this Article XV at any reasonable time and from time to time upon reasonable prior written notice.

Section 15.5 Substitute Notes. Upon its receipt of an Assignment and Acceptance executed by an assignee, together with any Note or Notes subject to such assignment, Lender shall, if such Assignment and Acceptance has been completed and is in substantially the form of Exhibit M hereto, (i) accept such Assignment and Acceptance, (ii) record the information contained therein in the Register, and (iii) give prompt written notice thereof to Borrower. Within ten (10) Business Days after its receipt of such notice, Borrower, at Lender’s own expense, shall execute and deliver to Lender in exchange and substitution for the surrendered Note or Notes a new Note to the order of such assignee in an amount equal to the portion of the Loan assigned to it and a new Note to the order of Lender in an amount equal to the portion of the Loan retained by it hereunder. Such new Note or Notes shall be in an aggregate principal amount equal to the aggregate then outstanding principal amount of such surrendered Note or Notes, shall be dated the effective date of such Assignment and Acceptance and shall otherwise be in substantially the form of the Note (modified, however, to the extent necessary so as not to impose duplicative or increased obligations on Borrower and to delete obligations previously satisfied by Borrower). Notwithstanding the provisions of this Article XV, Borrower shall not be responsible or liable for any additional taxes, reserves, adjustments or other costs and expenses that are related to, or arise as a result of, any transfer of the Loan or any interest or participation therein that arise solely and exclusively from the transfer of the Loan or any interest or participation therein or from the execution of the new Note contemplated by this Section 15.5, including, without limitation, any mortgage tax. Lender and/or the assignees, as the case may be, shall from time to time designate one agent through which Borrower shall request all approvals and consents required or contemplated by this Agreement and on whose statements Borrower may rely and to whom all payments by Borrower with respect to the Loan shall be made on behalf of Lender and the assignees.

Section 15.6 Participations. Each assignee pursuant to this Article XV may sell participations to one or more Persons (other than Borrower or any of its Affiliates) in or to all or a portion of its rights and obligations under this Agreement and the other Loan Documents (including, without limitation, all or a portion of the Note held by it); provided, however, that (i) such assignee’s obligations under this Agreement and the other Loan Documents shall remain unchanged, (ii) such assignee shall remain solely responsible to the other parties hereto for the performance of such obligations, (iii) such assignee shall remain the holder of any such Note for all purposes of this Agreement and the other Loan Documents, and (iv) Borrower, Lender and the assignees pursuant to this Article XV shall continue to deal solely and directly with such assignee in connection with such assignee’s rights and obligations under this Agreement and the other Loan Documents. In the event that more than one (1) party comprises Lender, Lender shall designate one party to act on the behalf of all parties comprising Lender in providing approvals and all other necessary consents under the Loan Documents and on whose statements Borrower may rely.

Section 15.7 Disclosure of Information. Any assignee pursuant to this Article XV may, in connection with any assignment or participation or proposed assignment or participation pursuant to this Article XV, disclose to the assignee or participant or proposed assignee or participant, any information relating to Borrower furnished to such assignee by or on behalf of Borrower; provided, however, that, prior to any such disclosure, the assignee or participant or proposed assignee or participant shall agree in writing for the benefit of Borrower to preserve the confidentiality of any confidential information received by it.

Section 15.8 Security Interest in Favor of Federal Reserve Bank. Notwithstanding any other provision set forth in this Agreement or any other Loan Document, any assignee pursuant to this Article XV may at any time create a security interest in all or any portion of its rights under this Agreement or the other Loan Documents (including, without limitation, the amounts owing to it and the Note or Notes held by it) in favor of any Federal Reserve Bank in accordance with Regulation A of the Board of Governors of the Federal Reserve System.

XVI.	RESERVE ACCOUNTS

Section 16.1 Tax Reserve Account. In accordance with the time periods set forth in Section 3.1, Borrower shall deposit into the Tax Reserve Account an amount equal to (a) one-twelfth of the annual Impositions that Lender reasonably estimates, based on the most recent tax bill for the Property, will be payable during the next ensuing twelve (12) months in order to accumulate with Lender sufficient funds to pay all such Impositions at least thirty (30) days prior to the imposition of any interest, charges or expenses for the non-payment thereof, (b) one-twelfth of the annual Other Charges that Lender reasonably estimates will be payable during the next ensuing twelve (12) months (said monthly amounts in (a) and (b) above hereinafter called the Monthly Tax Reserve Amount, and the aggregate amount of funds held in the Tax Reserve Account being the Tax Reserve Amount). As of the Closing Date, the Monthly Tax Reserve Amount is $106,849, but such amount is subject to adjustment by Lender upon notice to Borrower. The Monthly Tax Reserve Amount shall be paid by Borrower to Lender on each Payment Date. Lender will apply the Monthly Tax Reserve Amount to payments of Impositions and Other Charges required to be made by Borrower pursuant to Article V and Article VII and under the Security Instrument, subject to Borrower’s right to contest Impositions in accordance with Section 7.3. In making any payment relating to the Tax Reserve Account, Lender may do so according to any bill, statement or estimate procured from the appropriate public office, without inquiry into the accuracy of such bill, statement or estimate or into the validity of any tax, assessment, sale, forfeiture, tax lien or title or claim thereof. If the amount of funds in the Tax Reserve Account shall exceed the amounts due for Impositions and Other Charges pursuant to Article V and Article VII, Lender shall credit such excess against future payments to be made to the Tax Reserve Account. If at any time Lender reasonably determines that the Tax Reserve Amount is not or will not be sufficient to pay Impositions and Other Charges by the dates set forth above, Lender shall notify Borrower of such determination and Borrower shall increase its monthly payments to Lender by the amount that Lender reasonably estimates is sufficient to make up the deficiency at least thirty (30) days prior to the imposition of any interest, charges or expenses for the non-payment of the Impositions and Other Charges. Upon payment of the Impositions and Other Charges, Lender shall reassess the amount necessary to be deposited in the Tax Reserve Account for the succeeding period, which calculation shall take into account any excess amounts remaining in the Tax Reserve Account.

Section 16.2 Insurance Reserve Account. In accordance with the time periods set forth in Section 3.1, Borrower shall deposit into the Insurance Reserve Account an amount equal to one-twelfth of the insurance premiums that Lender reasonably estimates, based on the most recent bill, will be payable for the renewal of the coverage afforded by the insurance policies upon the expiration thereof in order to accumulate with Lender sufficient funds to pay all such insurance premiums at least thirty (30) days prior to the expiration of the policies required to be maintained by Borrower pursuant to the terms hereof (said monthly amounts hereinafter called the Monthly Insurance Reserve Amount, and the aggregate amount of funds held in the Insurance Reserve Account being the Insurance Reserve Amount). As of the Closing Date, the Monthly Insurance Reserve Amount is $14,566, but such amount is subject to adjustment by Lender upon notice to Borrower. The Monthly Insurance Reserve Amount shall be paid by Borrower to Lender on each Payment Date. Lender will apply the Monthly Insurance Reserve Amount to payments of insurance premiums required to be made by Borrower pursuant to Article VI and under the Security Instrument. In making any payment relating to the Insurance Reserve Account, Lender may do so according to any bill, statement or estimate procured from the insurer or agent, without inquiry into the accuracy of such bill, statement or estimate or into the validity thereof. If the amount of funds in the Insurance Reserve Account shall exceed the amounts due for insurance premiums pursuant to Article VI. Lender shall credit such excess against future payments to be made to the Insurance Reserve Account. If at any time Lender reasonably determines that the Insurance Reserve Amount is not or will not be sufficient to pay insurance premiums by the dates set forth above, Lender shall notify Borrower of such determination and Borrower shall increase its monthly payments to Lender by the amount that Lender reasonably estimates is sufficient to make up the deficiency at least thirty (30) days prior to expiration of the applicable insurance policies. Upon payment of such insurance premiums, Lender shall reassess the amount necessary to be deposited in the Insurance Reserve Account for the succeeding period, which calculation shall take into account any excess amounts remaining in the Insurance Reserve Account.

Section 16.3 Structural Reserve Account.

(a) In accordance with the time periods set forth in Section 3.1, Borrower shall deposit, or cause to be deposited into the Structural Reserve Account, an amount equal to $9,566 (the, Monthly Structural Reserve Amount and together with all amounts deposited in the Structural Reserve Account, the Structural Reserve Amount) and held by the Cash Management Bank for the benefit of Lender as additional security for the Loan in accordance with Section 3.1 and the Account Agreement.

(b) Lender shall make disbursements from the Structural Reserve Account to reimburse Borrower for the cost of Approved Base Building Work in accordance with and in the manner provided in this Section 16.3. In addition to Borrower’s satisfaction of the requirements of Section 10.1 and Section 10.2, Lender’s prior reasonable consent shall be required prior to commencing any Approved Base Building Work that in the aggregate with all related Approved Base Building Work (collectively, a Project) would reasonably be expected to cost in excess of the Threshold Amount. Lender’s consent shall not be required in connection with a Project that would reasonably be expected to cost less than or equal to the Threshold Amount. Lender shall, within ten (10) Business Days of a written request from Borrower and satisfaction of the requirements set forth in this Section 16.3 disburse to Borrower amounts from the Structural Reserve Account necessary to pay for the actual costs of completed Approved Base Building Work, which work shall be subject to the inspection of Lender for compliance with the requirements of this Agreement. In no event shall Lender be obligated to disburse funds from the Structural Reserve Account if Monetary Default or an Event of Default exists.

(c) Each request for disbursement from the Structural Reserve Account shall be in a foam reasonably specified or reasonably approved by Lender and be submitted together with an Officer’s Certificate specifying the specific items for which the disbursement is requested, certifying that such item qualifies as an Approved Base Building Work, the estimated cost for the applicable Project through completion and the cost of each item purchased. Each request for disbursement shall be delivered at least ten (10) Business Days prior to the date of the requested disbursement and shall include copies of invoices for all costs incurred and each request shall include evidence satisfactory to Lender of payment of all such amounts or evidence that such amounts will be paid by such disbursement. Borrower shall not make a request for disbursement from the Structural Reserve Account more frequently than once in any calendar month and the total amount of any request shall not be less than $5,000 (except in the case of the final request for disbursement).

Section 16.4 TI and Leasing Reserve Account.

(a) In accordance with the time periods set forth in Section 3.1, Borrower shall deposit, or cause to be deposited into the TI and Leasing Reserve Account, an amount equal to $40,705 with respect to the Ardenwood Corporate Park Property (as defined in the Security Instrument), $19,095 with respect to the 2334 Lundy Place Property (as defined in the Security Instrument) and $13,694 with respect to the 2440 Marsh Lane Property (as defined in the Security Instrument) (collectively, the Monthly TI and Leasing Reserve Amount) and held by Cash Management Bank on Lender’s behalf as additional security for the Loan. Notwithstanding the foregoing, provided that the base Rent collected from Tenants on a quarterly basis as reflected in the quarterly reports delivered to Lender pursuant to Section 11.2.1 is greater than or equal to (i) $1,487,941 for the Ardenwood Corporate Park Property, (ii) $786,586 for the 2334 Lundy Place Property, and (iii) $304,313 for the 2440 Marsh Lane Property, Borrower shall not be required to deposit the Monthly TI and Leasing Reserve Amount with respect to such Individual Property into the TI and Leasing Reserve Account.

(b) Provided that no Monetary Default or Event of Default shall have occurred and be continuing, Lender shall make disbursements from the TI and Leasing Reserve Account to Borrower from time to time, but not more than once during each calendar month, to pay for costs (collectively, TI and Leasing Costs) incurred by Borrower for (A) tenant improvements or allowances required under any Lease, any New Lease and any Lease Modification, provided that with respect to any New Lease or Lease Modification, as applicable, each such New Lease or Lease Modification complies with the terms and provisions of this Agreement and (B) leasing commissions (including any so-called “override” leasing commissions which may be due and then payable to any leasing or rental agent engaged by Borrower for the Property in the event that an agent other than such agent shall also be entitled to a leasing commission) incurred by Borrower in connection with a Lease (and unpaid), a New Lease or a Lease Modification, provided that such leasing commissions and “override” leasing commissions are reasonable and customary for properties similar to the Property and the portion of the Property leased for which such leasing commission and “override” leasing commission is due, in each case in the manner provided herein.

(c) As between Lender and Borrower, Borrower shall be obligated to fund directly to such Tenants or third parties, as the case may be, all TI and Leasing Costs in excess of sums available for disbursement from the TI and Leasing Reserve Account.

(d) The obligation of Lender to make a disbursement from the TI and Leasing Reserve Account for TI and Leasing Costs shall be subject to the satisfaction of the following further conditions precedent before or concurrently with the date of such disbursement:

(i) Borrower (or Manager) shall have delivered to Lender, without duplication (x) a certified copy of the fully executed Lease, New Lease or Lease Modification, as applicable, to which the applicable TI and Leasing Costs relate and (y) a certified copy of any related leasing, brokerage, fee or commission agreement entered into with respect thereto;

(ii) Borrower shall have delivered to Lender, at least ten (10) Business Days prior to the date of the proposed disbursement, an Officer’s Certificate attaching a true, correct and complete copy of the Lease, New Lease or Lease Modification, as applicable, to which the TI and Leasing Costs relate, and certifying (x) the amounts then due and payable for TI and Leasing Costs and (y) that all previously disbursed amounts have been paid in accordance with any prior certification, together with reasonable supporting documentation that the TI and Leasing Costs to be funded with such disbursement are due and payable and that payment was made of all TI and Leasing Costs funded by previous disbursements;

(iii) Lender shall have received with respect to all previous disbursements funded for TI and Leasing Costs, documents required to be furnished by Tenants under their Leases, together with either (A) lien waivers from each of the contractors which received the prior disbursement or (B) an Officer’s Certificate reasonably satisfactory to Lender showing that all parties who might or could claim statutory or common law Liens and have furnished material, labor or brokerage services to the Property have been paid all amounts then due for labor, materials or brokerage services furnished to the Property;

(iv) With respect to the final disbursement for costs associated with any capital improvement, Lender shall have received a new permanent or temporary certificate of occupancy for the portion of the Improvements covered by such capital improvement, if a certificate of occupancy is required by Legal Requirements, or a certification by Borrower or a licensed architect that no said certificate of occupancy is required;

(v) Lender shall have received a certificate executed by Borrower stating that all conditions precedent to the Borrower’s obligation, as landlord, to fund the Borrower’s share of the cost of the portion in question of such tenant work have been satisfied by such Tenant;

(vi) Lender shall have received and approved an Officer’s Certificate setting forth (A) the scope of the tenant work to be performed thereunder and (B) the aggregate cost of the TI and Leasing Costs payable thereunder; and

(vii) no Monetary Default or Event of Default shall have occurred and is then continuing.

XVII.	DEFAULTS

Section 17.1 Event of Default.

(a) Each of the following events shall constitute an event of default hereunder (an Event of Default):

(i) if (A) the Indebtedness is not paid in full on the Maturity Date, (B) any regularly scheduled monthly payment of interest due under the Note is not paid in full on the applicable Payment Date, (C) any prepayment of principal due under this Agreement or the Note is not paid when due, (D) the Liquidated Damages Amount is not paid when due, (E) any deposit to the Collection Account required to be made by Borrower or Manager is not made on the required deposit date therefor; or (F) except as to any amount included in (A), (B), (C), (D) and/or (E) of this clause (i), any other amount payable pursuant to this Agreement, the Note or any other Loan Document is not paid in full when due and payable in accordance with the provisions of the applicable Loan Document, with such failure continuing for ten (10) Business Days after Lender delivers written notice thereof to Borrower;

(ii) subject to Section 3.1.6(b) with respect to funds held in the Sub-Accounts and Borrower’s right to contest as set forth in Section 7.3, if any of the Impositions or Other Charges are not paid prior to the imposition of any interest, penalty, charge or expense for the non-payment thereof,

(iii) subject to Section 3.1.6(b) with respect to funds held in the Sub Accounts, if the insurance policies required by Section 6.1 are not kept in full force and effect, or if certified copies of any of such insurance policies are not delivered to Lender within thirty (30) days of the effective date of such insurance policies;

(iv) if, (a) Borrower breaches Section 8.1, (b) any Lien or encumbrance on all or any portion of the Property attaches except as permitted under Section 7.2, or (c) the filing of a declaration of condominium with respect to the Property occurs without Lender’s prior written consent;

(v) if any, representation or warranty made by Borrower herein or by Borrower, Guarantor or any Affiliate of Borrower in any other Loan Document, or in any report, certificate, financial statement or other instrument, agreement or document furnished to Lender shall have been false or misleading in any material respect as of the date the representation or warranty was made;

(vi) if Borrower, General Partner, any SPE Entity or any Guarantor shall make an assignment for the benefit of creditors;

(vii) if a receiver, liquidator or trustee shall be appointed for Borrower, General Partner, any SPE Entity or any Guarantor or if Borrower, General Partner, any SPE Entity or any Guarantor shall be adjudicated a bankrupt or insolvent, or if any petition for bankruptcy, reorganization or arrangement pursuant to federal bankruptcy law, or any similar federal or state law, shall be filed by or against, consented to, or acquiesced in by, Borrower, General Partner, any SPE Entity or any Guarantor, or if any proceeding for the dissolution or liquidation of Borrower, General Partner, any SPE Entity or any Guarantor shall be instituted; provided, however, if such appointment, adjudication, petition or proceeding was involuntary and not consented to by Borrower, General Partner, any SPE Entity or any Guarantor upon the same not being discharged, stayed or dismissed within ninety (90) days;

(viii) if Borrower, General Partner, any SPE Entity or any Guarantor, as applicable, attempts to assign its rights under this Agreement or any of the other Loan Documents or any interest herein or therein in contravention of the Loan Documents;

(ix) with respect to any term, covenant or provision set forth herein (other than the other subsections of this Section 17.1) which specifically contains a notice requirement or grace period, if Borrower, any SPE Entity or any Guarantor shall be in default under such term, covenant or condition after the giving of such notice or the expiration of such grace period;

(x) if any of the assumptions contained in the Non-Consolidation Opinion, in any Additional Non-Consolidation Opinion or in any other non-consolidation opinion delivered to Lender in connection with the Loan, or in any other non-consolidation delivered subsequent to the closing of the Loan, is or shall become untrue in any material adverse respect;

(xi) if Borrower, having notified Lender of its election to extend the Maturity Date as set forth in Section 5 of the Note, fails to deliver the Replacement Interest Rate Cap Agreement to Lender not later than one (1) Business Day prior to the first day of the extended term of the Loan and Borrower has not prepaid the Loan pursuant to the terms of the Note prior to such first day of the extended term;

(xii) if Borrower shall fail to comply with any covenants set forth in Section 5.1.4, Section 5.2.9 and 5.2.21;

(xiii) except as provided clause (xii) above, if Borrower shall fail to comply with any covenants set forth in Article V or Section XI with such failure continuing for ten (10) Business Days after Lender delivers written notice thereof to Borrower;

(xiv) if Borrower shall fail to comply with any covenants set forth in Section 4 or Section 3(d) or Section 8 of the Security Instrument with such failure continuing for ten (10) Business Days after Lender delivers written notice thereof to Borrower;

(xv) Borrower shall fail to deposit any sums required to be deposited by Borrower or Manager in the Collateral Accounts thereof pursuant to Article XVI when due;

(xvi) if this Agreement or any other Loan Document or any Lien granted hereunder or thereunder, in whole or in part, shall terminate or shall cease to be effective or shall cease to be a legally valid, binding and enforceable obligation of Borrower or any Guarantor, or any Lien securing the Indebtedness shall, in whole or in part, cease to be a perfected first priority Lien, subject to the Permitted Encumbrances (except in any of the foregoing cases in accordance with the terms hereof or under any other Loan Document or by reason of any affirmative act of Lender);

(xvii) if the Management Agreement is terminated and a Qualified Manager is not appointed as a replacement manager pursuant to the provisions of Section 5.2.14 within sixty (60) days after such termination;

(xviii) except as expressly permitted pursuant to the Loan Documents, if Borrower or any other Person grants any easement, covenant or restriction (other than the Permitted Encumbrances) over the Property;

(xix) if Borrower shall default beyond the expiration of any applicable cure period under any existing easement, covenant or restriction which affects the Property, the default of which shall have a Material Adverse Effect;

(xx) [Reserved;]

(xxi) [Reserved;] and

(xxii) if Borrower shall continue to be in Default under any of the other terms, covenants or conditions of this Agreement or of any Loan Document not specified in subsections (i) to (xxi) above, for thirty (30) days after notice from Lender; provided, however, that if such Default is susceptible of cure but cannot reasonably be cured within such thirty (30) day period and provided further that Borrower shall have commenced to cure such Default within such thirty (30) day period and thereafter diligently proceeds to cure the same, such thirty (30) day period shall be extended for such time as is reasonably necessary for Borrower in the exercise of due diligence to cure such Default, such additional period not to exceed ninety (90) days.

(b) Unless waived in writing by Lender, upon the occurrence and during the continuance of an Event of Default (other than an Event of Default described in clauses (a)(vi), (vii) or (viii) above) Lender may, without notice or demand, in addition to any other rights or remedies available to it pursuant to this Agreement and the other Loan Documents or at law or in equity, take such action that Lender deems advisable to protect and enforce its rights against Borrower and in the Property, including, without limitation, (i) declaring immediately due and payable the entire Principal Amount together with interest thereon and all other sums due by Borrower under the Loan Documents, (ii) collecting interest on the Principal Amount at the Default Rate whether or not Lender elects to accelerate the Note and (iii) enforcing or availing itself of any or all rights or remedies set forth in the Loan Documents against Borrower and the Property, including, without limitation, all rights or remedies available at law or in equity; and upon any Event of Default described in subsections (a)(vi) or (a)(vii) above, the Indebtedness and all other obligations of Borrower hereunder and under the other Loan Documents shall immediately and automatically become due and payable, without notice or demand, and Borrower hereby expressly waives any such notice or demand, anything contained herein or in any other Loan Document to the contrary notwithstanding. The foregoing provisions shall not be construed as a waiver by Lender of its right to pursue any other remedies available to it under this Agreement, the Security Instrument or any other Loan Document. Any payment hereunder may be enforced and recovered in whole or in part at such time by one or more of the remedies provided to Lender in the Loan Documents.

Section 17.2 Remedies.

(a) Unless waived in writing by Lender, upon the occurrence and during the continuance of an Event of Default, all or any one or more of the rights, powers, privileges and other remedies available to Lender against Borrower under this Agreement or any of the other Loan Documents executed and delivered by, or applicable to, Borrower or at law or in equity may be exercised by Lender at any time and from time to time, whether or not all or any of the Indebtedness shall be declared due and payable, and whether or not Lender shall have commenced any foreclosure proceeding or other action for the enforcement of its rights and remedies under any of the Loan Documents with respect to the Property. Any such actions taken by Lender shall be cumulative and concurrent and may be pursued independently, singly, successively, together or otherwise, at such time and in such order as Lender may determine in its sole discretion, to the fullest extent permitted by law, without impairing or otherwise affecting the other rights and remedies of Lender permitted by law, equity or contract or as set forth herein or in the other Loan Documents. Without limiting the generality of the foregoing, Borrower agrees that if an Event of Default is continuing, unless otherwise required by applicable law (i) Lender shall not be subject to any one action or election of remedies law or rule and (ii) all liens and other rights, remedies or privileges provided to Lender shall remain in full force and effect until Lender has exhausted all of its remedies against the Property and the Security Instrument has been foreclosed, sold and/or otherwise realized upon in satisfaction of the Indebtedness or the Indebtedness has been paid in full.

(b) Upon the occurrence and during the continuance of an Event of Default, with respect to the Account Collateral, the Lender may:

(i) without notice to Borrower, except as required by law, and at anytime or from time to time, charge, set-off and otherwise apply all or any part of the Account Collateral against the Obligations, Operating Expenses and/or Capital Expenditures for the Property or any part thereof;

(ii) in Lender’s sole discretion, at any time and from time to time, exercise any and all rights and remedies available to it under this Agreement, and/or as a secured party under the UCC;

(iii) demand, collect, take possession of or receipt for, settle, compromise, adjust, sue for, foreclose or realize upon the Account Collateral (or any portion thereof) as Lender may determine in its sole discretion; and

(iv) take all other actions provided in, or contemplated by, this Agreement.

(c) With respect to Borrower, the Account Collateral, the Rate Cap Collateral and the Property, nothing contained herein or in any other Loan Document shall be construed as requiring Lender to resort to the Property for the satisfaction of any of the Indebtedness, and Lender may seek satisfaction out of the Property or any part thereof, in its absolute discretion in respect of the Indebtedness. In addition, Lender shall have the right from time to time to partially foreclose this Agreement and the Security Instrument in any manner and for any amounts secured by this Agreement or the Security Instrument then due and payable as determined by Lender in its sole discretion including, without limitation, the following circumstances: (i) in the event Borrower defaults beyond any applicable grace period in the payment of one or more scheduled payments of interest, Lender may foreclose this Agreement and the Security Instrument to recover such delinquent payments, or (ii) in the event Lender elects to accelerate less than the entire outstanding principal balance of the Loan, Lender may foreclose this Agreement and the Security Instrument to recover so much of the principal balance of the Loan as Lender may accelerate and such other sums secured by this Agreement or the Security Instrument as Lender may elect. Notwithstanding one or more partial foreclosures, the Property shall remain subject to this Agreement and the Security Instrument to secure payment of sums secured by this Agreement and the Security Instrument and not previously recovered.

Section 17.3 Remedies Cumulative; Waivers.

The rights, powers and remedies of Lender under this Agreement and the Security Instrument shall be cumulative and not exclusive of any other right, power or remedy which Lender may have against Borrower pursuant to this Agreement or the other Loan Documents, or existing at law or in equity or otherwise. Lender’s rights, powers and remedies may be pursued singly, concurrently or otherwise, at such time and in such order as Lender may determine in Lender’s sole discretion. No delay or omission to exercise any remedy, right or power accruing upon an Event of Default shall impair any such remedy, right or power or shall be construed as a waiver thereof, but any such remedy, right or power may be exercised from time to time and as often as may be deemed expedient. A waiver of one Default or Event of Default with respect to Borrower or any Guarantor shall not be construed to be a waiver of any subsequent Default or Event of Default by Borrower or any Guarantor or to impair any remedy, right or power consequent thereon.

Section 17.4 Costs of Collection. In the event that after an Event of Default: (i) the Note or any of the Loan Documents is placed in the hands of an attorney for collection or enforcement or is collected or enforced through any legal proceeding; (ii) an attorney is retained to represent Lender in any bankruptcy, reorganization, receivership, or other proceedings affecting creditors’ rights and involving a claim under the Note or any of the Loan Documents; or (iii) an attorney is retained to protect or enforce the lien or any of the terms of this Agreement, the Security Instrument or any of the Loan Documents; then Borrower shall pay to Lender all reasonable attorneys fees, costs and expenses actually incurred in connection therewith as the prevailing party, including costs of appeal, together with interest on any judgment obtained by Lender at the Default Rate.

XVIII.	SPECIAL PROVISIONS

Section 18.1 Exculpation.

18.1.1 Exculpated Parties. Except as set forth in this Section 18.1, the Recourse Guaranty and the Environmental indemnity, no personal liability shall be asserted, sought or obtained by Lender or enforceable against (i) Borrower, (ii) any Affiliate of Borrower, (iii) any Person owning, directly or indirectly, any legal or beneficial interest in Borrower or any Affiliate of Borrower or (iv) any direct or indirect partner, member, principal, officer, Controlling Person, beneficiary, trustee, advisor, shareholder, employee, agent, Affiliate or director of any Persons described in clauses (i) through (iii) above (collectively, the Exculpated Parties) and none of the Exculpated Parties shall have any personal liability (whether by suit deficiency judgment or otherwise) in respect of the Obligations, this Agreement, the Security Instrument, the Note, the Property or any other Loan Document, or the making, issuance or transfer thereof, all such liability, if any, being expressly waived by Lender. The foregoing limitation shall not in any way limit or affect Lender’s right to any of the following and Lender shall not be deemed to have waived any of the following:

(a) Foreclosure of the lien of this Agreement and the Security Instrument in accordance with the terms and provisions set forth herein and in the Security Instrument;

(b) Action against any other security at any time given to secure the payment of the Note and the other Obligations;

(c) Exercise of any other remedy set forth in this Agreement or in any other Loan Document which is not inconsistent with the terms of this Section 18.1;

(d) Any right which Lender may have under Sections 506(a), 506(b), 1111(b) or any other provisions of the Bankruptcy Code to file a claim for the full amount of the Indebtedness secured by this Agreement and the Security Instrument or to require that all collateral shall continue to secure all of the Indebtedness owing to Lender in accordance with the Loan Documents; or

(e) The liability of any given Exculpated Party with respect to any separate written guaranty or agreement given by any such Exculpated Party in connection with the Loan (including, without limitation, the Recourse Guaranty and the Environmental Indemnity).

18.1.2 Carveouts From Non-Recourse Limitations. Notwithstanding the foregoing or anything in this Agreement or any of the Loan Documents to the contrary, there shall at no time be any limitation on Borrower’s or any Guarantor’s liability for the payment, in accordance with the terms of this Agreement, the Note, the Security Instrument and the other Loan Documents, to Lender of:

(a) any loss, damage, cost or expense incurred by or on behalf of Lender by reason of the fraudulent acts of Borrower or any Affiliate of Borrower;

(b) Proceeds which Borrower or any Affiliate of Borrower has received and to which Lender is entitled pursuant to the terms of this Agreement or any of the Loan Documents to the extent the same have not been applied toward payment of the Indebtedness, or used for the repair or replacement of the Property in accordance with the provisions of this Agreement or otherwise delivered to Lender;

(c) all loss, damage, cost or expense as incurred by Lender and arising from any intentional misrepresentation of Borrower or any Affiliate of Borrower;

(d) any misappropriation of Rents or security deposits by Borrower or any Affiliate of Borrower;

(e) any loss, damage, cost or expense incurred by Lender by reason of all or any part of the Property, the Account Collateral or the Rate Cap Collateral being encumbered by a Lien (other than this Agreement and the Security Instrument) in violation of the Loan Documents (unless caused by the failure of Lender to apply funds held in the Tax Reserve Account pursuant to Section 16.1);

(f) after the occurrence and during the continuance of an Event of Default, any Rents collected by Borrower or any Affiliate of Borrower (other than Rent sent to the Collection Account or paid directly to Lender pursuant to any notice of direction delivered to tenants of the Property) and not delivered to Lender, applied to payment of the Obligations or used to pay normal and verifiable Operating Expenses of the Property or otherwise applied in a manner permitted under the Loan Documents;

(g) physical damage to the Property from intentional waste committed by Borrower or any Affiliate of Borrower;

(h) the liability of Borrower under Section 12.4;

(i) any loss, damage, cost or expense incurred by or on behalf of Lender by reason of the failure of Borrower to comply with any of the indemnification provisions of Article XIV;

(j) any and all liabilities, obligations, losses, damages, costs and expenses (including, without limitation, reasonable attorneys’ fees, causes of action, suits, claims, demands and adjustments of any nature or description whatsoever) which may at any time be imposed upon, incurred by or awarded against Lender, in the event (and arising out of such circumstances) that (x) Borrower should raise any defense, counterclaim and/or allegation in any foreclosure action by Lender relative to the Property, the Account Collateral or the Rate Cap Collateral or any part thereof which is found by a court to have been raised by Borrower in bad faith, or (y) an involuntary case is commenced against Borrower under the Bankruptcy Code with the collusion of Borrower or any of its Affiliates or (z) an order for relief is entered with respect to the Borrower under the Bankruptcy Code through the actions of the Borrower or any of its Affiliates at a time when the Borrower is able to pay its debts as they become due unless Borrower and Guarantor shall have received an opinion of independent counsel that General Partner has a fiduciary duty to seek such an order for relief;

(k) reasonable attorney’s fees and expenses incurred by Lender in connection with any successful suit filed on account of any of the foregoing clauses (a) through (j).

XIX.	MISCELLANEOUS

Section 19.1 Survival. This Agreement and all covenants, indemnifications, agreements, representations and warranties made herein and in the certificates delivered pursuant hereto shall survive the making by Lender of the Loan and the execution and delivery to Lender of the Note, and shall continue in full force and effect so long as all or any of the Indebtedness is outstanding and unpaid unless a longer period is expressly set forth herein or in the other Loan Documents. Whenever in this Agreement any of the parties hereto is referred to, such reference shall be deemed to include the successors and assigns of such party. All covenants, promises and agreements in this Agreement, by or on behalf of Borrower, shall inure to the benefit of the successors and assigns of Lender. If Borrower consists of more than one person, the obligations and liabilities of each such person hereunder and under the other Loan Documents shall be joint and several.

Section 19.2 Lender’s Discretion. Whenever pursuant to this Agreement, Lender exercises any right given to it to approve or disapprove, or any arrangement or term is to be satisfactory to Lender, the decision of Lender to approve or disapprove or to decide whether arrangements or terms are satisfactory or not satisfactory shall (except as is otherwise specifically herein provided) be in the sole discretion of Lender and shall be final and conclusive.

Section 19.3 Governing Law.

(A) THIS AGREEMENT WAS NEGOTIATED IN THE STATE OF NEW YORK, THE LOAN WAS MADE BY LENDER AND ACCEPTED BY BORROWER IN THE STATE OF NEW YORK, WHICH STATE THE PARTIES AGREE HAS A SUBSTANTIAL RELATIONSHIP TO THE PARTIES AND TO THE UNDERLYING TRANSACTION EMBODIED HEREBY, AND IN ALL RESPECTS, INCLUDING, WITHOUT LIMITING THE GENERALITY OF THE FOREGOING, MATTERS OF CONSTRUCTION, ENFORCEABILITY, VALIDITY AND PERFORMANCE, AND ALL ISSUES (INCLUDING THE ISSUE OF USURY) ARISING UNDER THIS AGREEMENT AND THE OBLIGATIONS ARISING HEREUNDER SHALL BE GOVERNED BY, AND CONSTRUED IN ACCORDANCE WITH, THE LAWS OF THE STATE OF NEW YORK APPLICABLE TO CONTRACTS MADE AND PERFORMED IN SUCH STATE (WITHOUT REGARD TO PRINCIPLES OF CONFLICT OF LAWS) AND ANY APPLICABLE LAW OF THE UNITED STATES OF THE FULLEST EXTENT PERMITTED BY LAW, BORROWER HEREBY UNCONDITIONALLY AND IRREVOCABLY WAIVES ANY CLAIM TO ASSERT THAT THE LAW OF ANY OTHER JURISDICTION GOVERNS THIS AGREEMENT AND THE NOTE, AND THIS AGREEMENT SHALL BE GOVERNED BY AND CONSTRUED IN ACCORDANCE WITH THE LAWS OF THE STATE OF NEW YORK PURSUANT TO SECTION 5-1401 OF THE NEW YORK GENERAL OBLIGATIONS LAW.

(B) ANY LEGAL SUIT, ACTION OR PROCEEDING AGAINST LENDER OR BORROWER ARISING OUT OF OR RELATING TO THIS AGREEMENT MAY AT LENDER’S OPTION BE INSTITUTED IN ANY FEDERAL OR STATE COURT IN THE CITY OF NEW YORK, COUNTY OF NEW YORK, PURSUANT TO SECTION 5-1402 OF THE NEW YORK GENERAL OBLIGATIONS LAW AND BORROWER WAIVES ANY OBJECTIONS WHICH IT MAY NOW OR HEREAFTER HAVE BASED ON VENUE AND/OR FORUM NON CONVENIENS OF ANY SUCH SUIT, ACTION OR PROCEEDING, AND BORROWER HEREBY IRREVOCABLY SUBMITS TO THE JURISDICTION OF ANY SUCH COURT IN ANY SUIT, ACTION OR PROCEEDING. BORROWER DOES HEREBY DESIGNATE AND APPOINT:

CORPORATION SERVICE COMPANY 80 STATE STREET ALBANY, NEW YORK 12207-2543

AS ITS AUTHORIZED AGENT TO ACCEPT AND ACKNOWLEDGE ON ITS BEHALF SERVICE OF ANY AND ALL PROCESS WHICH MAY BE SERVED IN ANY SUCH SUIT, ACTION OR PROCEEDING IN ANY FEDERAL OR STATE COURT IN NEW YORK, NEW YORK, AND AGREES THAT SERVICE OF PROCESS UPON SAID AGENT AT SAID ADDRESS AND WRITTEN NOTICE OF SAID SERVICE MAILED OR DELIVERED TO BORROWER IN THE MANNER PROVIDED HEREIN SHALL BE DEEMED IN EVERY RESPECT EFFECTIVE SERVICE OF PROCESS UPON BORROWER IN ANY SUCH SUIT, ACTION OR PROCEEDING IN THE STATE OF NEW YORK. BORROWER (I) SHALL GIVE PROMPT NOTICE TO LENDER OF ANY CHANGED ADDRESS OF ITS AUTHORIZED AGENT HEREUNDER, (II) MAY AT ANY TIME AND FROM TIME TO TIME DESIGNATE A SUBSTITUTE AUTHORIZED AGENT WITH AN OFFICE IN NEW YORK, NEW YORK (WHICH SUBSTITUTE AGENT AND OFFICE SHALL BE DESIGNATED AS THE PERSON AND ADDRESS FOR SERVICE OF PROCESS), AND (III) SHALL PROMPTLY DESIGNATE SUCH A SUBSTITUTE IF ITS AUTHORIZED AGENT CEASES TO HAVE AN OFFICE IN NEW YORK, NEW YORK OR IS DISSOLVED WITHOUT LEAVING A SUCCESSOR

Section 19.4 Modification, Waiver in Writing. No modification, amendment, extension, discharge, termination or waiver of any provision of this Agreement, or of the Note, or of any other Loan Document, or consent to any departure therefrom, shall in any event be effective unless the same shall be in a writing signed by the party against whom enforcement is sought, and then such waiver or consent shall be effective only in the specific instance, and for the purpose, for which given. Except as otherwise expressly provided herein, no notice to or demand on Borrower shall entitle Borrower to any other or future notice or demand in the same, similar or other circumstances.

Section 19.5 Delay Not a Waiver. Neither any failure nor any delay on the part of Lender in insisting upon strict performance of any term, condition, covenant or agreement, or exercising any right, power, remedy or privilege hereunder, or under the Note or under any other Loan Document, or any other instrument given as security therefor, shall operate as or constitute a waiver thereof, nor shall a single or partial exercise thereof preclude any other future exercise, or the exercise of any other right, power, remedy or privilege. In particular, and not by way of limitation, by accepting payment after the due date of any amount payable under this Agreement, the Note or any other Loan Document, Lender shall not be deemed to have waived any right either to require prompt payment when due of all other amounts due under this Agreement, the Note or the other Loan Documents, or to declare a default for failure to effect prompt payment of any such other amount.

Section 19.6 Notices. All notices, consents, approvals and requests required or permitted hereunder or under any other Loan Document shall be given in writing and shall be effective for all purposes if hand delivered or sent by (a) certified or registered United States mail, postage prepaid, return receipt requested, or (b) expedited prepaid delivery service, either commercial or United States Postal Service, with proof of attempted delivery, addressed as follows (or at such other address and Person as shall be designated from time to time by any party hereto, as the case may be, in a written notice to the other parties hereto in the manner provided for in this Section):

If to Lender:	German American Capital Corporation
60 Wall Street, 10th Floor
New York New York 10005
	Attention:	Michael Hart and General Counsel
	Telecopy No.:	(212) 797-4487
	Confirmation No.:	(212) 250-5000

With a copy to:	GEMSA Loan Services, LP
1500 CityWest, Suite 200
Houston, Texas 77042
	Attention:	Kurt Tuthill
	Telecopy No.:	(713) 458-7503
	Confirmation No.:	(713) 458-7408

With a copy to:	Skadden, Arps, Slate, Meagher & Flom LLP
Four Times Square
New York, New York 10036
	Attention:	Harvey R. Uris, Esq.
	Telecopy No.:	(917) 777-2212
	Confirmation No.:	(212) 735-3000

If to Borrower:	Global Marsh Property Owner, L.P.
c/o Global Innovation Partners, LLC
2730 Sand Hill Rd., Ste. 280
Menlo Park, CA 94025
	Attention:	Richard Magnuson and Michael Foust
	Telecopy No:	(650) 233-3601
	Confirmation No.:	(650) 233-3610

With a copy to:	Paul, Hastings, Janofsky & Walker LLP
1055 Washington Boulevard
Stamford, Connecticut 06901
	Attention:	David E. Rabin, Esq.
	Telecopy No.:	(203) 674-7609
	Confirmation No.:	(203) 961-7409

All notices, elections, requests and demands under this Agreement shall be effective and deemed received upon the earliest of (i) the actual receipt of the same by personal delivery or otherwise, (ii) one (1) Business Day after being deposited with a nationally recognized overnight courier service as required above, or (iii) three (3) Business Days after being deposited in the United States mail as required above. Rejection or other refusal to accept or the inability to deliver because of changed address of which no notice was given as herein required shall be deemed to be receipt of the notice, election, request, or demand sent.

Section 19.7 TRIAL BY JURY. EACH OF LENDER AND BORROWER AND ALL PERSONS CLAIMING BY, THROUGH OR UNDER THEM, HEREBY EXPRESSLY, KNOWINGLY, VOLUNTARILY AND INTENTIONALLY WAIVES ANY RIGHT TO TRIAL BY JURY OF ANY CLAIM, DEMAND, ACTION OR CAUSE OF ACTION (I) ARISING UNDER THIS AGREEMENT, THE SECURITY INSTRUMENT, THE NOTE OR ANY OTHER LOAN DOCUMENT, INCLUDING, WITHOUT LIMITATION, ANY PRESENT OR FUTURE MODIFICATION THEREOF OR (II) IN ANY WAY CONNECTED WITH OR RELATED OR INCIDENTAL TO THE DEALINGS OF THE PARTIES HERETO OR ANY OF THEM WITH RESPECT TO THIS AGREEMENT, THE SECURITY INSTRUMENT, THE NOTE OR ANY OTHER LOAN DOCUMENT (AS NOW OR HEREAFTER MODIFIED) OR ANY OTHER INSTRUMENT, DOCUMENT OR AGREEMENT EXECUTED OR DELIVERED IN CONNECTION HEREWITH, OR THE TRANSACTIONS RELATED HERETO OR THERETO, IN EACH CASE WHETHER SUCH CLAIM, DEMAND, ACTION OR CAUSE OF ACTION IS NOW EXISTING OR HEREAFTER ARISING, AND WHETHER SOUNDING IN CONTRACT OR TORT OR OTHERWISE; AND EACH OF LENDER AND BORROWER HEREBY AGREES AND CONSENTS THAT AN ORIGINAL COUNTERPART OR A COPY OF THIS SECTION MAY BE FILED WITH ANY COURT AS WRITTEN EVIDENCE OF THE CONSENT HERETO TO THE WAIVER OF ANY RIGHT TO TRIAL BY JURY. EACH OF LENDER AND BORROWER ACKNOWLEDGES THAT IT HAS CONSULTED WITH LEGAL COUNSEL REGARDING THE MEANING OF THIS WAIVER AND ACKNOWLEDGES THAT THIS WAIVER IS AN ESSENTIAL INDUCEMENT FOR THE MAKING OF THE LOAN. THIS WAIVER SHALL SURVIVE THE REPAYMENT OF THE LOAN.

Section 19.8 Headings. The Article and/or Section headings and the Table of Contents in this Agreement are included herein for convenience of reference only and shall not constitute a part of this Agreement for any other purpose.

Section 19.9 Severability. Wherever possible, each provision of this Agreement shall be interpreted in such manner as to be effective and valid under applicable law, but if any provision of this Agreement shall be prohibited by or invalid under applicable law, such provision shall be ineffective to the extent of such prohibition or invalidity, without invalidating the remainder of such provision or the remaining provisions of this Agreement.

Section 19.10 Preferences. To the extent Borrower makes a payment or payments to Lender, which payment or proceeds or any part thereof are subsequently invalidated, declared to be fraudulent or preferential, set aside or required to be repaid to a trustee, receiver or any other party under any bankruptcy law, state or federal law, common law or equitable cause, then, to the extent of such payment or proceeds received, the obligations hereunder or part thereof intended to be satisfied shall be revived and continue in full force and effect, as if such payment or proceeds had not been received by Lender.

Section 19.11 Waiver of Notice. Borrower shall not be entitled to any notices of any nature whatsoever from Lender except with respect to matters for which this Agreement or the other Loan Documents specifically and expressly provide for the giving of notice by Lender to Borrower and except with respect to matters for which Borrower is not, pursuant to applicable Legal Requirements, permitted to waive the giving of notice. Borrower hereby expressly waives the right to receive any notice from Lender with respect to any matter for which this Agreement or the other Loan Documents do not specifically and expressly provide for the giving of notice by Lender to Borrower.

Section 19.12 Expenses; Indemnity.

(a) Except as otherwise expressly provided herein, Borrower covenants and agrees to pay or, if Borrower fails to pay, to reimburse, Lender upon receipt of written notice from Lender for all reasonable out of pocket costs and expenses (including reasonable attorneys’ fees and disbursements) incurred by Lender in connection with (i) the preparation, negotiation, execution and delivery of this Agreement and the other Loan Documents and the consummation of the transactions contemplated hereby and thereby and all the costs of furnishing all opinions by counsel for Borrower (including without limitation any opinions requested by Lender pursuant to this Agreement); (ii) Lender’s ongoing performance of and compliance with all agreements and conditions contained in this Agreement and the other Loan Documents on its part to be performed or complied with after the Closing Date; (iii) the negotiation, preparation, execution, delivery and administration of any consents, amendments, waivers or other modifications to this Agreement and the other Loan Documents and any other documents or matters as required herein or under the other Loan Documents; (iv) securing Borrower’s compliance with any requests made pursuant to the provisions of this Agreement; (v) the filing and recording fees and expenses, mortgage recording taxes, title insurance and reasonable fees and expenses of counsel for providing to Lender all required legal opinions, and other similar expenses incurred in creating and perfecting the Lien in favor of Lender pursuant to this Agreement and the other Loan Documents; (vi) enforcing or preserving any rights, in response to third party claims or the prosecuting or defending of any action or proceeding or other litigation, in each case against, under or affecting Borrower, this Agreement, the other Loan Documents, the Property, or any other security given for the Loan; (vii) enforcing any obligations of or collecting any payments due from Borrower under this Agreement, the other Loan Documents or with respect to the Property or in connection with any refinancing or restructuring of the credit arrangements provided under this Agreement in the nature of a work-out or of any insolvency or bankruptcy proceedings and (viii) procuring insurance policies pursuant to Section 6.1.11; provided, however, that Borrower shall not be liable for the payment of any such costs and expenses to the extent the same arise (A) by reason of the gross negligence, illegal acts, fraud or willful misconduct of Lender or (B) in connection with a Securitization, other than the Borrower’s internal administrative costs and up to $5,000 for Borrower’s external legal costs. Any cost and expenses due and payable to Lender may be paid from any amounts in the Collection Account or the Holding Account.

(b) Subject to the non-recourse provisions of Section 18.1, Borrower shall protect, indemnify and save harmless Lender, and all officers, directors, stockholders, members, partners, employees, agents, successors and assigns thereof (collectively, the Indemnified Parties) from and against all liabilities, obligations, claims, damages, penalties, causes of action, costs and expenses (including all reasonable attorneys’ fees and expenses actually incurred) imposed upon or incurred by or asserted against the Indemnified Parties or the Property or any part of its interest therein, by reason of the occurrence or existence of any of the following (to the extent Proceeds payable on account of the following shall be inadequate; it being understood that in no event will the Indemnified Parties be required to actually pay or incur any costs or expenses as a condition to the effectiveness of the foregoing indemnity) prior to (i) the acceptance by Lender or its designee of a deed-in-lieu of foreclosure with respect to the Property, or (ii) an Indemnified Party or its designee taking possession or control of the Property or (iii) the foreclosure of the Security Instrument, except to the extent caused by the actual willful misconduct or gross negligence of the Indemnified Parties: (1) ownership of Borrower’s interest in the Property, or any interest therein, or receipt of any Rents or other sum therefrom, (2) any accident, injury to or death of any persons or loss of or damage to property occurring on or about the Property or any Appurtenances thereto, (3) any design, construction, operation, repair, maintenance, use, non-use or condition of the Property or Appurtenances thereto, including claims or penalties arising from violation of any Legal Requirement or Insurance Requirement, as well as any claim based on any patent or latent defect, whether or not discoverable by Lender, any claim the insurance as to which is inadequate, and any Environmental Claim, (4) any Default under this Agreement or any of the other Loan Documents or any failure on the part of Borrower to perform or comply with any of the terms of any Lease or REA within the applicable notice or grace periods, (5) any performance of any labor or services or the furnishing of any materials or other property in respect of the Property or any part thereof, (6) any negligence or tortious act or omission on the part of Borrower or any of its agents, contractors, servants, employees, sublessees, licensees or invitees, (7) any contest referred to in Section 7.3 hereof, (8) any obligation or undertaking relating to the performance or discharge of any of the terms, covenants and conditions of the landlord contained in the Leases, or (9) the presence at, in or under the Property or the Improvements of any Hazardous Materials in violation of any Environmental Law. Any amounts the Indemnified Parties are legally entitled to receive under this Section which are not paid within fifteen (15) Business Days after written demand therefor by the Indemnified Parties or Lender, setting forth in reasonable detail the amount of such demand and the basis therefor, shall bear interest from the date of demand at the Default Rate, shall, together with such interest, be part of the Indebtedness and secured by the Security Instrument. In case any action, suit or proceeding is brought against the Indemnified Parties by reason of any such occurrence, Borrower shall at Borrower’s expense resist and defend such action, suit or proceeding or will cause the same to be resisted and defended by counsel at Borrower’s reasonable expense for the insurer of the liability or by counsel designated by Borrower (unless reasonably disapproved by Lender promptly after Lender has been notified of such counsel); provided, however, that nothing herein shall compromise the right of Lender (or any Indemnified Party) to appoint its own counsel at Borrower’s expense for its defense with respect to any action which in its reasonable opinion presents a conflict or potential conflict between Lender and Borrower that would make such separate representation advisable; provided further that if Lender shall have appointed separate counsel pursuant to the foregoing, Borrower shall not be responsible for the expense of additional separate counsel of any Indemnified Party unless in the reasonable opinion of Lender a conflict or potential conflict exists between such Indemnified Party and Lender. So long as Borrower is resisting and defending such action, suit or proceeding as provided above in a prudent and commercially reasonable manner, Lender and the Indemnified Parties shall not be entitled to settle such action, suit or proceeding without Borrower’s consent which shall not be unreasonably withheld or delayed, and claim the benefit of this Section with respect to such action, suit or proceeding and Lender agrees that it will not settle any such action, suit or proceeding without the consent of Borrower; provided, however, that if Borrower is not diligently defending such action, suit or proceeding in a prudent and commercially reasonable manner as provided above, and Lender has provided Borrower with thirty (30) days’ prior written notice, or shorter period if mandated by the requirements of applicable law, and opportunity to correct such determination, Lender may settle such action, suit or proceeding and claim the benefit of this Section 19.12 with respect to settlement of such action, suit or proceeding.

Any Indemnified Party will give Borrower prompt notice after such Indemnified Party obtains actual knowledge of any potential claim by such Indemnified Party for indemnification hereunder. The Indemnified Parties shall not settle or compromise any action, proceeding or claim as to which it is indemnified hereunder without prior notice to Borrower and, to the extent Borrower has provided Lender with collateral and security reasonably acceptable to Lender with respect such indemnification obligations, without the prior consent of Borrower.

Section 19.13 Exhibits and Schedules Incorporated. The Exhibits and Schedules annexed hereto are hereby incorporated herein as a part of this Agreement with the same effect as if set forth in the body hereof.

Section 19.14 Offsets, Counterclaims and Defenses. Any assignee of Lender’s interest in and to this Agreement, the Note and the other Loan Documents shall take the same free and clear of all offsets, counterclaims or defenses which are unrelated to such documents which Borrower may otherwise have against any assignor of such documents, and no such unrelated counterclaim or defense shall be interposed or asserted by Borrower in any action or proceeding brought by any such assignee upon such documents and any such right to interpose or assert any such unrelated offset, counterclaim or defense in any such action or proceeding is hereby expressly waived by Borrower.

Section 19.15 Liability of Assignees of Lender. No assignee of Lender shall have any personal liability, directly or indirectly, under or in connection with this Agreement or any other Loan Document or any amendment or amendments hereto made at any time or times, heretofore or hereafter, any different than the liability of Lender hereunder. In addition, no assignee shall have at any time or times hereafter any personal liability, directly or indirectly, under or in connection with or secured by any agreement, lease, instrument, encumbrance, claim or right affecting or relating to the Property or to which the Property is now or hereafter subject any different than the liability of Lender hereunder. The limitation of liability provided in this Section 19.15 is (i) in addition to, and not in limitation of, any limitation of liability applicable to the assignee provided by law or by any other contract, agreement or instrument, and (ii) shall not apply to any assignee’s gross negligence or willful misconduct.

Section 19.16 No Joint Venture or Partnership; No Third Party Beneficiaries.

(a) Borrower and Lender intend that the relationships created hereunder and under the other Loan Documents be solely that of borrower and lender. Nothing herein or therein is intended to create a joint venture, partnership, tenancy-in-common, or joint tenancy relationship between Borrower and Lender nor to grant Lender any interest in the Property other than that of mortgagee, beneficiary or lender.

(b) This Agreement and the other Loan Documents are solely for the benefit of Lender and Borrower and nothing contained in this Agreement or the other Loan Documents shall be deemed to confer upon anyone other than Lender and Borrower any right to insist upon or to enforce the performance or observance of any of the obligations contained herein or therein. All conditions to the obligations of Lender to make the Loan hereunder are imposed solely and exclusively for the benefit of Lender and no other Person shall have standing to require satisfaction of such conditions in accordance with their terms or be entitled to assume that Lender will refuse to make the Loan in the absence of strict compliance with any or all thereof and no other Person shall under any circumstances be deemed to be a beneficiary of such conditions, any or all of which may be freely waived in whole or in part by Lender if, in Lender’s sole discretion, Lender deems it advisable or desirable to do so.

Section 19.17 Publicity. All news releases, publicity or advertising by Borrower or its Affiliates through any media intended to reach the general public which refers to the Loan Documents or the financing evidenced by the Loan Documents, to Lender, or any of its Affiliates shall be subject to the prior written approval of Lender.

Section 19.18 Waiver of Marshalling of Assets. To the fullest extent permitted by law, Borrower, for itself and its successors and assigns, waives all rights to a marshalling of the assets of Borrower, Borrower’s partners and others with interests in Borrower and of the Property, and agrees not to assert any right under any laws pertaining to the marshalling of assets, the sale in inverse order of alienation, homestead exemption, the administration of estates of decedents, or any other matters whatsoever to defeat, reduce or affect the right of Lender under the Loan Documents to a sale of the Property for the collection of the Indebtedness without any prior or different resort for collection or of the right of Lender to the payment of the Indebtedness out of the net proceeds of the Property in preference to every other claimant whatsoever.

Section 19.19 Waiver of Counterclaim and other Actions. Borrower hereby expressly and unconditionally waives, in connection with any suit, action or proceeding brought by Lender on this Agreement, the Note, the Security Instrument or any Loan Document, any and every right it may have to (i) interpose any counterclaim therein (other than a counterclaim which can only be asserted in the suit, action or proceeding brought by Lender on this Agreement, the Note, the Security Instrument or any Loan Document and cannot be maintained in a separate action) and (ii) have any such suit, action or proceeding consolidated with any other or separate suit, action or proceeding.

Section 19.20 Conflict; Construction of Documents; Reliance. In the event of any conflict between the provisions of this Agreement and any of the other Loan Documents, the provisions of this Agreement shall control. The parties hereto acknowledge that they were represented by competent counsel in connection with the negotiation, drafting and execution of the Loan Documents and that such Loan Documents shall not be subject to the principle of construing their meaning against the party which drafted same. Borrower acknowledges that, with respect to the Loan, Borrower shall rely solely on its own judgment and advisors in entering into the Loan without relying in any manner on any statements, representations or recommendations of Lender or any parent, subsidiary or Affiliate of Lender. Lender shall not be subject to any limitation whatsoever in the exercise of any rights or remedies available to it under any of the Loan Documents or any other agreements or instruments which govern the Loan by virtue of the ownership by it or any parent, subsidiary or Affiliate of Lender of any equity interest any of them may acquire in Borrower, and Borrower hereby irrevocably waives the right to raise any defense or take any action on the basis of the foregoing with respect to Lender’s exercise of any such rights or remedies. Borrower acknowledges that Lender engages in the business of real estate financings and other real estate transactions and investments which may be viewed as adverse to or competitive with the business of Borrower or its Affiliates.

Section 19.21 Prior Agreements. This Agreement and the other Loan Documents contain the entire agreement of the parties hereto and thereto in respect of the transactions contemplated hereby and thereby, and all prior agreements among or between such parties, whether oral or written, are superseded by the terms of this Agreement and the other Loan Documents and unless specifically set forth in a writing contemporaneous herewith the terms, conditions and provisions of any and all such prior agreements do not survive execution of this Agreement.

Section 19.22 Counterparts. This Agreement may be executed in multiple counterparts, each of which shall constitute an original, but all of which shall constitute one document.

Section 19.23 Notice of Certain Occurrences. In addition to all other notices required to be given by Borrower hereunder, Borrower shall give notice to Lender promptly upon the occurrence of (a) any Default of which Borrower is aware; (b) any litigation or proceeding affecting Borrower or the Property or any part thereof in which the amount involved is $1,000,000 (in the aggregate) or more and not covered by insurance or in which injunctive or similar relief is sought and likely to be obtained; and (c) a material adverse change in the business, operations, property or financial condition of Borrower or the Property.

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IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed by their duly authorized representatives, all as of the day and year first above written.

BORROWER:

GLOBAL MARSH PROPERTY OWNER, L.P., a Texas limited liability partnership

By:	Global Marsh General Partner, LLC, a Delaware limited liability company, its general partner

	By:	Global Marsh Member, LLC, a Delaware limited liability company, its member

		By:	Global Innovation Partners, LLC, a Delaware limited liability company, its member

			By:	Global Innovation Manager, LLC, a Delaware limited liability company, its manager

				By:	/s/ MICHAEL F. FOUST
				Name:	Michael F. Foust
				Title:	Authorized Signatory

[Lender’s signature follow this page]

LENDER:

GERMAN AMERICAN CAPITAL CORPORATION, a Maryland corporation

By:	/s/ DONALD S. BELANGER
Name:	Donald S. Belanger
Title:	Vice President

By:	/s/ TODD SAMMANN
Name:	Todd Sammann
Title:	Vice President

Lender’s Signature Page

STATE OF CALIFORNIA	)
	)	ss.
COUNTY OF SAN FRANCISCO	)

On this 12th day of August, 2003, before me, the undersigned, a Notary Public in and for said state, personally appeared Michael F. Foust, personally known to me or proved to me on the basis of satisfactory evidence to be the person whose name is subscribed to the within instrument and acknowledged to me that he executed the same in his capacity, and that by his signature on the instrument, the person, or the entity upon behalf of which the person acted, executed the instrument.

IN WITNESS WHEREOF, I hereunto set my hand and official seal.

/s/ MARY M. HAMILTON
Notary Public
NOTARIAL SEAL	My Commission Expires: March 10, 2004